Exhibit 10.1

Execution Version

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of July 30, 2021 by and among Addus HealthCare, Inc., an Illinois corporation (the “Borrower”), Addus HomeCare Corporation, a Delaware corporation (“Holdings”), the other Persons party hereto that are designated as a “Credit Party” on the signature pages hereof, Capital One, National Association, as Agent (the “Agent”) and as a Lender, and the other Lenders signatory hereto.

W I T N E S S E T H:

WHEREAS, Borrower, Holdings, the other Credit Parties, Agent and the other Lenders from time to time party thereto are parties to that certain Amended and Restated Credit Agreement dated as of October 31, 2018, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of September 12, 2019 (as amended, restated, supplemented or modified from time to time, the “Existing Credit Agreement”; unless otherwise defined herein, capitalized terms used herein that are not otherwise defined herein shall have the respective meanings assigned to such terms in the Existing Credit Agreement as amended hereby (the “Credit Agreement”));

WHEREAS, Borrower has requested that Agent and the Lenders (a) refinance the existing indebtedness under the Existing Credit Agreement, which refinancing will include the joinder of Lenders that were not Lenders prior to the Second Amendment Effective Date (each, a “New Lender”) and (b) incur additional revolving commitments such that the aggregate amount of Revolving Loan Commitments equals $600,000,000, in each case on the terms set forth in this Amendment; and

WHEREAS, the Credit Parties have further requested that the Agent and Lenders amend certain provisions of the Existing Credit Agreement, and, subject to the satisfaction of the conditions set forth herein, Agent and the Lenders signatory hereto are willing to do so, on the terms set forth herein; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

A. INCREASED REVOLVING LOAN COMMITMENTS; REALLOCATION OF LOANS.

In order to facilitate this Amendment, the parties hereto acknowledge and agree that, effective as of the Second Amendment Effective Date and subject to the terms and conditions set forth herein:

1.

The entire principal balance of the Initial Term Loans outstanding immediately prior to the effectiveness of this Amendment shall be deemed to have been made by the Lenders as Revolving Loans (collectively, “Reallocated Term Loans”). The Reallocated Term Loans shall be Revolving Loans for all purposes of the Loan Documents, having terms and provisions identical to those applicable to the Revolving Loans. After giving effect to the reallocation of the Reallocated Term Loans, the aggregate outstanding principal balance of the Initial Term Loans will be $0 and no further Initial Term Loans may be borrowed.

2.

The Revolving Loan Commitments shall be increased by $300,000,000 to an aggregate amount of $600,000,000 and allocated among the Lenders, including the New Lenders, as set forth on Schedule 2.1 to the Credit Agreement.

3.	In connection with the foregoing, each of the Credit Parties and the Lenders hereto acknowledges and agrees that:

(a) upon the effectiveness of this Amendment, the Commitments under the Credit Agreement shall be as set forth on Schedule 2.1 of the Credit Agreement;

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(b) (i) any portion of Revolving Loans and other amounts outstanding under the Existing Credit Agreement immediately prior to the effectiveness of this Amendment (including the reallocation of the Reallocated Term Loans) shall be reallocated in accordance with such Commitments, (ii) the requisite assignments shall be deemed to be made at par and made with all applicable representations, warranties and covenants as if evidenced by an Assignment Agreement, and (iii) the Lenders shall make full cash settlement with each other either directly or through the Agent as the Agent may direct or approve, with respect to all assignments, reallocations and other changes necessary for each Lender’s Commitment Percentage of the outstanding Revolving Loans and Revolving Loan Commitments to be as set forth on in Schedule 2.1 of the Credit Agreement, and

(c) notwithstanding anything to the contrary in the Existing Credit Agreement prior to the effectiveness of this Amendment, no other consents, documents, or instruments, including any separate Assignment Agreements, shall be required to be executed in connection with the assignments made pursuant to this Section A.

4.

For the avoidance of doubt, all Revolving Loans made pursuant to the Revolving Loan Commitments, as increased hereby, shall have terms and provisions identical to those applicable to the Revolving Loans made immediately prior to the Second Amendment Effective Date, in each case subject to the amendments to the Existing Credit Agreement effected by this Amendment.

B. AMENDMENTS TO EXISTING LOAN DOCUMENTS AGREEMENT.

From and after the date on which all of the conditions precedent set forth in Section C hereof have been satisfied, and in reliance on the representations and warranties made herein, effective as of the date hereof:

1.

the Existing Credit Agreement (including all schedules, exhibits and annexes thereto) is amended pursuant to this Amendment to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Credit Agreement attached as Annex A to this Amendment; and

2.

the Guaranty and Security Agreement (including all schedules, exhibits and annexes thereto) is amended pursuant to this Amendment to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Credit Agreement attached as Annex B to this Amendment.

C. CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

1.

the execution and delivery of (a) this Amendment by each Credit Party, the Agent and Lenders (including each New Lender), (b) the Second Amendment Date Fee Letter by the Agent and the Borrower, (c) Revolving Notes by the Borrower in favor of each Lender requesting such a promissory note, and (d) an Omnibus Reaffirmation Agreement, executed by each Credit Party.

2.

Agent shall have received such certificates of good standing or status (to the extent that such concepts exist) from the applicable secretary of state (or equivalent authority) of the jurisdiction of organization of each Credit Party (in each case, to the extent applicable), certificates of customary resolutions or other customary action, customary certificates of Responsible Officers of each Credit Party and incumbency certificates of each Credit Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Credit Party is a party or is to be a party on the Second Amendment Effective Date;

2

3.

All fees due and payable pursuant to the Second Amendment Date Fee Letter and all expenses (including without limitation, legal fees and expenses) and other transaction costs incurred in connection with this Amendment required to be paid to the Agent and the Lenders pursuant to the terms of the Credit Agreement shall have been paid;

4.

The Agent shall have received a customary opinion from each of (a) Bass Berry & Sims PLC, primary counsel to the Credit Parties, (b) Hodgson Russ LLP, New York counsel to the Credit Parties, (c) Hinshaw & Culbertson LLP, Illinois counsel to the Credit Parties, (d) Crowley Fleck, Montana counsel to the Credit Parties and (e) Montgomery & Andrews, P.A., New Mexico counsel to the Credit Parties.

5.

(i) No Default or Event of Default has occurred and is continuing or could reasonably be expected to result after giving effect to the Loans made on the Second Amendment Effective Date and (ii) each representation or warranty made by a Credit Party as of the Second Amendment Effective Date contained herein or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained herein or therein).

6.

After giving effect to the funding and disbursement of the Loans made on the date hereof and the other Indebtedness contemplated herein, and the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties, taken as a whole, are Solvent;

7.

There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in writing or before any Governmental Authority that challenges the credit facilities hereunder, and there shall not exist any order, injunction or decree of any Governmental Authority restraining or prohibiting the funding of the Loans hereunder or the transactions contemplated hereby;

8.	Since December 31, 2020, there shall not have occurred any Material Adverse Effect;

9.	At least five days prior to the Second Amendment Effective Date, Borrower shall deliver a Beneficial Ownership Certification to Agent; and

10.	Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to the satisfaction of each of the conditions set forth in paragraphs 5 through 8 of this Section C.

D. REPRESENTATIONS AND WARRANTIES.

Each Credit Party hereby represents and warrants to Agent and each Lender that:

1.

The execution, delivery and performance by the Credit Parties of this Amendment and by each Credit Party of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not (a) contravene the terms of any of that Person’s Organization Documents; (b) conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Liens in favor of Agent created under the Loan Documents) under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject, (c) affect any Credit Party’s or any Restricted Subsidiary of a Credit Party’s right to receive, or reduce the amount of, payments and reimbursements from Third Party Payors, or materially adversely affect any Regulatory Permit; or (d) violate any material Requirement of Law in any material respect;

2.	such Credit Party has the power and authority to execute, deliver and perform its obligations under this Amendment and the Credit Agreement;

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3.

this Amendment constitutes the legal, valid and binding obligations of each such Person which is a party hereto enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability;

4.

after giving effect to this Amendment and the transactions contemplated hereby, each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date); and

5.	no Default or Event of Default exists or would result from the transactions contemplated by this Amendment.

E. NEW LENDERS

Each New Lender acknowledges and agrees that upon its execution of this Amendment that, in each case from and after the effectiveness of this Amendment, each shall become a “Lender” under, and for all purposes of, the Credit Agreement (as amended hereby) and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder, and further:

1.

represents and warrants that (a) it has full power and authority, and has taken all actions necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby, (b) except for obtaining the consents, if any, required under the Credit Agreement, it meets all the requirements and is otherwise a Person eligible to be (and not disqualified from being) an assignee under Section 10.9 of the Credit Agreement, (c) it is sophisticated with respect to decisions to acquire the Revolving Loans and Revolving Loan Commitments assigned to it hereunder and either New Lender or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (d) the Person signing, executing and delivering this Amendment on behalf of the New Lender is an authorized signer for the New Lender and is authorized to execute, sign and deliver this Amendment, (e) the representations and warranties required to be made by it under the Credit Agreement are true, correct and complete and (f) it is not a Disqualified Institution;

2.

irrevocably appoints and authorizes Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto;

3.	agrees that it shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender;

4.

confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon Agent, any L/C Issuer, any Lender or any other Indemnitee and based on such documents and information as it shall deem appropriate at the time;

5.

acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Credit Parties and their Affiliates and their Stock and agrees to use such information in accordance with Section 10.10 of the Credit Agreement;

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6.

specifies as its applicable Lending Offices (and addresses for notices) the offices at the addresses specified to Agent prior to the date hereof and that it has delivered to Agent an assignment fee to the extent required to be paid under Section 10.9 of the Credit Agreement and all documentation required to be delivered by it pursuant to Section 11.1 of the Credit Agreement, duly completed and executed by such New Lender; and

7.	agrees to execute and deliver to Agent any document or instrument reasonably requested by Agent to effect any of the foregoing.

F. ADDITIONAL AGREEMENTS

1.

Return or Cancellation of Initial Term Loan Notes. Each Lender agrees to return to Borrower any promissory note issued to such Lender to evidence its Initial Term Loan made under the Existing Credit Agreement.

2.

No Modification. Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties. Except as expressly stated herein, the Agent and Lenders reserve all rights, privileges and remedies under the Loan Documents. Except as amended or consented to hereby, the Credit Agreement and other Loan Documents remain unmodified and in full force and effect. All references in the Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby. This Amendment shall constitute a Loan Document.

3.

Costs and Expenses; Indemnity. Sections 10.5 and 10.6 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if such Sections were set forth in full herein. Borrower agrees to pay on demand all reasonable and documented costs and out-of-pocket expenses of Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for Agent with respect thereto.

4.

Counterparts. This Amendment may be may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Amendment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

5.

Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 10.9 of the Credit Agreement, and provided further that no Borrower may assign or transfer any of its rights or obligations under this Amendment or the Credit Agreement without the prior written consent of Agent and each Lender.

6.

Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Amendment, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

7.

Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder. The parties hereto acknowledge that this Amendment may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Amendment.

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8.	Captions. The captions and headings of this Amendment are for convenience of reference only and shall not affect the interpretation of this Amendment.

9.

Successor and Assigns. The provisions of this Amendment and the Credit Agreement (as amended hereby) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Credit Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

10.

Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date set forth above.

BORROWER:

ADDUS HEALTHCARE, INC.

By:	/s/ Brian Poff
Name:	Brian Poff
Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer

Signature Page to Second Amendment

OTHER CREDIT PARTIES:

ADDUS HOMECARE CORPORATION

By:	/s/ Brian Poff
Name:	Brian Poff
Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer

ADDUS HEALTHCARE (DELAWARE), INC.
ADDUS HEALTHCARE (IDAHO), INC.
ADDUS HEALTHCARE (NEVADA), INC.
ADDUS HEALTHCARE (SOUTH CAROLINA), INC.
PRIORITY HOME HEALTH CARE, INC.
SOUTH SHORE HOME HEALTH SERVICE INC.
OPTIONS SERVICES, INC.
ADDUS NURSE CARE INC.
PRAC HOLDINGS, INC.
CURA PARTNERS, LLC
AMBERCARE CORPORATION
AMBERCARE HOME HEALTH CARE CORPORATION
AMBERCARE HOSPICE, INC.
ALLIANCE HOME HEALTH CARE, LLC
QUEEN CITY HOSPICE, LLC
MIRACLE CITY HOSPICE, LLC
COUNTY HOMEMAKERS INCORPORATED
A PLUS HEALTHCARE, INC. (AUGUST 2020)
NEW CAPITAL PARTNERS II – HS, INC.
HOSPICE PARTNERS OF AMERICA, LLC
HPA MANAGEMENT COMPANY, LLC
HOSPICE PARTNERS OF AMERICA HOLDING, LLC
HPA MEDICAL MANAGEMENT, LLC
HPA IDAHO, LLC
HOSPICE PARTNERS OF TEXAS, LLC
H&PC OF AMERICA, LLC
TR&B LLC
ALAMO AREA HOME HOSPICE, LP
SERENITY PALLIATIVE CARE AND HOSPICE, LLC

By:	/s/ Brian Poff
Name:	Brian Poff
Title:	Secretary

Signature Page to Second Amendment

AGENT AND LENDERS:

CAPITAL ONE, NATIONAL ASSOCIATION,
as Agent, Swing Lender and as a Lender

By:	/s/ Brian Dunn
Name:	Brian Dunn
Title:	Its Duly Authorized Signatory

Signature Page to Second Amendment

Bank of the West, as a Lender

By:	/s/ Michael A. Berent
Name:	Michael A. Berent
Title:	V.P.

Signature Page to Second Amendment

BBVA USA, as a Lender

By:	/s/ Thomas W. Harazim
Name:	Thomas W. Harazim
Title:	Senior Vice President

Signature Page to Second Amendment

Bank of America, N.A., as a Lender

By:	/s/ Megan Cobb
Name:	Megan Cobb
Title:	Vice President

Signature Page to Second Amendment

CITIZENS BANK, N.A., as a Lender

By:	/s/ Doug Cornett
Name:	Doug Cornett
Title:	Managing Director – Healthcare

Signature Page to Second Amendment

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Nathaniel E. (Ned) Sher
Name:	Nathaniel E. (Ned) Sher
Title:	Managing Director

Signature Page to Second Amendment

Hancock Whitney Bank, as a Lender

By:	/s/ Michael Woodnorth
Name:	Michael Woodnorth
Title:	Vice President – Healthcare Banking

Signature Page to Second Amendment

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Joseph A. Miller
Name:	Joseph A. Miller
Title:	Managing Director

Signature Page to Second Amendment

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Erik Barragan
Name:	Erik Barragan
Title:	Authorized Officer

Signature Page to Second Amendment

Wells Fargo Bank, National Association, as a Lender

By:	/s/ Brandon Moss
Name:	Brandon Moss
Title:	Assistant Vice President

Signature Page to Second Amendment

Woodforest National Bank, as a Lender

By:	/s/ Robert Swift
Name:	Robert Swift
Title:	Vice President

Signature Page to Second Amendment

Annex A

Amended Credit Agreement

[Attached]

Conformed for Second Amendment

$~~269,~~600,000,000 CREDIT FACILITY

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 31, 2018

by and among

ADDUS HEALTHCARE, INC.,

as the Borrower,

THE OTHER PERSONS PARTY HERETO

DESIGNATED FROM TIME TO TIME AS CREDIT PARTIES,

CAPITAL ONE, NATIONAL ASSOCIATION

for itself, as a Lender and Swing Lender and as Agent for all Lenders,

B~~BV~~ANK ~~COMPASS~~OF AMERICA, N.A., BANK OF THE WEST, BBVA USA, CITIZENS BANK,

FIFTH THIRD BANK, NATIONAL ASSOCIATION and JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agents,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

CAPITAL ONE, NATIONAL ASSOCIATION, B~~BV~~ANK ~~COMPASS~~OF AMERICA, N.A., BANK OF THE WEST, BBVA USA, CITIZENS BANK, FIFTH THIRD BANK, NATIONAL ASSOCIATION and JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers

and

CAPITAL ONE, NATIONAL ASSOCIATION,

as Sole Bookrunner

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Defined Terms	1
1.2	Other Interpretive Provisions	37
1.3	Accounting Terms and Principles	38
1.4	Payments	38
1.5	Limited Condition Acquisitions	39

ARTICLE II THE CREDITS		39

2.1	Amounts and Terms of Commitments	39
2.2	Evidence of Loans; Notes~~.~~	47
2.3	Interest	48
2.4	Loan Accounts; Register	48
2.5	Procedure for Borrowing	49
2.6	Conversion and Continuation Elections	5~~9~~0
2.7	Optional Prepayments and Reductions in Revolving Loan Commitments	50
2.8	Mandatory ~~Prepayments of Loans and~~ Commitment Reductions	~~50~~51
2.9	Fees	5~~1~~3
2.10	Payments by the Borrower	5~~3~~4
2.11	Payments by the Lenders to Agent; Settlement	5~~4~~5

ARTICLE III CONDITIONS PRECEDENT		60

3.1	Conditions to Effectiveness	60
3.2	Conditions to Certain Revolving Commitment Borrowings	6~~9~~1
~~3.3~~	~~Conditions to Term Loan Borrowings~~	~~62~~

ARTICLE IV REPRESENTATIONS AND WARRANTIES		~~60~~63

4.1	Corporate Existence and Power	~~60~~63
4.2	Corporate Authorization; No Contravention	~~61~~63
4.3	Governmental Authorization	~~61~~63
4.4	Binding Effect	~~61~~64
4.5	Litigation	~~61~~64
4.6	No Default	6~~2~~4
4.7	ERISA Compliance	6~~2~~4
4.8	Use of Proceeds; Margin Regulations	6~~2~~5
4.9	Ownership of Property; Liens	6~~2~~5
4.10	Taxes	6~~2~~5
4.11	Financial Condition	6~~3~~5
4.12	Environmental Matters	6~~3~~6
4.13	Regulated Entities	6~~4~~6
4.14	Solvency	6~~4~~6
4.15	Labor Relations	6~~4~~7
4.16	Intellectual Property	6~~4~~7
4.17	Brokers’ Fees; Transaction Fees	6~~4~~7
4.18	Ventures, Subsidiaries and Affiliates; Outstanding Stock	6~~4~~7
4.19	Jurisdiction of Organization; Chief Executive Office	6~~5~~7

i

4.20	~~Deposit Accounts and Other Accounts~~ Reserved	6~~5~~7
4.21	Full Disclosure; Beneficial Ownership	6~~5~~8
4.22	Regulatory Matters	6~~5~~8
4.23	Foreign Assets Control Regulations; Anti-Money Laundering; Anti-Corruption Practices	7~~7~~0
4.24	Subordinated Debt	7~~8~~1

ARTICLE V AFFIRMATIVE COVENANTS		7~~8~~1

5.1	Financial Statements	7~~8~~1
5.2	Certificates; Other Information	7~~9~~1
5.3	Notices	~~70~~72
5.4	Preservation of Corporate Existence, Etc.	7~~2~~4
5.5	Maintenance of Property	7~~2~~5
5.6	Insurance	7~~2~~5
5.7	Payment of Tax and Certain Secured Obligations	7~~2~~5
5.8	Compliance with Laws	7~~3~~5
5.9	Inspection of Property and Books and Records	7~~3~~6
5.10	Use of Proceeds	7~~3~~6
5.11	Cash Management Systems	7~~4~~6
5.12	~~Landlord Agreements~~ Reserved	7~~4~~7
5.13	Further Assurances	7~~4~~7
5.14	Environmental Matters	7~~6~~9
5.15	Regulatory Matters	7~~6~~9
5.16	Unrestricted Subsidiaries	8~~7~~9

ARTICLE VI NEGATIVE COVENANTS		8~~7~~0

6.1	Limitation on Liens	8~~8~~0
6.2	Disposition of Assets	8~~9~~2
6.3	Consolidations and Mergers	83~~0~~
6.4	Loans and Investments	84~~1~~
6.5	Limitation on Indebtedness	8~~2~~5
6.6	Transactions with Affiliates	8~~3~~6
6.7	Compliance with ERISA	8~~4~~7
6.8	Restricted Payments	8~~4~~7
6.9	Change in Business	8~~5~~7
6.10	Change in Structure	8~~5~~8
6.11	Changes in Accounting, Name and Jurisdiction of Organization	8~~5~~8
6.12	Limitation on Payments of Certain Indebtedness	8~~5~~8
6.13	Amendments to Certain Indebtedness	8~~6~~8
6.14	No Negative Pledges	8~~6~~8
6.15	OFAC; USA Patriot Act; Anti-Corruption Laws	8~~6~~9
6.16	Sale-Leasebacks	8~~6~~9
6.17	Capital Expenditures	8~~7~~9

ARTICLE VII FINANCIAL COVENANTS		8~~7~~9

7.1	Total Net Leverage Ratio	8~~7~~9

7.2	Interest Coverage Ratio	9~~7~~0

ARTICLE VIII EVENTS OF DEFAULT		9~~7~~0

8.1	Event of Default	9~~7~~0
8.2	Remedies	9~~9~~2
8.3	Rights Not Exclusive	9~~9~~2
8.4	Cash Collateral for Letters of Credit	~~90~~92

ARTICLE IX AGENT		~~90~~92

9.1	Appointment and Duties	~~90~~92
9.2	Binding Effect	~~91~~93
9.3	Use of Discretion	93~~1~~
9.4	Delegation of Rights and Duties	94~~2~~
9.5	Reliance and Liability	94~~2~~
9.6	Agent Individually	9~~3~~5
9.7	Lender Credit Decision	9~~3~~6
9.8	Expenses; Indemnities; Withholding	9~~3~~6
9.9	Resignation of Agent or L/C Issuer	9~~4~~7
9.10	Release of Collateral or Guarantors	9~~5~~7
9.11	Additional Secured Parties	9~~5~~8
9.12	Additional Titles	9~~6~~8
9.13	Credit Bid	9~~6~~8
9.14	Certain ERISA Matters	100

ARTICLE X MISCELLANEOUS		1~~7~~01

10.1	Amendments and Waivers	1~~7~~01
10.2	Notices	10~~2~~6
10.3	Electronic Transmissions	10~~3~~7
10.4	No Waiver; Cumulative Remedies	10~~4~~7
10.5	Costs and Expenses	10~~4~~7
10.6	Indemnity	10~~5~~8
10.7	Marshaling; Payments Set Aside	10~~6~~9
10.8	Successors and Assigns	10~~6~~9
10.9	Binding Effect; Assignments and Participations	10~~6~~9
10.10	Non-Public Information; Confidentiality	1~~11~~14
10.11	Set-off; Sharing of Payments	11~~3~~6
10.12	Counterparts; Facsimile Signature	11~~3~~7
10.13	Severability; Captions; Independence of Provisions	11~~3~~7
10.14	Interpretation	11~~4~~7
10.15	No Third Parties Benefited	11~~4~~7
10.16	Governing Law and Jurisdiction	11~~4~~7
10.17	Waiver of Jury Trial	11~~5~~8
10.18	Entire Agreement; Release; Survival	11~~5~~8
10.19	USA Patriot Act	11~~5~~9
10.20	Replacement of Lender	11~~6~~9
10.21	Joint and Several	12~~6~~0
10.22	Creditor-Debtor Relationship; No Advisory or Fiduciary Responsibility	12~~7~~0
10.23	Keepwell	12~~7~~0
10.24	Secured Swap Providers and Secured Cash Management Banks	12~~7~~1
10.25	Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	12~~7~~1

10.26	Amendment and Restatement	12~~8~~1
10.27	Acknowledgement Regarding any Supported QFCs	12~~8~~2

ARTICLE XI TAXES, YIELD PROTECTION AND ILLEGALITY		12~~9~~3

11.1	Taxes	12~~9~~3
11.2	Illegality	12~~2~~5
11.3	Increased Costs and Reduction of Return	12~~2~~6
11.4	Funding Losses	12~~3~~7
11.5	Inability to Determine Rates; ~~Alternative Interest Rate Election Event~~	12~~4~~7
11.6	Reserves on LIBOR Rate Loans	12~~5~~8
11.7	Certificates of Lenders	12~~5~~8
11.8	Secured Cash Management Agreements	12~~5~~9
11.9	Benchmark Replacement	129

SCHEDULES

Schedule 1.1	Existing Letters of Credit
Schedule 2.1	Initial Commitments
Schedule 4.5	Litigation
Schedule 4.7	ERISA
Schedule 4.8	Margin Stock
Schedule 4.9	Real Estate
Schedule 4.12	Environmental
Schedule 4.15	Labor Relations
Schedule 4.17	Brokers’ and Transaction Fees
Schedule 4.18	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 4.19	Jurisdiction of Organization; Chief Executive Office
~~Schedule 4.20~~	~~Deposit Accounts and Other Accounts~~
Schedule 4.22	Regulatory Matters
Schedule 6.1	Liens
Schedule 6.4	Investments
Schedule 6.5	Indebtedness

EXHIBITS

Exhibit 1.1(a)	Form of Assignment

Exhibit 1.1(b)	Form of Notice of Borrowing

Exhibit 1.1(c)	Form of Note

Exhibit 2.1(c)	Form of L/C Request

Exhibit 2.1(d)	Form of Swing Loan Request

Exhibit 2.6	Form of Notice of Conversion/Continuation

Exhibit 3.1	Closing Checklist

Exhibit 5.2(a)	Form of Compliance Certificate

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of October 31, 2018, by and among Addus HealthCare, Inc., an Illinois corporation (the “Borrower”), Addus HomeCare Corporation, a Delaware corporation (“Holdings”), certain subsidiaries of the Borrower that are designated as a “Credit Party”, Capital One, National Association, a national banking association (in its individual capacity, “Capital One”) as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender (including as Swing Lender) and such Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower, Holdings, certain of the Lenders and Capital One, as administrative agent, are parties to that certain Credit Agreement, dated as of May 8, 2017 (as amended prior to the Effective Date, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated in the manner set forth below, and in connection therewith the Lenders have agreed to make available to the Borrower a revolving credit facility (including a letter of credit subfacility) and a multi-draw term loan facility upon and subject to the terms and conditions set forth in this Agreement, the proceeds of which will be used in accordance with Section 5.10; and

WHEREAS, the Credit Parties desire to secure all of the Obligations by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of their Property, including the Stock of all Credit Parties (other than Holdings).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. The following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Acquisition Consideration” means the total consideration paid or payable (including all transaction costs, Indebtedness incurred, assumed and/or reflected on a consolidated balance sheet of Holdings and its Subsidiaries after giving effect to such Acquisition) and the maximum amount of all deferred payments, including Contingent Acquisition Consideration.

“Affected Financial Institution” means an EEA Financial Institution or a UK Financial Institution.

“Affected Lender” has the meaning set forth in Section 10.20.

“Affected SPV/Participant” has the meaning set forth in Section 10.20.

“Affiliate” means, as to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. ~~Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the Stock (directly or indirectly) of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of such Person.~~ Notwithstanding the foregoing, neither Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

“Agent” means Capital One, National Association in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“Aggregate Excess Funding Amount” has the meaning set forth in Section 2.11(e)(iv).

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall be in the amount of $~~3~~600,000,000 as of the ~~First~~Second Amendment Effective Date, as such amount may be adjusted from time to time pursuant to this Agreement.

“Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Lenders, which shall initially be in the amount of $~~19,600,000~~0 , as such amount may be adjusted from time to time pursuant to this Agreement.

“Agreement” as defined in the preamble hereto.

~~“Alternative Interest Rate Election Event” has the meaning set forth in Section 11.5(b).~~

“Anti-Corruption Laws” has the meaning set forth in Section 4.23(c).

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.23(b).

“Applicable Margin” means:

(a)for the period commencing on the Second Amendment Effective Date through the first day of the month immediately following the month during which financial statements for the Fiscal ~~Year~~Quarter ending ~~D~~Se~~c~~pt ember 3~~1~~0, 2021~~8~~ are delivered pursuant to Section 5.1 (the “First Grid Calculation Date”): (i) if a Base Rate Loan, one percent (1.00%) per annum, (ii) if a LIBOR Rate Loan, two percent (2.00%) per annum and (iii) with respect to the Unused Revolving Commitment Fee, one quarter of one percent (0.25%) per annum.

(b)thereafter, the Applicable Margin shall equal the applicable LIBOR Margin or Base Rate Margin in effect from time to time determined as set forth below based upon the applicable Senior Net Leverage Ratio then in effect pursuant to the appropriate column under the table below:

Senior Net Leverage Ratio	LIBOR Margin	Base Rate Margin	Unused Revolving Commitment Fee Percentage
Greater than or equal to 3.00:1.00:	2.50%	1.50%	0.35%
Greater than or equal to 2.00:1.00 and less than 3.00:1.00:	2.25%	1.25%	0.30%
Greater than or equal to 1.00:1.00 and less than 2.00:1.00:	2.00%	1.00%	0.25%
Less than 1.00:1.00:	1.75%	0.75%	0.20%

The Applicable Margin shall be adjusted from time to time on the Business Day immediately following the First Grid Calculation Date and thereafter upon delivery to Agent of the financial statements for the last fiscal month of each Fiscal Quarter required to be delivered pursuant to Section 5.1 hereof accompanied by a Compliance Certificate with a written calculation of the Senior Net Leverage Ratio. If such calculation indicates that the Applicable Margin shall increase or decrease, then on the first day of the calendar month following the date of delivery of such financial statements and a Compliance Certificate with such written calculation, the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if (x) an Event of Default shall have occurred~~, then,~~ pursuant to Section 8.1(f) or Section 8.1(g) or (y) at Agent’s election (acting at the direction of the Required Lenders)~~,~~ an Event of Default shall have occurred pursuant to Section 8.1(a) or Section 8.1(c) from a breach of Section 5.1 hereof, then effective as of the date on which such Event of Default occurs and continuing through the date as of which such Event of Default is waived, if any, the Applicable Margin shall equal the highest Applicable Margin specified in the pricing table set forth above. Notwithstanding anything herein to the contrary, (i) Swing Loans may not be LIBOR Rate Loans and (ii) Incremental Term Loans shall have the Applicable Margin set forth in the applicable Incremental Joinder Agreement.

In the event that any financial statement or Compliance Certificate delivered pursuant to Sections 5.1 or 5.2 is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Borrower shall immediately deliver to Agent a corrected financial statement and a corrected Compliance Certificate for that period (the “Corrected Financials Date”), (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for that period, and (iii) the Borrower shall immediately pay to Agent (for the account of the Lenders that hold the Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 2.3(c) and Article VIII hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Loans.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, in accordance with the terms herein substantially in the form of Exhibit 1.1(a) or any other form approved by Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of (a) one external counsel, (b) to the extent necessary, one local counsel in each relevant jurisdiction, (c) regulatory counsel if reasonably required and (d) solely in the event of a conflict of interest, one additional counsel (and, if necessary, one local counsel in each relevant jurisdiction and one regulatory counsel) to each group (which may be a single Person) of similarly situated affected Persons.

“Available Tenor” has the meaning set forth in Section 11.9.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” means~~,~~ (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate ~~last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate~~of interest from time to time announced by the Agent at its principal office as its prime commercial lender rate or, if unavailable, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of one half of one percent (0.50%) per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day (but for the avoidance of doubt, not less than zero percent (0.00%) per annum), plus (y) 1.00%. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or LIBOR for an Interest Period of one month, as applicable.

“Base Rate Margin” has the meaning assigned to such term in the definition of Applicable Margin.

“Benchmark” has the meaning set forth in Section 11.9.

“Benchmark Replacement” has the meaning set forth in Section 11.9.

“Benchmark Replacement Conforming Changes” has the meaning set forth in Section 11.9.

“Benchmark Transition Event” has the meaning set forth in Section 11.9.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party or any Subsidiary of a Credit Party incurs or otherwise has any Liabilities.

“Benefit Plan Investor” means (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise of purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning set forth in Section 10.27(b).

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Materials” has the meaning set forth in Section 10.10(a)(i).

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower on the same day by the Lenders pursuant to Article II.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of LIBOR or any LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy or liquidity of any Lender or of any corporation controlling a Lender.

“Capital Expenditure Limitation” has the meaning set forth in Section 6.17.

“Capital Expenditures” means, for any period, all expenditures for such period that should be capitalized under GAAP, excluding (to the extent otherwise included), any such expenditures financed with (1) Net Proceeds from Dispositions, (2) cash proceeds from Stock issuances or capital contributions, (3) Net Proceeds from any Event of Loss to the extent such proceeds are actually applied to replace, repair or reconstruct the damaged Property or Property affected by the condemnation or taking in connection with such Event of Loss, or (4) cash proceeds of indemnity payments or third party reimbursements received by the Borrower or any of its Restricted Subsidiaries; Capital Expenditures shall also exclude that portion of the purchase price of a Target in a Permitted Acquisition or other Acquisition permitted hereunder that constitutes a capital expenditure under GAAP.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capital One” has the meaning set forth in the preamble hereto.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (e) shares of any United States money market fund that (i)

has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States and (f) other short term liquid investments approved by Agent in writing; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Cash Management Agreement” means any agreement to provide one or more of the following types of services or facilities: (a) Automated Clearing House (ACH) transactions, (b) cash management services, including controlled disbursement services, treasury, depository, overdraft, credit or debit card, stored value card, electronic funds transfer services, and (c) foreign exchange facilities or other cash management arrangements in the Ordinary Course of Business. For the avoidance of doubt, Cash Management Agreements do not include Rate Contracts.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veterans Affairs, and all laws, rules, regulations, manuals, orders, or requirements pertaining to such program.

“Change of Control” means (a) the acquisition, directly or indirectly, by any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than any one or more funds created and controlled by, or under common control with, Eos Partners, L.P.) of beneficial ownership of more than 35% of the aggregate outstanding voting or economic power of the Stock of Holdings, (b) Holdings shall at any time cease to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Stock of the Borrower, or (c) except pursuant to a transaction permitted by this Agreement, the Borrower shall at any time cease to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Stock of any of its Restricted Subsidiaries.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have a Loan or Commitment with respect to a particular “class” (as described in clauses (b) or (c) of this definition) of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Loan Commitments, Incremental Revolving Loan Commitments, Extended Revolving Loan Commitments, Term Loan Commitments, Incremental Term Loan Commitments or Extended Term Loan Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans, Term Loans, Extended Revolving Loans, Incremental Term Loans or Extended Term Loans, in each case, under this Agreement as originally in effect or amended pursuant to Section 2.1(e), or 10.1, of which such Loans, Borrowing or Commitments shall be a part. Revolving Loan Commitments, Term Loan Commitments, Incremental Term Loan Commitments, Incremental Revolving Loan Commitments, Extended Revolving Loan Commitments and Extended Term Loan Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Notwithstanding the foregoing, Commitments (and in each case, the Loans made pursuant to such Commitments~~)~~, including any Incremental Term Loan Commitments or Incremental Revolving Loan Commitments intended to be fungible with any existing Term Loan Commitments) that have identical terms and conditions shall be construed to be in the same Class.

“Closing Date” means May 8, 2017.

“CMS” means The Centers for Medicare and Medicaid Services, which administers the Medicare and Medicaid programs under the Department of Health and Human Services, and any successor thereto.

“CMS Bulletin” has the meaning specified in Section 5.11.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, and any other Person who has granted a Lien to Agent, in or upon which a Lien is granted, purported to be granted, or now or hereafter exists in favor of any Lender or Agent for the benefit of Agent, Lenders and other Secured Parties, under any Loan Document.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, any Mortgages, and all other security agreements, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guarantying the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment” means, for each Lender, its Revolving Loan Commitment or one of its Term Loan Commitments.

“Commitment Percentage” means, (x) as to any Revolving Loan Commitment of any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment divided by the Aggregate Revolving Loan Commitment and (y) as to the Term Loans and Term Loan Commitments of any Lender, the percentage equivalent of all unfunded Term Loan Commitments and outstanding Term Loans of such Lender divided by the sum of the Aggregate Term Loan Commitment and all outstanding Term Loans; provided, further, that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Competitor” means any Person that is an operating company directly and primarily engaged in substantially similar business operations as the Borrower.

“Compliance Certificate” has the meaning set forth in Section 5.2(a).

“Compliance Program” has the meaning set forth in Section 5.15(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consolidated Adjusted EBITDA” means, for any period,

(1) Consolidated EBITDA, plus

(2) with respect to Targets which are Restricted Subsidiaries included within financial statements delivered pursuant to Sections 5.1(a) and (b) for less than twelve (12) months, Pro Forma EBITDA (which may be a negative number) allocated to each period prior to the acquisition thereof included in the trailing twelve (12) month period for which Consolidated Adjusted EBITDA is being calculated; minus

(3) with respect to any Disposition consummated within such period, Consolidated EBITDA (which may be a negative number) attributable to the Restricted Subsidiary, profit center, or other asset which is the subject of such Disposition from the beginning of such period until the date of consummation of such Disposition.

“Consolidated EBITDA” means, for any period, net income (or loss) for such period of Holdings and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, without duplication of any item described below (and the term “duplication” shall include any cash reimbursement for any loss or expense or other item for which an add-back is provided below), to the extent taken into account in the calculation of net income (or loss) for such period:

(a) less the income (or plus the loss) of any Person (other than Holdings) which is not a Restricted Subsidiary of the Borrower or any of its Restricted Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to Holdings, the Borrower or any of its Restricted Subsidiaries in cash or Cash Equivalents by such Person but only if the payment of dividends or similar distributions by that Person was not at the time subject to the consent of a third party or prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person,

(b) less the income (or plus the loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Restricted Subsidiaries or that Person’s assets are acquired by Holdings or any of its Restricted Subsidiaries,

(c) less the proceeds of any insurance (other than business interruption insurance),

(d) less gains (or plus losses) from the sale, exchange, transfer or other disposition of Property not in the Ordinary Course of Business of Holdings and its Restricted Subsidiaries, and related tax effects in accordance with GAAP,

(e) less any other extraordinary gains (or plus any other extraordinary losses) of Holdings and its Restricted Subsidiaries, and related tax effects in accordance with GAAP,

(f) less income tax refunds received, in excess of income tax liabilities,

(g) plus, without duplication, to the extent already taken into account in the calculation of net income (or loss) for such period:

(1) depreciation and amortization,

(2) Consolidated Net Interest Expense,

(3) all Taxes on or measured by income (excluding income tax refunds),

(4) all non-cash losses and non-cash reasonable and documented expenses (or minus non-cash income or gain), including non-cash adjustments resulting from the application of purchase accounting, non-cash compensation expense and other non-cash expenses arising from grants of stock appreciation rights, stock options or restricted stock, non-cash impairment of good will and other long term intangible assets, unrealized non-cash losses (or minus unrealized non-cash gains) under Rate Contracts, unrealized non-cash losses (or minus unrealized non-cash gains) in such period due solely to fluctuations in currency values, but excluding any non-cash loss or expense (a) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (b) relating to a write-down, write off or reserve with respect to accounts receivable or Inventory,

(5) fees and reasonable and documented out-of-pocket expenses incurred in connection with the negotiation, execution and delivery on the Effective Date of the Loan Documents,

(6) fees and reasonable, documented out-of-pocket expenses incurred in connection with any amendments or waivers to this Agreement or the other Loan Documents to the extent such fees and expenses have been disclosed to Agent,

(7) any fees and expenses incurred in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of Indebtedness, issuance of Stock, refinancing transaction or amendment or other modification of any debt instrument, in each case permitted hereunder (including any such transaction undertaken but not completed),

(8) extraordinary or non-recurring reasonable, documented out-of-pocket expenses including severance costs, relocation costs, integration and facilities opening costs, signing costs, retention or completion bonuses and transition costs (“Non-Recurring Expenses”), provided that the aggregate amount of all Non-Recurring Expenses, Cost Savings, Start-up Losses and Pro Forma Acquisition Adjustments added back in the calculation of Consolidated Adjusted EBITDA during any four consecutive Fiscal Quarter period shall not exceed twenty five percent (25%) of Consolidated Adjusted EBITDA (calculated before giving effect to such add-backs for Non-Recurring Expenses, Costs Savings, Start-up Losses and ~~adjustment for~~ Pro Forma Acquisition Adjustments);

(9) the amount of “run-rate” cost savings (~~the~~ “Cost Savings”) certified by a responsible officer of the Borrower in writing to be expected in good faith to be realized by the Borrower and its Restricted Subsidiaries from actions taken prior to the last day of such measurement period with respect to integrating, consolidating or discontinuing operations, headcount reductions, closure of facilities, strategic initiatives or purchasing improvements, or other expense reductions or operational efficiencies (including the entry into any contract or arrangement), which cost savings shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period, net of the amount of actual benefits realized from such actions; provided that such certificate shall include a reasonably detailed statement or schedule of such Cost Savings and shall further certify to Agent that (x) such cost savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) such actions have been taken and are ongoing, and the benefits resulting therefrom are anticipated by the Borrower to be realized within twelve (12) months of the end of such measurement period; provided further, that the aggregate amount of all Cost Savings, Non-Recurring Expenses, Start-up Losses and Pro Forma Acquisition Adjustments added back in the calculation of Consolidated EBITDA during any four consecutive Fiscal Quarter period shall not exceed twenty five percent (25%) of Consolidated Adjusted EBITDA (calculated before giving effect to such add-backs for Costs Savings, Non-Recurring Expenses, Start-up Losses and ~~adjustment for~~ Pro Forma Acquisition Adjustments);

(10) reimbursements of any expenses and charges subject to contractual indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or Disposition permitted under the Loan Documents, that (i) are actually reimbursed or otherwise paid or (ii) reasonably expected to be reimbursed so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the applicable carrier or indemnitor and only to the extent that such amount is (A) not denied by the applicable carrier or indemnitor and (B) in fact reimbursed within 365 days of the date of the incurrence of such charges or expenses (with a deduction for any amount so included to the extent not so reimbursed within such 365 days);

(11) to the extent covered by insurance proceeds (other than business interruption insurance) that have been received (or both (x) are reasonably expected in good faith to be received within 180 days of the date of the relevant insurance event and (y) the applicable insurance company has acknowledged its obligation to pay such insurance proceeds with such 180-day period), any loss arising from any casualty on condemnation events; and

(12) the aggregate non-recurring cash costs and expenses incurred in such period in the opening by the Borrower or any of its Restricted Subsidiaries of any de novo facility or line of business permitted pursuant to Section 6.9 (“Start-up Losses”) provided, that the aggregate amount of all Start-up Losses, Cost Savings, Non-Recurring Expenses and Pro Forma Acquisition Adjustments added back in the calculation of Consolidated EBITDA during any four consecutive Fiscal Quarter period shall not exceed twenty five percent (25%) of Consolidated Adjusted EBITDA (calculated before giving effect to such add-backs for such Start-up Losses, Costs Savings, Non-Recurring Expenses and Pro Forma Acquisition Adjustments).

~~(12) an amount equal to:~~

~~(x) upon the effectiveness of the Illinois Waiver Program Rate Increase expected to occur on or about September 1, 2019, the Illinois Waiver Program Rate Adjustment for each month in the applicable period ended prior to the month in which such Illinois Waiver Program Rate Increase occurs, and~~

~~(y) upon the effectiveness of the Illinois Waiver Program Rate Increase expected to occur on or about January 1, 2020, the Illinois Waiver Program Rate Adjustment for each month in the applicable period ended prior to the month in which such Illinois Waiver Program Rate Increase occurs,~~

~~in the case of each of clauses (x) and (y), as such Illinois Waiver Program Rate Adjustments are calculated by the Borrower and approved by Agent (such approval not to be unreasonably, withheld or delayed), and solely to the extent that Agent has received all supporting documentation related to the applicable Illinois Waiver Program Rate Adjustment as Agent may reasonably request.~~

“Consolidated Funded Indebtedness” means, as of any date of measurement, the principal portion of all Indebtedness of Holdings and its Restricted Subsidiaries as of the date of measurement (other than Indebtedness of the type described in clauses (c) (but including any amounts thereunder that are drawn and not reimbursed), (k), (l) and (m) of the definition of Indebtedness, and clause (j) with respect to guaranties of Indebtedness of the type described in clauses (c), (k), (l) and (m) of the definition of Indebtedness).

“Consolidated Net Interest Expense” means for Holdings and its Restricted Subsidiaries for any period:

(1) Gross interest expense (including that attributable to Capital Lease Obligations) for such period paid or required to be paid in cash (including all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments and net amounts paid or payable and/or received or receivable under permitted Rate Contracts in respect of interest rates) for Holdings and its Restricted Subsidiaries on a consolidated basis, less

(2) Interest income for such period.

“Consolidated Total Assets” means the consolidated total assets of Holdings and its Restricted Subsidiaries determined in accordance with GAAP as of the date of the financial statements most recently delivered pursuant to Section 5.1 hereunder.

“Consolidated Total Net Indebtedness” means, at any date, for Holdings and its Restricted Subsidiaries, (i) the sum of, without duplication, (A) Consolidated Funded Indebtedness as of date of measurement, plus (B) L/C Reimbursement Obligations as of date of measurement then due and payable, plus (C) Contingent Acquisition Consideration, net of (ii)(A) unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries included on the balance sheet of Holdings minus (B) $20,000,000; provided, that the amount set forth in clause (ii) above shall not be less than zero.

“Contingent Acquisition Consideration” means any earnout obligation or similar deferred or contingent obligation of the Borrower or any ~~of its Restricted Subsidiaries~~other Credit Party incurred or created in connection with a Permitted Acquisition that would appear on the balance sheet of ~~Borrower and its Restricted Subsidiaries~~the Credit Parties in accordance with GAAP.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Cost Savings” has the meaning set forth in the definition of Consolidated EBITDA.

“Covered Entity” has the meaning set forth in Section 10.27(b).

“Covered Party” has the meaning set forth in Section 10.27(a).

“Credit Parties” means Holdings, the Borrower and any Subsidiary of Borrower that (i) executes a guaranty of the Obligations and (ii) grants a Lien on all or substantially all of its assets to secure payment of the Obligations, in each case~~,~~ as of the Second Amendment Effective Date or at any time thereafter in accordance with Section 5.13.

“Daily Simple SOFR” has the meaning set forth in Section 11.9.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Default Right” has the meaning set forth in Section 10.27(b).

“Defaulting Lender” means any Lender that:

(a)has failed to (i) fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes) unless such Lender notifies Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to Agent, any L/C Issuer, any Swing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due,

(b)has given written notice (and Agent has not received a revocation in writing), to the Borrower, Agent, any Lender, or any L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), or

(c)has, or any Person that directly or indirectly controls such Lender has, (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) had a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, or (iv) become the subject of a Bail-In Action, and for this clause (c), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property and (b) the sale or transfer by the Borrower or any Restricted Subsidiary of the Borrower of any Stock issued by any Subsidiary of the Borrower.

“Disqualified Institution” means any Person designated by the Borrower, by written notice delivered to Agent on or prior to the Effective ~~d~~D ate ~~hereof~~, as (a) a disqualified institution or (b) a Competitor; provided, however, that Disqualified Institutions shall exclude any Person that the Borrower has designated as no longer being a Disqualified Institution by written notice delivered to Agent from time to time.

“Disqualified Stock” means any Stock which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred-eighty (180) days following the Latest Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the occurrence of the Facility Termination Date), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case, at any time on or prior to the date that is one hundred-eighty (180) days following the Latest Maturity Date at the time such Stock was issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is one hundred-eighty (180) days following the Latest Maturity Date.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons with the dividing Person either continuing or terminating its existence as part of the division including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law or any analogous action taken pursuant to any applicable Law with respect to any corporation, limited liability company, partnership or other entity. The word “Divide”, when capitalized shall have correlative meaning.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“DQ List” has the meaning set forth in Section 10.9(g)(ii).

“Early Opt-In Effective Date” has the meaning set forth in Section 11.9.

“Early Opt-In Election” has the meaning set forth in Section 11.9.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means October 31, 2018.

“Effective Date Fee Letter” means the Amended and Restated Fee Letter, dated as of the Effective Date, between the Borrower and Agent (as amended, modified and/or supplemented from time to time in accordance with its terms).

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health (with respect to exposure to Hazardous Materials), safety (with respect to exposure to Hazardous Materials), the environment and natural resources, and including public notification requirements relating to Hazardous Materials and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of removal and remedial actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and Attorneys’ Costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party, any Subsidiary of a Credit Party, and any Person under common control or treated as a single employer with, any Credit Party or any Subsidiary of a Credit Party, within the meaning of Section 414(b) or (c) of the Code, and solely with respect to Section 412 of the Code (and other provisions of the Code significantly related thereto (e.g., Sections 430 through 436 of the Code)), under Section 414(m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) or (c) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination, or treatment of a plan amendment as termination, under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan, or treatment of a plan amendment as termination, under Section 4041(c) of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for contributions to Title IV Plans and Multiemployer Plans in the ordinary course and PBGC premiums due but not delinquent.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Erroneous Payment” has the meaning set forth Section 2.11(d)(iii)(A).

“Eurocurrency liabilities” has the meaning set forth in Section 11.6.

“Event of Default” has the meaning set forth in Section 8.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excluded Domestic Holdco” means a Domestic Subsidiary substantially all of the assets of which consist of Stock of one or more Excluded Foreign Subsidiaries that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock to secure, any Indebtedness (other than the Loans) of a Credit Party.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of an Excluded Foreign Subsidiary or (b) an Excluded Domestic Holdco.

“Excluded Foreign Subsidiary” means a Foreign Subsidiary which is (a) a controlled foreign corporation (as defined in the Code) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock to secure, any Indebtedness (other than the Loans) of a Credit Party~~,~~ or (b) a Foreign Subsidiary owned by a Foreign Subsidiary described in clause (a).

“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Secured Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract. If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Subsidiary” means each (a) Excluded Domestic Subsidiary, (b) Excluded Foreign Subsidiary, (c) Immaterial Subsidiary ~~and~~, (d) Unrestricted Subsidiary and (e) any other Subsidiary for which the cost of providing such guarantee is excessive in relation to the benefit that would be afforded to the Lenders, as reasonably agreed by Borrower and Agent.

“Excluded Tax” means with respect to any Secured Party: (a) Taxes measured by net income (including branch profit Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (i) imposed on any Secured Party as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) United States federal withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a Secured Party under this Agreement in the capacity under which such Person makes a claim under Section 11.1(b) or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 10.20) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 11.1(b); (c) Taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 11.1(g); and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Facility” has the meaning set forth in Section 2.1(e)(iii)(B).

“Existing Letters of Credit” means the letters of credit Issued prior to the Effective Date under the Existing Credit Agreement set forth on Schedule 1.1 which shall remain outstanding hereunder after the Effective Date.

“Extended Revolving Lender” has the meaning set forth in Section 10.1(f)(ii).

“Extended Revolving Loan Commitment” has the meaning set forth in Section 10.1(f)(ii).

“Extended Revolving Loans” has the meaning set forth in Section 10.1(f)(ii).

“Extended Term Loan Commitment” has the meaning set forth in Section 10.1(f)(iii).

“Extended Term Loans” has the meaning set forth in Section 10.1(f)(iii).

“Extending Term Lender” has the meaning set forth in Section 10.1(f)(iii).

“Extension” has the meaning set forth in Section 10.1(f).

“Extension Offer” has the meaning set forth in Section 10.1(f).

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Facility Termination Date” means the date on which (a) the Revolving Loan Commitments and Term Loan Commitments have terminated, (b) all Loans, all L/C Reimbursement Obligations and all other Obligations (excluding contingent indemnification obligations and Secured Swap Obligations and Secured Cash Management Obligations, unless Agent has theretofore been notified in writing by the holder thereof that such Secured Swap Obligations or Secured Cash Management Obligations are then due and payable) have been paid and satisfied in full in cash and (c) all Letters of Credit shall have terminated or there shall have been deposited cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral, in the case of any Letter of Credit Obligation, Agent shall have received a back-up letter of credit) in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted, Secured Swap Obligations and Secured Cash Management Obligations).

“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto.

“FCA” has the meaning set forth in Section 11.9.

“FCPA” has the meaning set forth in Section 4.23(c).

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as determined by Agent in a commercially reasonable manner, but in no event less than 0.0% per annum.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means the Effective Date Fee Letter ~~or~~, the First Amendment Date Fee Letter or the Second Amendment Date Fee Letter, as applicable, and “Fee Letters” means each such Fee Letter collectively.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Covenant Increase Election” has the meaning set forth in Section 7.1.

“Final Availability Date” means the earlier of (a) one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“First Amendment” means that certain First Amendment to Amended and Restated Credit Agreement dated as of the First Amendment Effective Date, by and among the Borrower, the other Credit Parties party thereto, the Lenders signatory thereto and the Agent.

“First Amendment Date Fee Letter” means the Fee Letter, dated as of the First Amendment Effective Date, between the Borrower and Agent (as amended, modified and/or supplemented from time to time in accordance with its terms).

“First Amendment Effective Date” means September 12, 2019.

“First Grid Calculation Date” has the meaning assigned to such term in the definition of “Applicable Margin”.

“Fiscal Quarter” means any of the quarterly accounting periods of Holdings and its Restricted Subsidiaries ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Holdings and its Restricted Subsidiaries ending on December 31 of each year.

“Flood Insurance” means, for any Real Estate (including any personal property Collateral located on such Real Estate) located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to Agent, in either case, that (a) meets the requirements of FEMA and any other applicable federal agencies, (b) includes a deductible not to exceed $50,000 and (c) has a coverage amount equal to the lesser of (i) the insurable value of the buildings and any personal property Collateral located on the Real Estate as reasonably determined by Agent or (ii) the maximum policy limits set under the National Flood Insurance Program, but in no event less than the amount required under applicable Requirements of Law.

“Flood Insurance Requirements” means, with respect to any Mortgages, Agent shall have received (and delivered to each Lender): (i) evidence as to whether the applicable Real Estate is located in a Special Flood Hazard Area pursuant to a standard life-of-loan flood hazard determination form ordered and received by Agent, and (ii) if such Real Estate is located in a Special Flood Hazard Area, (A) evidence as to whether the community in which such Real Estate is located is participating in the National Flood Insurance Program, (B) the applicable Credit Party’s written acknowledgment of receipt of written notification from Agent and each Lender as to the fact that such Real Estate is located in a Special Flood Hazard Area and as to whether the community in which such Real Estate is located is participating in the National Flood Insurance Program and (C) copies of the applicable Credit Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to Agent and naming Agent as loss payee on behalf of the Secured Parties and (D) any other documentation that Agent or any Lender may reasonably request to complete its flood insurance due diligence.

“Floor ” has the meaning set forth in Section 11.9.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 5.1(a).

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners). Governmental Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws, including any Medicare or Medicaid contractors, intermediaries or carriers.

“Governmental Payor” means Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act, any other state or federal health care program and any other Governmental Authority which presently or in the future maintains a Third Party Payor Program.

“Guarantor” means any Person that has guaranteed any Obligations.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of the Closing Date, in form and substance reasonably acceptable to Agent and the Borrower, made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Health Care Laws” means all Requirements of Law relating to (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Stark Law (42 U.S.C. § 1395nn and §1395(q)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); Sections 1320a-7 and 1320a-7a and 1320a-7b of Title 42 of the United States Code; and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors; (c) patient health care; (d) quality, safety certification and accreditation standards and requirements; (e) HIPAA; (f) certificates of operations and authority; (g) laws regulating the provision of free or discounted care or services; (h) Medicare, Medicaid, CHAMPVA, TRICARE or other Third Party Payor Programs; (i) the provision of, or payment for, health care services, items or supplies; (j) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (k) the practice of medicine and other health care professions or the organization of medical or professional entities; (l) fee-splitting prohibitions; (m) requirements for maintaining federal, state and local tax-exempt status of any Credit Party or any Subsidiary of any Credit Party; (n) health planning or rate-setting laws, including laws regarding certificates of need and certificates of exemption; and (o) any and all other applicable federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, professional or ethical rules, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case as amended, modified or supplemented from time to time, and together with all successor statutes thereto and all rules and regulations promulgated from time to time thereunder.

“Holdings” has the meaning set forth in the preamble hereto.

“~~Illinois DO~~IBA ~~Agreements~~” has the meaning set forth in ~~the definition of “Illinois Waiver Program Rate Increase.”~~Section 11.9.

~~“Illinois Waiver Program Rate Adjustment” means, for any applicable month, an amount equal to (x) the applicable Illinois Waiver Program Rate Increase multiplied by (y) (i) the total number of hours of service provided under the applicable Illinois DOA Agreements in the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1 hereof, divided by (ii) three.~~

~~“Illinois Waiver Program Rate Increase” means the increase in the net rate received per hour of service provided by a Credit Party pursuant to the Medicaid Waiver Programs entered into with the Illinois Department on Aging for the State of Illinois or related Medicaid managed plans operating in the State of Illinois (such agreements, collectively, the “Illinois DOA Agreements”), in each case as measured against the net rates in effect immediately prior to such increases, and solely to the extent that the Borrower has provided written notice to Agent that such increased renumeration has been approved by all applicable Governmental Authorities (including, without limitation, CMS).~~

“Immaterial Subsidiary” means any Restricted Subsidiary of the Borrower that the Borrower designates in writing to Agent as an “Immaterial Subsidiary” in a writing delivered to Agent together with the delivery of a Compliance Certificate; provided that as of the date of the last financial statements required to be delivered pursuant to Section 5.1(a) or Section 5.1(b), the total assets (including Stock in other Subsidiaries and excluding investments that are eliminated in consolidation) attributable to all such Restricted Subsidiaries shall not be in excess of 2.5% of Consolidated Total Assets of Holdings and its Restricted Subsidiaries on a consolidated basis; provided, further that in each case, the Borrower may designate but not re-designate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the limitations and requirements set forth in this definition. If the Consolidated Total Assets of all Restricted Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” shall at any time exceed the limits set forth in the preceding sentence, then starting with the largest Restricted Subsidiary (except to the extent otherwise designated by Borrower), the number of Restricted Subsidiaries that are at such time designated as Immaterial Subsidiaries shall automatically be deemed to no longer be designated as Immaterial Subsidiaries, and shall be required to promptly comply with the provisions of Section 5.13(c) and 5.13(d) with respect to such Subsidiaries, until the threshold amounts in the preceding sentence are no longer exceeded (as reasonably determined by the Borrower), with any Immaterial Subsidiaries at such time that are below such threshold amounts still being designated as (and remaining as) Immaterial Subsidiaries.

“Increased Covenant Level” has the meaning set forth in Section 7.1.

“Incremental Effective Date” has the meaning set forth in Section 2.1(e)(i).

“Incremental Facility” has the meaning set forth in Section 2.1(e)(i).

“Incremental Facility Request” has the meaning forth set in Section 2.1(e)(i).

“Incremental Joinder Agreement” has the meaning set forth in Section 2.1(e)(iv).

“Incremental Revolving Loan” as defined in Section 2.1(e)(i).

“Incremental Revolving Loan Commitment” as defined in Section 2.1(e)(i).

“Incremental Term Loan” has the meaning set forth in Section 2.1(e)(i).

“Incremental Term Loan Commitment” has the meaning set forth in Section 2.1(e)(i).

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including Contingent Acquisition Consideration (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person (or for which such Person is liable) and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person (or for which such Person is liable); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; (j) all direct or indirect liability, contingent or otherwise, of that Person with respect to any other Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (k) all direct or indirect liability, contingent or otherwise, of that Person under any Rate Contracts; (l) all direct or indirect liability, contingent or otherwise, of that Person to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (m) all direct or indirect liability, contingent or otherwise, of that Person for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Indebtedness under the foregoing clauses (j) through (m) shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum amount so guarantied or supported.

“Indemnified Matter” has the meaning set forth in Section 10.6(a).

“Indemnified Tax” means (a) any Tax other than an Excluded Tax imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.6(a).

~~“Initial Term Loan Commitments” has the meaning set forth in Section 2.1(a).~~

~~“Initial Term Loan Commitment Expiration Date” means the earliest of (a) the date on which the entire amount of the Aggregate Term Loan Commitment has been drawn, (b) the date on which all Initial Term Loan Commitments have been terminated or reduced to zero pursuant to Section 2.7(b)(ii), and (c) January 31, 2019.~~

~~“Initial Term Loans” has the meaning set forth in Section 2.1(a).~~

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to (a) intellectual property arising under any Requirement of Law, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, and Trade Secrets, (b) all IP Ancillary Rights relating thereto and (c) IP Licenses.

“Interest Coverage Ratio” means for any Test Period:

(1) Consolidated Adjusted EBITDA for such Test Period as determined on the last day of such Test Period, divided by

(2) Consolidated Net Interest Expense for such Test Period as determined on the last day of such Test Period.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period longer than three (3) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of three (3) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans (including Swing Loans) the first day of each calendar quarter.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, ~~two,~~ three or six months thereafter (or, to the extent available to all applicable Lenders, twelve months thereafter), as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period for a Term Loan or any portion thereof shall extend beyond the last scheduled payment date therefor and no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date; and

(d) no Interest Period applicable to a Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of such Term Loan unless the aggregate principal amount of such Term Loan represented by Base Rate Loans or by LIBOR Rate Loans having Interest Periods that will expire on or before such date is equal to or in excess of the amount of such principal payment.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or to internet domain names.

“Inventory” means all “inventory” (as such term is defined in the UCC) of the Borrower and its Restricted Subsidiaries.

“Investment” has the meaning set forth in Section 6.4.

“IP Ancillary Rights” means, with respect to any Intellectual Property (of the type described in clauses (a) and (c) of the definition of Intellectual Property), as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all written Contractual Obligations (and all related IP Ancillary Rights), granting any right, title and interest in or relating to any Intellectual Property of the type described in clause (a) of the definition of Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, any Incremental Term Loan Commitment, any Extended Term Loan Commitment, any Incremental Revolving Loan or any Incremental Revolving Loan Commitment, in each case as extended in accordance with this Agreement from time to time.

“L/C Issuer” means any Lender or an Affiliate thereof that is a bank or other legally authorized Person, in each case, that has agreed in writing to serve in such role and that is reasonably acceptable to Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Reimbursement Agreement” has the meaning set forth in Section 2.1(c)(i)(C).

“L/C Reimbursement Date” has the meaning set forth in Section 2.1(c)(i)(C)(v).

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof or to Agent, as and when matured, to pay all amounts drawn under such Letter of Credit.

“L/C Request” has the meaning set forth in Section 2.1(c)(i)(C)(ii).

“L/C Sublimit” has the meaning set forth in Section 2.1(c)(i)(A).

“Lead Arrangers” has the meaning set forth in Section 9.12.

“Legion” means Hospice Partners of America, LLC, a Delaware limited liability company.

“Lender” has the meaning set forth in the preamble hereto.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and Agent.

“Letter of Credit” means commercial or standby letters of credit Issued for the account of a Credit Party or Restricted Subsidiary by L/C Issuers, and bankers’ acceptances issued by the Borrower in connection therewith, for which Agent and Lenders have incurred Letter of Credit Obligations, including without limitation the Existing Letters of Credit.

“Letter of Credit Fee” has the meaning set forth in Section 2.9(c).

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 2.1(c) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the offered rate per annum (but not less than 0.00%) for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page (or the applicable successor page) as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Margin” has the meaning assigned to such term in the definition of Applicable Margin.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Limited Condition Acquisition” means any acquisition by the Borrower or one or more of its Restricted Subsidiaries permitted pursuant to Section 6.4 whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Acquisition Agreement” has the meaning assigned to such term in Section 1.5.

“Loan” means any loan made or deemed made by any Lender hereunder.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, any L/C Reimbursement Agreement (including the Master Agreement for Standby Letters of Credit and the Master Agreement for Documentary Letters of Credit), the Collateral Documents, ~~the~~each Reaffirmation Agreement, any Subordination Agreement, and all documents delivered to Agent and/or any Lender in connection with any of the foregoing (excluding any Secured Rate Contract or any Secured Cash Management Agreement).

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Master Agreement for Documentary Letters of Credit” means that certain Master Agreement for Documentary Letters of Credit, dated as of the Effective Date between the Borrower on behalf of all Credit Parties and Capital One, as an L/C Issuer.

“Master Agreement for Standby Letters of Credit” means that certain Master Agreement for Standby Letters of Credit, dated as of the Effective Date between the Borrower on behalf of all Credit Parties and Capital One, as an L/C Issuer.

“Material Acquisition” has the meaning set forth in Section 7.1.

“Material Adverse Effect” means an effect that results in or causes~~, or could reasonably be expected to result in or cause,~~ a material adverse change in any of (a) the condition (financial or otherwise), business, operations or Property of the Credit Parties and their Restricted Subsidiaries taken as a whole; (b) the ability of any Credit Party to perform its obligations under any Loan Document; or (c) the validity or enforceability of any Loan Document or the rights and remedies of Agent, the Lenders or the other Secured Parties under any Loan Document.

“Material Environmental Liabilities” means Environmental Liabilities that would result in a Material Adverse Effect.

“Material Indebtedness” means any Indebtedness (other than the Obligations but including Secured Swap Obligations and Secured Cash Management Obligations) of any Credit Party or any of its Restricted Subsidiaries having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of $~~1~~20,000,000 or more.

“Material Intellectual Property” means Intellectual Property that is owned by a Credit Party and that is material to the business of Holdings and its Restricted Subsidiaries, taken as a whole (whether owned as of the Second Amendment Effective Date or thereafter acquired).

“Maximum Lawful Rate” has the meaning set forth in Section 2.3(d).

“Maximum Revolving Loan Balance” has the meaning set forth in Section 2.1(b).

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders, administrative, reimbursement and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“MNPI” has the meaning set forth in Section 10.10(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any deed of trust, ~~leasehold deed of trust,~~ mortgage, ~~leasehold mortgage, deed to secure debt, leasehold~~ deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate made by any Credit Party in favor of, or for the benefit of, Agent (or a nominee or sub-agent therefor) for the benefit of the Secured Parties (or any one or more of them), in form and substance reasonably satisfactory to Agent and the Borrower.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or Liabilities.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that, among other things, mandates the purchase of flood insurance to cover real property improvements and contents located in Special Flood Hazard Areas in participating communities and may provide protection to property owners through a federal insurance program.

“Net Issuance Proceeds” means, in respect of any issuance of equity or incurrence of Indebtedness, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to the Borrower or any Affiliate of the Borrower, (ii) sales, use or other transaction Taxes paid or payable as a result thereof, (iii) amounts required to be applied to pay principal, interest and prepayment premiums and penalties on Indebtedness (other than the Obligations) secured by a Lien on the asset which is the subject of such Disposition and prior to the Lien securing the Obligations, and (iv) any escrow or reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of the applicable Disposition undertaken by Holdings, the Borrower or any of their respective Restricted Subsidiaries or other liabilities in connection with such Disposition (provided that upon release of any such escrow or reserve, the amount released shall be considered Net

Proceeds) and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Non-Recurring Expenses” has the meaning set forth in the definition of Consolidated EBITDA.

“Non-U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Note, Swingline Note or Term Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by the Borrower to Agent pursuant to Section 2.5, in substantially the form of Exhibit 1.1(b) hereto.

“Notice of Conversion/Continuation” has the meaning set forth in Section 2.6(a).

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, L/C Reimbursement Obligations, covenants and duties owing by any Credit Party to any Lender, Agent, any L/C Issuer, any Secured Swap Provider, any Secured Cash Management Bank or any Person required to be indemnified, that arises under any Loan Document, Secured Rate Contract or Secured Cash Management Agreement, or letter of credit reimbursement or similar agreement, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (whether or not accruing after the filing of any case under the Bankruptcy Code and whether or not a claim for post-filing or post-petition interest, fees and charges is allowed or allowable in any such proceeding); provided, that Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor.

“OFAC” has the meaning set forth in Section 4.23(a).

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) for any other entity, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of such entity.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax, other than any such connection arising solely from the Secured Party having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected as a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document.

“Other Taxes” has meaning set forth in Section 11.1(c).

“Participant Register” has the meaning set forth in Section 10.9(f).

“Participating Lender” has the meaning set forth in Section 10.20.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or to letters patent and applications therefor.

“Payment Notice” has the meaning set forth in Section 2.11(d)(iii)(B).

“Payment Recipient” has the meaning set forth in Section 2.11(d)(iii)(A).

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Permits” means, with respect to any Person, any material permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including all Regulatory Permits.

“Permitted Acquisition” means any Acquisition by a Credit Party (other than Holdings) of all of the Stock of a Target or all or substantially all of the assets of a Target, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) the Borrower shall have delivered to Agent:

(i)(x) to the extent available, a due diligence package (including a quality of earnings report) prior to closing of such Acquisition (except as otherwise permitted below) and (y) except with respect to an Acquisition (A) not funded with the proceeds of an Incremental ~~Term Loan or a~~ Term Loan and (B) for which the total Acquisition Consideration paid or payable in connection with such Acquisition is less than $50,000,000, (I) notice of such Acquisition setting forth in reasonable detail the terms and conditions of such Acquisition at least two (2) Business Days prior to closing of such Acquisition, (II) pro forma financial statements of Holdings and its Restricted Subsidiaries after giving effect to the consummation of such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith at least two (2) Business Days prior to closing of such Acquisition and (III) true, correct and complete copies of all material acquisition documents (and, to the extent required by the acquisition documents, copies of all material consents and approvals for consummation of the Acquisition), prior to the closing of such Acquisition; and

(ii) a certificate of a Responsible Officer of Borrower demonstrating, on a pro forma basis after giving effect to the consummation of such Acquisition calculated as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.1, the Total Net Leverage Ratio does not exceed ~~the lesser of (x) 3.75:1.00 and (y) the maximum Total Net Leverage Ratio permitted pursuant to Section 7.1 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered (or were required to have been delivered) under Section 5.1~~3.75:1.00; provided that, if such Acquisition is being funded with ~~a~~an Incremental Term Loan, the Lenders providing such Incremental Term Loan may agree to test compliance with this clause (ii) as of the date of the signing of the Limited Condition Acquisition Agreement.

(b) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) of the Target;

(c) no Default or Event of Default shall exist at the time of the consummation of such Acquisition or would result therefrom; provided that, if such Acquisition is being funded with ~~a~~an Incremental Term Loan, the Lenders providing such Incremental Term Loan may agree to fund such Incremental Term Loan if (i) as of the date the signing of the Limited Condition Acquisition Agreement, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) as of the date of the funding of such Incremental Term Loan, no Default or Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and is continuing or would result at the time of the consummation of such Acquisition;

(d) the requirements of Section 5.13 have been satisfied, within the timeframes required thereby; and

(e) the total Acquisition Consideration paid or payable for all Acquisitions of (x) the Stock of a Target that will not become a Credit Party (other than any Immaterial Subsidiary) or (y) asset purchases that will not become assets of a Credit Party (other than any Immaterial Subsidiary), consummated during the term of this Agreement shall not exceed $10,000,000 in the aggregate for all such Acquisitions.

“Permitted Liens” has the meaning set forth in Section 6.1.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Section 6.5(b) and 6.5(c) that:

(a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs and other reasonable amounts paid and fees and expenses incurred in connection therewith;

(b) has a Weighted Average Life to Maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended;

(c) is not entered into as part of a sale leaseback transaction;

(d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended;

(e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended;

(f) is payment and/or lien subordinated to the Obligations at least to the same extent and in the same manner as the Indebtedness being refinanced or extended; and

(g) is otherwise on terms no less favorable to the Credit Parties and their Restricted Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Prior Indebtedness” means the indebtedness outstanding immediately prior to the Effective Date under the Existing Credit Agreement.

“Pro Forma Acquisition Adjustments” has the meaning assigned to such term in the definition of Pro Forma EBITDA.

“Pro Forma EBITDA” means, with respect to any Target, Consolidated EBITDA for such Target for the most recent twelve (12) month period preceding the acquisition thereof, adjusted by verifiable expense reductions, including reductions in excess owner compensation, if any, calculated on a month by month basis, to the extent such adjustments (collectively, “Pro Forma Acquisition Adjustments”) (a) are expected to be realized within twelve (12) months following the acquisition of such Target and (b) are certified in a certificate of a Responsible Officer of the Borrower describing such Pro Forma Acquisition Adjustments in reasonable detail; provided that the aggregate amount of all Pro Forma Acquisition Adjustments, Cost Savings ~~and~~, Non-Recurring Expenses and Start-up Losses added back in the calculation of Consolidated EBITDA during any four consecutive Fiscal Quarter period shall not exceed twenty five percent (25%) of Consolidated Adjusted EBITDA (calculated before giving effect to the ~~adjustment for~~ Pro Forma Acquisition Adjustments and the add-backs for Costs Savings ~~and~~, Non-Recurring Expenses and Start-up Losses), in each case calculated by the Borrower.

Notwithstanding the foregoing, Consolidated EBITDA attributable to Legion for each applicable month ended on or prior to September 30, 2019 shall be deemed to be $776,614, as adjusted by any additional Pro Forma Acquisition Adjustments reasonably approved by Agent.

“Proceeding” means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, case, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 10.10(a)(i).

“QFC” has the meaning set forth in Section 10.27(b).

“QFC Credit Support” has the meaning set forth in Section 10.27.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Secured Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) designed to provide protection against fluctuations in interest or currency exchange rates and any other agreements or arrangements designed to provide such protection.

“Reaffirmation Agreement” means ~~that certain~~each Omnibus Reaffirmation Agreement~~, dated as of the Effective Date,~~ made by and among the Credit Parties and Agent, including the Omnibus Reaffirmation Agreement entered into as of the Second Amendment Effective Date.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Restricted Subsidiary of any Credit Party.

“Register” has the meaning set forth in Section 2.4(b).

“Regulatory Permits” means all Permits issued or required under applicable Health Care Laws.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates.

“Relevant Governmental Body” has the meaning set forth in Section 11.9.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Replacement Lender” has the meaning set forth in Section 10.20.

“Required Lenders” means at any time Lenders then holding more than fifty percent (50%) of the sum of (x) the unfunded Commitments, if any, plus (y) the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans. The Commitments and Loans then outstanding, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders at any time.

“Required Revolving Lenders” means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitments then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate outstanding amount of Revolving Loans, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans. Such portion of the Aggregate Revolving Loan Commitment (or Revolving Loans, as applicable) and the sum of the aggregate unpaid principal amount of the Revolving Loans then outstanding, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders at any time.

“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives or requirements of, any Governmental Authority that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer or the president of the Borrower or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower or any other officer having substantially the same authority and responsibility.

“Restricted Debt Payments” has the meaning set forth in Section 6.12.

“Restricted Payments” has the meaning set forth in Section 6.8.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary; provided, that, upon any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revolving Availability” means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance exceeds (b) the aggregate outstanding principal balance of Revolving Loans.

“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in Swing Loans or Letter of Credit Obligations).

“Revolving Loan” means a Loan made or deemed to have been made pursuant to Section 2.1(b), Section 2.1(c)(vi)(B) or Section 2.1(d)(iii)(B) or pursuant to any Incremental Revolving Loan Commitments or Extended Revolving Loan Commitments.

“Revolving Loan Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and acquire interests in Letter of Credit Obligations and Swing Loans, which initial commitments are set forth on Schedule 2.1 opposite such Lender’s name under the heading “Revolving Loan Commitments”, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Revolving Lender pursuant to an Assignment, (ii) an amendment or joinder agreement with respect to an Incremental Revolving Loan Commitment or (iii) an Extension with respect to Extended Revolving Loan Commitments.

“Revolving Note” means a promissory note of the Borrower payable to a Lender in substantially the form of Exhibit 1.1(c) hereto, evidencing Indebtedness of the Borrower under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of: (a) ~~May  8~~July 30, 202~~3~~6; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement; provided that the reference to Revolving Termination Date with respect to Extended Revolving Loan Commitments whose maturity has been established pursuant to Section 10.1(f) shall be the date to which such Revolving Termination Date shall have been so extended or such maturity date as so established.

“Sale” has the meaning set forth in Section 10.9(b).

“Sanctioned Country” has the meaning set forth in Section 4.23(a).

“Sanctions” has the meaning set forth in Section 4.23(a).

“SDN List” has the meaning set forth in Section 4.23(a).

“S&P” means Standard & Poor’s Rating Services.

“Second Amendment Date Fee Letter” means the Fee Letter, dated as of the Second Amendment Effective Date, between the Borrower and Agent (as amended, modified and/or supplemented from time to time in accordance with its terms).

“Second Amendment Effective Date” means July 30, 2021.

“Secured Cash Management Agreement” means any Cash Management Agreement between any Credit Party and a Secured Cash Management Bank, in effect on the Effective Date or entered into thereafter, to the extent that (x) Capital One, National Association or any of its Affiliates is the Secured Cash Management Bank or (y) the Borrower and such Secured Cash Management Bank have notified Agent in writing of the intent to include the obligations of such Credit Party arising under such Cash Management Agreement as Secured Cash Management Obligations, and such Secured Cash Management Bank shall have acknowledged and agreed to the terms contained herein applicable to Secured Cash Management Obligations, including the provisions of Section 2.10, 9.13 and 10.24.

“Secured Cash Management Bank” means a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Cash Management Agreement) who has entered into a Cash Management Agreement with a Credit Party.

“Secured Cash Management Obligation” means, as to any Person, all obligations, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), of a Credit Party arising under any Secured Cash Management Agreement.

“Secured Party” means Agent, each Lender, each L/C Issuer, each other Indemnitee and each other holder of any Obligation of a Credit Party (including each Secured Swap Provider and each Secured Cash Management Bank).

“Secured Rate Contract” means any Rate Contract between a Credit Party (other than Holdings) and a Secured Swap Provider, in effect on the Effective Date or entered into thereafter, to the extent that (x) Capital One, National Association or any of its Affiliates is the Secured Swap Provider or (y) the Borrower and such Secured Swap Provider have notified Agent in writing of the intent to include the obligations of such Credit Party arising under such Rate Contract as Secured Rate Contract Obligations, and such Secured Swap Provider shall have acknowledged and agreed to the terms contained herein applicable to Secured Rate Contract Obligations, including the provisions of Section 2.10, 9.13 and 10.24.

“Secured Rate Contract Obligations” means, as to any Person, all obligations, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), of a Credit Party arising under any Secured Rate Contract.

“Secured Swap Provider” means a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Rate Contract with a Credit Party (other than Holdings).

“Segregated Governmental Account” means a deposit account of a Credit Party, the only funds on deposit in which constitute the direct proceeds of Medicare and Medicaid payments made by Governmental Payors.

“Senior Net Leverage Ratio” means, as of any date, the ratio of (a)(i) Consolidated Total Net Indebtedness as of such date less (ii) Subordinated Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the most recently ended Test Period.

“Settlement Date” has the meaning set forth in Section 2.11(b).

“SOFR ” has the meaning set forth in Section 11.9.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital for the business or transactions in which it is engaged. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA has designated as an area subject to special flood hazards, the current standard for which is at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year, as per the applicable flood maps.

“Specified Event of Default” means an Event of Default under Section 8.1(a), Section 8.1(c) as a result of a failure to perform or comply with any covenant contained in Section 5.1, Section 5.2(a), Section 5.3(a) or Article VII, Section 8.1(f) or Section 8.1(g).

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Restricted Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such subordination and other terms as are, in each case, reasonably satisfactory to Agent.

“Subordination Agreement” means any subordination agreement executed by and among Agent, the applicable Credit Parties and the holders of any Subordinated Indebtedness (or their representative) governing the subordination of such Subordinated Indebtedness to the Obligations.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.

“Supported QFC” has the meaning set forth in Section 10.27.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Lender” means, each in its capacity as Swing Lender hereunder, Capital One or, upon the resignation of Capital One as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrower, to act as the Swing Lender hereunder.

“Swing Loan” has the meaning set forth in Section 2.1(d)(i).

“Swingline Commitment” means $~~10~~25,000,000.

“Swingline Note” means a promissory note of the Borrower payable to the Swing Lender, in substantially the form of Exhibit 1.1(c) hereto, evidencing the Indebtedness of the Borrower to the Swing Lender resulting from the Swing Loans made to the Borrower by the Swing Lender.

“Swingline Request” has the meaning set forth in Section 2.1(d)(ii).

“Syndication Agents” has the meaning set forth in Section 9.12.

“Target” means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means, (a) the Credit Parties and their Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary Tax returns.

“Tax Return” has the meaning set forth in Section 4.10.

“Taxes” has the meaning set forth in Section 11.1(a).

“Term Lender” means each Lender with a Term Loan Commitment or that otherwise holds Term Loans.

“Term Loan” means any term loan made hereunder, including, unless the context shall otherwise requires, ~~each Initial Term Loan,~~ any Incremental Term Loan and any Extended Term Loan.

“Term Loan Commitment” means, with respect to each Lender, ~~such Lender’s Initial Term Loan Commitment and~~ any Incremental Term Loan Commitment of such Lender, as amended to reflect Assignments and as such amount may be reduced or increased pursuant to this Agreement. Unless the context shall otherwise require, the term “Term Loan Commitments” shall also include any ~~Incremental Term Loan Commitment of such Lender as set forth in any amendment under Section 2.1(c) and any~~ commitment to extend Term Loans of such Lender under Section 10.1(f).

“Term Loan Commitment Percentage” means, as to any Term Lender, the percentage equivalent of (a) the sum of such Lender~~’~~’s unfunded Term Loan Commitments, if any, plus the outstanding principal balance of Term Loans held by such Lender, divided by (b) the aggregate unfunded Term Loan Commitments of all Lenders, if any, plus the aggregate outstanding principal balance of all Term Loans.

“Term SOFR ” has the meaning set forth in Section 11.9.

~~“Term Loan Maturity Date” means the earlier to occur of: (a) May 8, 2023; and (b) the date on which the Aggregate Term Loan Commitment shall terminate in accordance with the provisions of this Agreement and all Term Loans become due and payable in full.~~

~~“Term Loan Note” means a promissory note of the Borrower payable to a Term Lender, in substantially the form of Exhibit 1.1(c) hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Loans made to the Borrower by such Lender or its predecessor(s).~~

“Test Period” means, as any date of determination for purposes of determining the Total Net Leverage Ratio, the Senior Net Leverage Ratio, the Interest Coverage Ratio and/or Consolidated Adjusted EBITDA, the most recently completed four consecutive Fiscal Quarter period of Holdings and its Subsidiaries ending on or prior to such date for which financial statements have been (or are required hereunder to have been) delivered to the Administrative Agent pursuant to Section 5.1.

“Third Party Payor” means any Governmental Payor, Blue Cross and/or Blue Shield, private insurers, managed care plans, and any other person or entity which presently or in the future maintains Third Party Payor Programs.

“Third Party Payor Authorizations” means all participation agreements, provider or supplier agreements, enrollments, accreditations and billing numbers necessary to participate in and receive reimbursement from a Third Party Payor Program, including all Medicare and Medicaid participation agreements.

“Third Party Payor Programs” means all payment or reimbursement programs, sponsored or maintained by any Third Party Payor, in which any Credit Party or any Restricted Subsidiary of a Credit Party participates.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or Liabilities.

“Total Net Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Net Indebtedness as of such date to (b) Consolidated Adjusted EBITDA as of the most recently ended Test Period.

“Trade Date” has the meaning set forth in Section 10.9(g).

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws applicable to such programs.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of Borrower acquired or formed subsequent to the date hereof and designated by the board of directors (or similar governing body) of Borrower as an Unrestricted Subsidiary pursuant to Section 5.16. Borrower may designate any such acquired or formed Subsidiary of Borrower to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Stock or Indebtedness of, or owns or holds any Lien on any property of, any Credit Party or any

Restricted Subsidiary of any Credit Party (other than any Subsidiary of the Subsidiary to be so designated); provided that (i) each of (A) the Subsidiary to be so designated and (B) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of any Credit Party or any Restricted Subsidiary and (ii) for the avoidance of doubt, Borrower may not designate as an Unrestricted Subsidiary (w) any Credit Party, (x) any Restricted Subsidiary in existence as of the Effective Date, (y) any Subsidiary which is a “Restricted Subsidiary” (or other similar term) under any Material Indebtedness or (z) any Subsidiary that was previously an Unrestricted Subsidiary and has been redesignated as a Restricted Subsidiary.

“Unused Revolving Commitment Fee” has the meaning set forth in Section 2.9(b).

~~“Unused Initial Term Commitment Fee” has the meaning set forth in Section 2.9(d).~~

“U.S. Lender Party” means each of Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.27.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

“USD LIBOR” has the meaning set forth in Section 11.9.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments made on such Indebtedness prior to the date of the applicable extension shall be disregarded.

“Wholly-Owned Subsidiary” of a Person means any Restricted Subsidiary of such Person, all of the Stock of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Differential” has the meaning set forth in Section 2.1(e)(iii)(B).

1.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations under the Loan Documents (other than amounts due on the Effective Date) shall be due and paid on the first day of the first month or quarter, as applicable, following the entry of such Obligations onto the operations systems of Agent, but in no event later than the first day of the second month or quarter, as applicable, following the Effective Date. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” All references to the time of day shall be a reference to New York time. If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(g) Divisions. Any reference herein to (i) a merger, transfer, consolidation, amalgamation, dissolution, liquidation, consolidation, assignment, sale, conveyance, Disposition, distribution or transfer, or similar term, shall be deemed to apply to a ~~d~~Division of or by a Person, or an allocation of assets to a Person or series of Persons (or the unwinding of such a ~~d~~Division or allocation), as if it were a merger, transfer, consolidation, amalgamation, dissolution, liquidation, consolidation, assignment, sale, conveyance, Disposition, distribution or transfer, or similar term, in each case as applicable, to, of or with a separate Person and (ii) the establishment or creation of a Subsidiary shall be deemed to apply to a ~~d~~Division of or by a Person, or an allocation of assets to a Person or series of Persons (or the unwinding of such a ~~d~~Division or allocation), as if it were the establishment or creation of a Subsidiary.

1.3 Accounting Terms and Principles.

(a) All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings shall be given effect for purposes of measuring compliance with any provision of Article VI or VII, calculating the Applicable Margin or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless the Borrower, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of Holdings or its Restricted Subsidiaries at “fair value” and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Agent shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change to GAAP (subject to the approval of the Required Lenders); provided that until so amended (i) such ratio or requirements shall continue to be computed in accordance with GAAP prior to such change thereto and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial~~s~~ statements of Holdings and its Subsidiaries dated December 31, 2016, for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. A breach of a financial covenant contained in Article VII shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.

(b) For purposes of determining pro forma compliance with any financial covenant as of any date prior to the first date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such first test date.

(c) If the availability of Indebtedness under this Agreement, or other incurrence of Indebtedness in compliance with this Agreement, is subject to a maximum leverage ratio, then, solely for the purposes of determining such availability or compliance, the cash proceeds of such Indebtedness, shall not be included in the calculation, if applicable, of cash or cash equivalents included in the determination of such leverage ratio.

1.4 Payments. Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

1.5 Limited Condition Acquisitions. (a) In the case of (i) the incurrence of any Indebtedness (other than Indebtedness under any Commitments or any Incremental Facility, which shall remain subject to the terms and conditions hereof with respect to the impact, if any, of any Limited Condition Acquisition) or Liens or the making of any Investment (other than a Permitted Acquisition, which shall remain subject to the terms and conditions hereof with respect to the impact, if any, of any Limited Condition Acquisition) or consolidations, mergers or other fundamental changes pursuant to Section 6.3, in each case, in connection with a Limited Condition Acquisition or (ii) determining compliance with representations and warranties or the occurrence of any Default or Event of Default (other than a Default or Event of Default under Section 8.1(a), Section 8.1(f) or Section 8.1(g)), in each case, in connection with a Limited Condition Acquisition (other than for purposes of the borrowing of Indebtedness under any Commitments or any Incremental Facility, each of which shall remain subject to the terms and conditions hereof with respect to the impact, if any, of any Limited Condition Acquisition), at the Borrower’s option, the relevant ratios and baskets and whether any such action is permitted hereunder shall be determined as of the date a definitive acquisition agreement for such Limited Condition Acquisition (a “Limited Condition Acquisition Agreement”) is entered into, and calculated as if such Limited Condition Acquisition (and any other pending Limited Condition Acquisition) and other pro forma events in connection therewith (and in connection with any other pending Limited Condition Acquisition), including the incurrence of Indebtedness, were consummated on such date; provided that if the Borrower has made such an election, then in connection with the calculation of any ratio or basket with respect to the incurrence of any other Indebtedness (other than Indebtedness under any Commitments or any Incremental Facility, which shall remain subject to the terms and conditions hereof with respect to the impact, if any, of any Limited Condition Acquisition) or Liens, or the making of any other Investments, Restricted Payments, Restricted Debt Payments, Dispositions, the making of any Investments or consolidations, mergers or other fundamental changes pursuant to Section 6.3 on or following such date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the Limited Condition Acquisition Agreement for such Limited Condition Acquisition is terminated, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition (and any other pending Limited Condition Acquisition) and other pro forma events in connection therewith (and in connection with any other pending Limited Condition Acquisition), including any incurrence of Indebtedness, have been consummated.

(b) Notwithstanding anything set forth herein to the contrary, any determination in connection with a Limited Condition Acquisition of compliance with representations and warranties or as to the occurrence or absence of any Default or Event of Default hereunder as of the date the applicable Limited Condition Acquisition Agreement (rather than the date of consummation of the applicable Limited Condition Acquisition), shall not be deemed to constitute a waiver of or consent to any breach of representations and warranties hereunder or any Default or Event of Default hereunder that may exist at the time of consummation of such Limited Condition Acquisition.

ARTICLE II

THE CREDITS

2.1 Amounts and Terms of Commitments.

(a) ~~Initial Term Loan Commitments~~Reserved.

~~(i) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender with an Initial Term Loan Commitment severally and not jointly agrees to lend to the Borrower from time to time on and after the Effective Date until the Initial Term Loan Commitment Expiration Date on not more than three (3) occasions (including on the Effective Date), the aggregate amount set forth opposite such Lender’s name in Schedule 2.1 under the heading “Initial Term Loan Commitment” (such amount being referred to herein as such Lender’s~~

~~“Initial Term Loan Commitment”). Amounts borrowed under this Section 2.1(a)(i) are referred to as a “Initial Term Loan.” The Initial Term Loan Commitment of each Term Lender shall be reduced by the aggregate amount of Initial Term Loans funded by such Term Lender. All Initial Term Loans, once funded, shall be deemed to be of the same Class as the Initial Term Loan funded on the Effective Date.~~

~~(ii) Amounts borrowed as a Term Loan which are repaid or prepaid may not be reborrowed.~~

(b) The Revolving Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans to the Borrower (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Effective Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding such Lender’s Revolving Loan Commitment, which Revolving Loan Commitments, as of the Second Amendment Effective Date, are set forth on Schedule 2.1 opposite such Lender’s name under the heading “Revolving Loan Commitments”; provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this Section 2.1(b) may be repaid and reborrowed from time to time. The “Maximum Revolving Loan Balance” from time to time will be the Aggregate Revolving Loan Commitment then in effect, less the sum of (I) the aggregate amount of Letter of Credit Obligations plus (II) the aggregate principal amount of outstanding Swing Loans. If at any time the outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then the Borrower shall immediately prepay outstanding Revolving Loans in an amount sufficient to eliminate such excess.

(c) Letters of Credit.

(i) Conditions. On the terms and subject to the conditions contained herein, the Borrower may request that one or more L/C Issuers Issue, in accordance with such L/C Issuers’ usual and customary business practices, and for the account of any Credit Party or Restricted Subsidiary, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Effective Date through the earlier of (x) seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date and (y) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(A)(i) Revolving Availability would be less than zero, or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $~~3~~50 ,000,000 (the “L/C Sublimit”);

(B) the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of Issuance thereof or (iii) is later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above;

(C)(i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer in its reasonable discretion or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower on behalf of the Credit Parties, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letters of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Agent or the Required Revolving Lenders that any condition precedent contained in Section 3.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Lender is a Defaulting Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (w) the Defaulting Lender has been replaced in accordance with Section 10.9 or 10.20, (x) the Letter of Credit Obligations of such Defaulting Lender have been cash collateralized, (y) the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders that are not Defaulting Lenders, or (z) the Letter of Credit Obligations of such Defaulting Lender have been reallocated to other Revolving Lenders in a manner consistent with Section 2.11(e)(ii).

(ii) Notice of Issuance. The Borrower shall give the relevant L/C Issuer and Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Agent not later than 2:00 p.m. on the third Business Day prior to the date of such requested Issuance. Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 2.1(c) duly completed or in any other written form acceptable to such L/C Issuer (an “L/C Request”).

(iii) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide Agent, in form and substance satisfactory to Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit, (iii) immediately after any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation or (iv) the expiration or other termination of any Letter of Credit, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing, payment or termination, and Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of Agent (or any Revolving Lender through Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(iv) Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

(v) Reimbursement Obligations of the Borrower. The Borrower agrees to pay to the L/C Issuer of any Letter of Credit, or to Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower receives notice from such L/C Issuer or from Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below. In the event that any L/C Reimbursement Obligation is not repaid by the Borrower as provided in this clause (v) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Agent of such failure (and, upon receipt of such notice, Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable by the Borrower on demand with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate specified in Section 2.3(c) to past due Revolving Loans that are Base Rate Loans (regardless of whether or not an election is made under such Section).

(vi) Reimbursement Obligations of the Revolving Lenders.

(A) Upon receipt of the notice described in clause (v) above from Agent, each Revolving Lender shall pay to Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations (as such amount may be increased pursuant to Section 2.11(e)(ii)).

(B) By making any payment described in clause (A) above (other than during the continuation of an Event of Default under Section 8.1(f) or 8.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by Agent for the benefit of such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amounts shall have been received by Agent for the benefit of such L/C Issuer, Agent shall promptly pay to such Lender all amounts received by Agent for the benefit of such L/C Issuer) with respect to such portion.

(vii) Obligations Absolute. The obligations of the Borrower and the Revolving Lenders, as applicable, pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 3.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of L/C Issuer, Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of the Borrower or any Revolving Lender hereunder. No provision hereof shall be deemed to waive or limit the Borrower’s right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law.

(d) Swing Loans.

(i) Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swing Lender shall make Loans (each a “Swing Loan”) available to the Borrower under the Revolving Loan Commitments from time to time on any Business Day during the period from the Effective Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swing Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Revolving Loans would exceed the Maximum Revolving Loan Balance, (y) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Revolving Loans and Swing Loans held by the Swing Lender (and if the Swing Lender is not also a Revolving Lender, by each of its Affiliates that is a Revolving Lender) would exceed the Revolving Loan Commitment of such Swing Lender (and such Affiliates, if any) or (z) during the period commencing on the first Business Day after it receives notice from Agent or the Required Revolving Lenders that one or more of the conditions precedent contained in Section 3.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swing Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).

(ii) Borrowing Procedures. In order to request a Swing Loan, the Borrower shall give to Agent a notice to be received not later than 2:00 p.m. on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 2.1(d) or in a writing in any other form acceptable to Agent duly completed (a “Swingline Request”). In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans, the Swing Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Agent shall promptly notify the Swing Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swing Lender may make a Swing Loan available to the Borrower by making the proceeds thereof available to Agent and, in turn, Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(iii) Refinancing Swing Loans.

(A) The Swing Lender may at any time (and shall no less frequently than once each week) forward a demand to Agent (which Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Agent, for the account of the Swing Lender, such Revolving Lender’s Commitment Percentage of the outstanding Swing Loans (as such amount may be increased pursuant to Section 2.11(e)(ii)).

(B) Each Revolving Lender shall pay the amount owing by it to Agent for the account of the Swing Lender on the Business Day following receipt of the notice or demand therefor. Payments received by Agent after 1:00 p.m. may, in Agent’s discretion, be deemed to be received on the next Business Day. Upon receipt by Agent of such payment (other than during the continuation of any Event of Default under Section 8.1(f) or 8.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swing Lender from Agent, the Borrower shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 8.1(f) or 8.1(g), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing Loan. If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swing Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swing Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swing Lender with respect to such portion.

(iv) Obligation to Fund Absolute. Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swing Lender, Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 3.2 to be satisfied or the failure of the Borrower to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

(e) Incremental Facilities.

(i) Requests. The Borrower may, by written notice to Agent (each, an “Incremental Facility Request”), ~~request increases in the Term Loans or additional~~solicit the Existing Lenders (or prospective lenders determined by Borrower) to provide term loan facilities (each, an “Incremental Term Loan Commitment” and the term loans thereunder, an “Incremental Term Loan”) and/or increases in the Revolving Loan Commitments (each, an “Incremental Revolving Loan Commitment” and the loans thereunder, “Incremental Revolving Loans”; each Incremental Term Loan Commitment and each Incremental Revolving Loan Commitment are each sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”) in Dollars in an aggregate amount not to exceed $125~~0~~,000,000 for all such Incremental Facilities; provided that (x) no commitment of any Lender shall be increased without the consent of such Lender and (y) any Person committing to provide all or a portion of the Incremental Facilities must be an existing Lender (other than a Defaulting Lender), an Affiliate or Approved Fund of any existing Lender (other than a natural Person or a Defaulting Lender) or any other Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) who (1) is an “accredited investor” (as defined in Regulation D of the Securities Act of 1933) acceptable (which acceptances shall not be unreasonably withheld or delayed) to Borrower and Agent and (2) satisfies the requirements under Section 10.9(b) of a permitted assignee of the Term Loans or the Revolving Loan Commitments, as applicable. Such notice shall set forth (A) the amount of the Incremental Term Loan Commitment or Incremental Revolving Loan Commitment being requested, (B) the date (an “Incremental Effective Date”) on which such Incremental Facility is requested to become effective (which, unless otherwise agreed by Agent, shall not be less than 10 Business Days nor more than sixty (60) days after the date of such notice), and (C) if an Incremental Term Loan Commitment, whether the related Incremental Term Loan is to be a LIBOR Rate Loan or a Base Rate Loan (and, if a LIBOR Rate Loan, the Interest Period therefor).

(ii) Conditions. No Incremental Facility shall become effective under this Section 2.1(e) unless, after giving effect to such Incremental Facility, the Loans to be made thereunder (and assuming, in the case of any Incremental Facility, that the entire amount of such Incremental Facility is funded), and the application of the proceeds therefrom:

(A) no Default or Event of Default shall exist at the time of funding; provided that, solely with respect to an Incremental Term Loan, the proceeds of which are being used to finance substantially contemporaneously a Limited Condition Acquisition, the Lenders providing such Incremental Facility may agree to fund such Incremental Term Loan if (i) as of the date the signing of the Limited Condition Acquisition Agreement, no Default or Event of Default shall have occurred and be continuing and (ii) as of the date of the funding of such Incremental Facility, no Default or Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and is continuing at such time of funding;

(B) as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1, the Total Net Leverage Ratio recomputed on a pro forma basis shall not exceed 3.75:1.00; provided that solely with respect to an Incremental Term Loan, the proceeds of which are being used substantially contemporaneously to finance a Limited Condition Acquisition, the Total Net Leverage Ratio shall be determined as of the date that the applicable Limited Condition Acquisition Agreement is entered into, and calculated as if such Limited Condition Acquisition (and any other pending Limited Condition Acquisition) and other pro forma events in connection therewith were consummated on such date;

(C) proceeds of any such Incremental Facility shall be used solely (x) to finance or refinance the purchase price of, and to pay fees, costs and expenses in connection with, a Permitted Acquisition consummated substantially concurrently with the incurrence thereof or within forty-five (45) days prior to the date of incurrence~~; provided, however, that the proceeds of the Incremental Revolving Loan Commitments incurred on the First Amendment Effective Date shall be used solely (x) to pay a portion of the consideration for the Acquisition of Legion or any other Permitted Acquisition, (y) to pay fees, costs and expenses in connection with any such Acquisition and (z)~~, and (y) with respect to any Incremental Revolving Loans, additionally for general working capital, capital expenditure or other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement;

(D) such Incremental Facility shall constitute “Senior Obligations” under any Subordination Agreement; and

(E) Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to the foregoing.

(iii) Terms.

(A) The final maturity date of ~~any~~the initial Incremental Term Loan shall be no earlier than the Revolving Termination Date and otherwise as determined by Borrower, Agent and the Lenders providing such initial Incremental Term Loan. The final maturity date of any subsequent Incremental Term Loan shall be no earlier than the maturity date of ~~the Initial~~any prior Incremental Term Loans and the Weighted Average Life to Maturity of any such Incremental Term Loan shall not be shorter than the Weighted Average Life to Maturity of ~~the Initial~~any prior Incremental Term Loans.

(B) If the initial all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding reasonable and customary arrangement, structuring and underwriting fees with respect to such Incremental Term Loan) applicable to any Incremental Term Loan exceeds by more than 0.50% per annum the corresponding all-in yield (determined on the same basis) applicable to the Revolving Loans~~, the-then outstanding Initial Term Loans~~ or any outstanding prior Incremental Term Loan (each, an “Existing Facility” and the amount of such excess above 0.50% per annum being referred to herein as the “Yield Differential”), then the Applicable Margin with respect to each Existing Facility, as the case may be, shall automatically be increased by the Yield Differential, effective upon the making of such Incremental Term Loan (it being agreed that to the extent the all-in-yield with respect to such Incremental Term Loan is greater than the all-in-yield of an Existing Facility solely as a result of a higher LIBOR floor, then the increased interest rate applicable to an Existing Facility shall be effected solely by increasing the LIBOR floor applicable thereto);

(C) Except with respect to amortization, pricing and final maturity as set forth in this clause (iii), any Incremental Term Loan shall be on terms consistent with ~~the Initial Term Loans~~any prior Incremental Term Loans (or if there are no such existing Incremental Term Loans, as agreed among Borrower and the Lenders providing such Incremental Term Loans); and

(D) Any Incremental Revolving Loans shall be on the same terms (as amended from time to time) (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding reasonable and customary arrangement, structuring and underwriting fees with respect to such Incremental Revolving Loans) as, and pursuant to documentation applicable to, the initial Revolving Loans.

(iv) Required Amendments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Facility and the Loans evidenced thereby, and any joinder agreement or amendment (each an “Incremental Joinder Agreement”) may without the consent of the other Lenders effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and the Borrower, to effect the provisions of this Section 2.1(e) (including any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any Incremental Term Loans that are intended to be of the same Class as ~~the Initial~~any prior Incremental Term Loans to be of the same Class as such ~~Initial~~Incremental Term Loans, which shall include any amendments to Section 2.8(a) that do not reduce the ratable amortization received by each Lender thereunder). For the avoidance of doubt, this Section 2.1(e) shall supersede any provisions in Section 10.1. From and after each Incremental Effective Date, the Loans and Commitments established pursuant to this Section 2.1(e) shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Collateral Documents. The Credit Parties shall take any actions reasonably required by Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Loans and Commitments, including compliance with Section 5.13(c). Each of the parties hereto hereby agrees that Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans which are not separate Classes, when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Borrowing of Term Loans that are LIBOR Rate Loans to be converted into a Borrowing of Term Loans that are Base Rate Loans on the date of each such Incremental Term Loan, or by allocating a portion of each such Incremental Term Loan to each outstanding Borrowing of Term Loans that are LIBOR Rate Loans on a pro rata basis. Any conversion of LIBOR Rate Loans to Base Rate Loans required by the preceding sentence shall be subject to Section 11.4. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Borrowing of LIBOR Rate Loans, then the interest rate thereon for such Interest Period shall be as set forth in the applicable Incremental Joinder Agreement. In addition the scheduled amortization payments under Section 2.8(a) required to be made after the making of any Incremental Term Loans which are not separate Classes shall be ratably increased by the aggregate principal amount of such Incremental Term Loans for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Term Lenders were entitled before such recalculation. Each of the parties hereto hereby agrees that Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that, upon the effectiveness of each Incremental Revolving Loan Commitment, (i) Revolving Loans made under such Incremental Revolving Loan Commitment are included in each Borrowing of outstanding Revolving Loans on a pro rata basis and (ii) the Lender providing each Incremental Revolving Loan Commitment shares ratably in the aggregate principal amount of all outstanding Revolving Loans, Swing Loans and Letter of Credit Obligations.

2.2 Evidence of Loans; Notes~~. (a) The Term Loans made by each Lender are evidenced by this Agreement and, if requested by such Lender, a Note payable to such Lender in an amount equal to the unpaid balance of the Term Loans held by such Lender.~~

~~(b)~~. The Revolving Loans and Swing Loans made by each Revolving Lender and the Swing Lender, respectively, are evidenced by this Agreement and, if requested by such Lender, a Note payable to such Lender in an amount equal to such Lender’s Revolving Loan Commitment or Swingline Commitment.

2.3 Interest.

(a) Subject to Sections 2.3(c) and 2.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made, and all interest which is not paid when due shall bear interest, at a rate per annum equal to LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided Swing Loans may not be LIBOR Rate Loans. Each determination of an interest rate by Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. All computations of fees and interest (other than interest accruing on Base Rate Loans) payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. All computations of interest accruing on Base Rate Loans payable under this Agreement shall be made on the basis of a 365-day year (366 days in the case of a leap year) and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Term Loans in full and Revolving Loans on the Revolving Termination Date.

(c) At the election of Agent or the Required Lenders while any Specified Event of Default exists (or automatically while any Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) exists), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans and past due interest thereon, if any, from and after the date of occurrence of such Specified Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be). All such interest shall be payable in cash on demand of Agent or the Required Lenders.

(d) Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Effective Date as otherwise provided in this Agreement.

2.4 Loan Accounts; Register.

(a) Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b) Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.4(b), shall establish and maintain at its address referred to in Section 10.2 (or at such other address as Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Term Loans, Revolving Loans, Swing Loans, L/C Reimbursement Obligations and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 10.9 and 10.20), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Agent from the Borrower or other Credit Party and its application to the Obligations under the Loan Documents.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.4 and Section 10.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Agent.

2.5 Procedure for Borrowing

(a) Each Borrowing of a Revolving Loan or Term Loan shall be made upon the Borrower’s irrevocable (subject to Section 11.5) written notice delivered to Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Agent, which notice must be received by Agent (i) prior to 2:00 p.m. on the date which is ~~three~~two (~~3~~2) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan and (ii) prior to 12:00 pm on the date of the requested Borrowing date of each Base Rate Loan. Such Notice of Borrowing shall specify:

(i) the amount of the Borrowing (which, if a Revolving Loan shall be in an aggregate minimum principal amount of $500,000~~, and if a Term Loan, shall be in an aggregate minimum amount of $5,000,000~~);

(ii) the requested Borrowing date, which shall be a Business Day;

(iii) the Class of Loans comprising such Borrowing;

(iv) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

(v) if the Borrowing is to be comprised of LIBOR Rate Loans, the Interest Period applicable to such Loans.

(b) Upon receipt of a Notice of Borrowing, Agent will promptly notify each Revolving Lender and Term Lender, as applicable, of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(c) Unless Agent is otherwise directed in writing by the Borrower, the proceeds of each requested Borrowing after the Effective Date will be made available to the Borrower by Agent by wire transfer of such amount to the Borrower pursuant to the wire transfer instructions specified on the signature page hereto.

2.6 Conversion and Continuation Elections

(a) Subject to the last sentence of this Section 2.6(a), the Borrower shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 11.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any such election must be made by the Borrower by 2:00 p.m. on the third Business Day prior to (1) the date of any proposed Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by the Borrower in such election. If no election is received with respect to a LIBOR Rate Loan by 2:00 p.m. on the third Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall (x) continue with the Borrower being deemed to have selected an Interest Period of one month’s duration if no Event of Default has occurred and is continuing and (y) otherwise be converted to a Base Rate Loan. The Borrower must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 2.6 or in a writing in any other form acceptable to Agent. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if (x) an Event of Default has occurred and is continuing and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof or (y) Agent is or Required Lenders are stayed by the Bankruptcy Code from making such determination.

(b) Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof. In addition, Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect.

2.7 Optional Prepayments and Reductions in Revolving Loan Commitments

(a) Optional Prepayments Generally. The Borrower may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice by the Borrower to Agent, prepay the Loans in whole or in part in an amount greater than or equal to $100,000 (other than Revolving Loans and Swing Loans for which prior written notice is not required and for which no minimum shall apply), in each instance, without penalty or premium except as provided in Section 11.4. Optional partial prepayments of Revolving Loans shall be applied in accordance with Section 2.10(a). ~~Optional partial prepayments of Term Loans shall be applied pro rata among each Class of Term Loans based upon the respective outstanding principal balances thereof, and then shall, subject to Section 2.10(a), be applied to scheduled installments thereof, if any, as specified by the Borrower in such notice of prepayment; provided that the same order of application shall apply to each Class of Term Loan and, in the absence of such direction, in the manner set forth in Section 2.8(e).~~

~~(b) Reductions in Commitments.~~

(~~i~~b) Reductions in ~~Revolving Loan~~ Commitments. The Borrower may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice by the Borrower to Agent permanently reduce the Aggregate Revolving Loan Commitment; provided that ~~(i)~~ such reductions shall be in an amount greater than or equal to $500,000~~, and (ii) after giving effect to such reduction, Revolving Availability shall be not less than $100,000,000~~. All reductions of the Aggregate Revolving Loan Commitment shall be allocated pro rata among all Lenders with a Revolving Loan Commitment. A permanent reduction of the Aggregate Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit or the Swingline Commitment; provided that the L/C Sublimit and/or the Swingline Commitment, as applicable, shall be permanently reduced by the amount thereof in excess of the Aggregate Revolving Loan Commitment.

~~(ii) Reductions in Initial Term Loan Commitments. The Borrower may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice by the Borrower to Agent permanently reduce the Aggregate Initial Term Loan Commitment; provided that such reductions shall be in an amount greater than or equal to $500,000 or, if less, the remaining Aggregate Initial Term Loan Commitment. All reductions of the Aggregate Initial Term Loan Commitment shall be allocated pro rata among all Term Lenders holding Initial Term Loan Commitments.~~

(c) Notices. Notice of prepayment or commitment reduction pursuant to clauses (a) and (b) above shall not thereafter be revocable by the Borrower (unless such notice expressly conditions such prepayment upon consummation of a transaction which is contemplated to result in prepayment of the Loans, in which event such notice may be revocable or conditioned upon such consummation) and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment or reduction. The payment amount specified in a notice of prepayment or reduction shall be due and payable on the date specified therein. Together with each prepayment under this Section 2.7, the Borrower shall pay any amounts required pursuant to Section 11.4.

2.8 Mandatory ~~Prepayments of Loans and~~ Commitment Reductions

~~(a) Scheduled Term Loan Payments.~~

~~(i) The principal amount of the Initial Term Loans shall be paid by the Borrower in installments on each January 1, April 1, July 1 and October 1 (commencing with January 1, 2019, to the extent of any Initial Term Loans made prior to such date), each such installments to be equal to 1.25% of the aggregate original principal amount of Initial Term Loans that have been funded hereunder. The final scheduled installment of all Initial Term Loans shall, in any event, be in an amount equal to the entire remaining principal balance of the Initial Term Loans and shall be due and payable in full on the Term Loan Maturity Date.~~

(~~ii~~a) Scheduled Term Loan Payments. Scheduled installments for any Incremental Term Loan or Extended Term Loan shall be as specified in the applicable amendment, Extension or joinder agreement.

(b) Revolving Loan. The Borrower shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of the Revolving Loans and Swing Loans outstanding on the Revolving Termination Date.

~~(c) Asset Dispositions; Events of Loss. If a Credit Party or any Restricted Subsidiary shall at any time or from time to time:~~

~~(i) make a Disposition (other than sales or other dispositions expressly permitted under Sections 6.2(a), 6.2(c) through 6.2(l) and 6.2(m)); or~~

~~(ii) suffer an Event of Loss;~~

~~and the aggregate amount of the Net Proceeds received by the Credit Parties and their Restricted Subsidiaries in connection with such Disposition or Event of Loss and all other such Dispositions and Events of Loss occurring during the Fiscal Year exceeds $5,000,000, then (A) the Borrower shall promptly notify Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Credit Party and/or such Restricted Subsidiary in respect thereof) and (B) promptly upon receipt by a Credit Party and/or such Restricted Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Borrower shall deliver, or cause to be delivered, such excess Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 2.8(e) hereof. Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Credit Party or such Restricted Subsidiary reinvests the Net Proceeds of such Disposition or Event of Loss in (x) productive assets (other than Inventory (except to the extent Inventory was subject to such an Event of Loss)) of a kind then used or usable in the business of the Borrower or such Restricted Subsidiary or (y) Permitted Acquisitions, within one hundred eighty (180) days after the date of such Disposition or Event of Loss, or enters into a binding commitment thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment within an additional one hundred eighty (180) days thereafter; provided that the Borrower notifies Agent of the Borrower’s or such Restricted Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.~~

~~(d) Incurrence of Debt. Immediately upon receipt by any Credit Party or any Restricted Subsidiary of any Credit Party of the Net Issuance Proceeds of the incurrence of Indebtedness (other than Net Issuance Proceeds from the incurrence of Indebtedness permitted hereunder), the Borrower shall deliver, or cause to be delivered, to Agent an amount equal to such Net Issuance Proceeds, for application to the Loans in accordance with Section 2.8(e).~~

~~(e) Application of Prepayments. Subject to Section 2.10 (and except as may otherwise be set forth in any Extension Offer with respect to any Extended Term Loan), any prepayments pursuant to Section 2.8(c) or 2.8(d) shall be applied first pro rata to each Class of Term Loan based upon the respective outstanding principal balances thereof and shall be applied to all remaining installments thereof, if any, pro rata against all such scheduled installments based upon the respective amounts thereof, second to prepay outstanding Swing Loans, third to prepay outstanding Revolving Loans without permanent reduction of the Aggregate Revolving Loan Commitment and fourth to cash collateralize Letters of Credit in an amount determined in accordance with Section 8.4.~~

~~(f) No Implied Consent. Provisions contained in this Section 2.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.~~

2.9 Fees.

(a) Fees. The Borrower shall pay to Agent, for Agent’s own account or as otherwise provided therein, fees in the amounts and at the times set forth in the Fee Letters.

(b) Unused Revolving Commitment Fee. The Borrower shall pay to Agent a fee (the “Unused Revolving Commitment Fee”) for the ratable account of the Revolving Lenders in an amount calculated daily and aggregated for each calendar quarter equal to:

(i) the ending daily balance of the Aggregate Revolving Loan Commitment, less

(ii) the sum of (1) the ending daily balance of all Revolving Loans held by such Revolving Lender plus (2) the ending daily amount of Letter of Credit Obligations held by such Revolving Lender, plus (z) in the case of the Swing Lender, the ending daily balance of all outstanding Swing Loans held by such Swing Lender, in each case, for each day occurring during the preceding calendar quarter (the difference of (i) minus (ii) is referred to as the “Daily Unused Revolving Commitment”); provided, in no event shall the amount computed pursuant to clauses (i) and (ii) with respect to the Swing Lender be less than zero,

(iii) multiplied by the Applicable Margin for the Unused Revolving Commitment Fee for such day.

Such fee shall be payable quarterly in arrears on the first day of each calendar quarter following the date hereof. The Unused Revolving Commitment Fee provided in this Section 2.9(b) shall accrue at all times from and after the execution and delivery of this Agreement.

(c) Letter of Credit Fee. The Borrower agrees to pay to Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrower, all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the daily undrawn face amount of all Letters of Credit Issued, guarantied or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, at Agent’s or Required Revolving Lenders’ option, while a Specified Event of Default exists (or automatically while an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) exists), such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each calendar quarter and on the date on which all L/C Reimbursement Obligations have been discharged. In addition, the Borrower shall pay to any L/C Issuer or any prospective L/C Issuer, as appropriate, on demand, such L/C Issuer’s or prospective L/C Issuer’s customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer or prospective L/C Issuer in respect of fronting risk with respect to such Letter of Credit and in respect of the application for, and the Issuance, negotiation, acceptance, amendment, transfer and payment of, each Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is Issued.

~~(d) Unused Initial Term Commitment Fee. The Borrower shall pay to Agent a fee (the “Unused Initial Term Commitment Fee”) for the ratable account of the Term Lenders holding Initial Term Loan Commitments in an amount equal to:~~

~~(i) the daily balance of the Initial Term Loan Commitment during the preceding calendar quarter, less~~

~~(ii) the daily balance of the Initial Term Loans during the preceding calendar quarter, multiplied by~~

~~(iii) one half of one percent (0.50%) per annum.~~

~~Such fee shall be payable quarterly in arrears on the first day of each calendar quarter following the date hereof. The Unused Initial Term Commitment Fee provided in this Section 2.9(d) shall accrue at all times from and after the execution and delivery of this Agreement through the Initial Term Loan Commitment Expiration Date.~~

(~~e~~d) All fees payable pursuant to this Section 2.9 shall be applied in accordance with Section 2.10(a).

2.10 Payments by the Borrower

(a) All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent and for the ratable account of the Persons holding the applicable Obligations at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 10.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. on the date due. Any payment which is received by Agent later than 1:00 p.m. may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. The Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. The Borrower hereby authorizes Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, fees payable under the Fee Letter, Unused Revolving Commitment Fees~~, Unused Initial Term Commitment Fees~~ and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days’ prior notice to the Borrower, other fees, costs or expenses payable by the Borrower or any of its Restricted Subsidiaries hereunder or under the other Loan Documents.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be excluded in the computation, and if applicable, payment, of interest or fees, as the case may be, on such next succeeding Business Day; provided that such extension of time shall be included in the next succeeding computation and payment of interest and fees; provided further that if the scheduled payment date is the maturity date of any Loan such extension of time shall include such interest and fees, which shall be payable on such next succeeding Business Day.

(c)(i) During the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through sixth below; and (ii) notwithstanding any provision herein to the contrary, all payments made by Credit Parties to Agent after any or all of the Obligations under the Loan Documents have been accelerated (so long as such acceleration has not been rescinded) or have otherwise matured, including proceeds of Collateral, shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Credit Parties under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent, Lenders and L/C Issuers (whether or not accruing after the filing of any case under the Bankruptcy Code with respect to any Obligations and whether or not a claim for such post-filing or post-petition interest, fees, and charges is allowed or allowable in any such proceeding);

fourth, to payment of principal of the Obligations (including L/C Reimbursement Obligations) then due and payable, the Secured Rate Contract Obligations then due and payable, the Secured Cash Management Obligations then due and payable, and cash collateralization of unmatured L/C Reimbursement Obligations to the extent not then due and payable;

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied to each category in the numerical order provided until exhausted prior to the application to the immediately succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Obligations, the guaranty of which by such Guarantor would constitute an Excluded Rate Contract Obligation. Notwithstanding the foregoing, Secured Rate Contract Obligations and Secured Cash Management Obligations with parties that are not Affiliates of Agent shall be excluded from the application described above unless at least three Business Days prior to any distribution, Agent has received written notice from the applicable Secured Swap Provider or Secured Cash Management Bank of the amount of Secured Rate Contract Obligations or Secured Cash Management Obligations then due and payable, together with such supporting documentation as Agent may request.

2.11 Payments by the Lenders to Agent; Settlement

(a) Agent may, on behalf of Lenders, disburse funds to the Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrower. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent’s account, as designated in writing by the Agent to the Borrower from time to time, no later than 1:00 p.m. on such scheduled Borrowing date. Nothing in this Section 2.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 2.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent any Lender or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b) At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid by Borrower for the benefit of Lenders with respect to each applicable Loan. Agent shall pay to each Lender such Lender’s Commitment Percentage (except as otherwise provided in Section 2.1(c)(vi) and Section 2.11(e)(iv)) of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it; payments shall be made by wire transfer to such Lender not later than 2:00 p.m. on the next Business Day following each Settlement Date.

(c) Availability of Lender’s Commitment Percentage. Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon Agent’s demand, Agent shall promptly notify the Borrower, and the Borrower shall immediately repay such amount to Agent. Nothing in this Section 2.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. Without limiting the provisions of Section 2.11(b), to the extent that Agent advances funds to the Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Revolving Lender.

(d) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(iii)(A) If Agent notifies a Lender, L/C Issuer, or other Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer, or other Secured Party (any such Lender, L/C Issuer Bank, other Secured Party or other recipient, a “Payment Recipient”), that Agent has determined in its sole discretion that any funds received by such Payment Recipient from Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Agent and held in trust for the benefit of Agent, and such Lender, L/C Issuer, or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Payment Recipient under this Section 2.11(d)(iii) shall be conclusive, absent manifest error.

(B) Without limiting immediately preceding Section 2.11(d)(iii)(A), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case, then (1) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Agent to the contrary) or (2) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment.

(C) Each Lender, Issuing Bank and Secured Party hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under Section 2.11(d)(iii)(A) above or under the indemnification provisions of this Agreement.

(D) The Borrower and each other Credit Party hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent shall be contractually subrogated (irrespective of whether Agent may be equitably subrogated) to all the rights of such Lender, L/C Issuer, or other Secured Party under the Loan Documents with respect to such amount, (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment, and (z) to the extent that an Erroneous Payment was in any way or at any time credited as a payment or satisfaction of any of the Obligations, the Obligations or part thereof that were so credited, and all rights of the applicable Lender, L/C Issuer, other Secured Party or Agent, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received; provided, however, the amount of such Erroneous Payment that is comprised of funds received by Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment shall be credited as a payment or satisfaction of the Obligations and the Obligations or part thereof that were so credited shall not be reinstated.

(E) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(F) Each party’s obligations, agreements and waivers under this Section 2.11(d)(iii) shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, a Lender, L/C Issuer, or other Secured Party, the termination of any Commitment or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(e) Defaulting Lenders.

(i) Responsibility. The failure of any Defaulting Lender to make any Revolving Loan or Term Loan, or to fund any purchase of any participation to be made or funded by it (including with respect to any Letter of Credit or Swing Loan), or to make any payment required by it under any Loan Document on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Defaulting Lender to make a loan, fund the purchase of a participation or make any other required payment under any Loan Document.

(ii) Reallocation. If any Revolving Lender is a Defaulting Lender, all or a portion of such Defaulting Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that Issued such Letter of Credit) and reimbursement obligations with respect to Swing Loans shall, at Agent’s election at any time or upon any L/C Issuer’s or Swing Lender’s, as applicable, written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Defaulting Lenders pro rata in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment (calculated as if the Defaulting Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s (other than any other Defaulting Lender’s) Commitment Percentage had been increased proportionately), provided that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iii) Voting Rights. Notwithstanding anything set forth herein to the contrary, including Section 10.1, a Defaulting Lender (other than a Defaulting Lender who only holds fully funded Term Loans) shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” or a “Term Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders”, “Required Revolving Lenders” or “Lenders directly affected” pursuant to Section 10.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Commitment of a Defaulting Lender may not be increased, extended or reinstated, (B) the principal of a Defaulting Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations under the Loan Documents owing to a Defaulting Lender may not be reduced in such a manner that by its terms affects such Defaulting Lender more adversely than other Lenders, in each case, without the consent of such Defaulting Lender. Moreover, for the purposes of determining Required Lenders and Required Revolving Lenders, the Loans, Letter of Credit Obligations, and Commitments held by Defaulting Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv) Borrower Payments to a Defaulting Lender. Agent shall be authorized to use all payments received by Agent for the benefit of any Defaulting Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties. Agent shall be entitled to hold as cash collateral in a non-interest bearing account up to an amount equal to such Defaulting Lender’s pro rata share, without giving effect to any reallocation pursuant to Section 2.11(e)(ii), of all Letter of Credit Obligations until the Facility Termination Date. Upon any such unfunded obligations owing by a Defaulting Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Defaulting Lender. With respect to such Defaulting Lender’s failure to fund Revolving Loans or Term Loans, or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing with respect to Revolving Loans, the other Revolving Lenders shall be deemed to have sold, and such Defaulting Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Revolving Lenders in accordance with their Commitment Percentages of the Aggregate Revolving Loan Commitment. Any amounts owing by a Defaulting Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans or Term Loans, as applicable, that are Base Rate Loans. In the event that Agent is holding cash collateral of a Defaulting Lender that cures pursuant to clause (v) below or ceases to be a Defaulting Lender pursuant to the definition of Defaulting Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Defaulting Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to Agent, L/C Issuers, Swing Lender, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, Letter of Credit Obligations and Swing Loans, plus, without duplication, (B) all amounts of such Defaulting Lender’s Letter of Credit Obligations and reimbursement obligations with respect to Swing Loans reallocated to other Lenders pursuant to Section 2.11(e)(ii).

(v) Cure. A Lender may cure its status as a Defaulting Lender under clause (a) of the definition of Defaulting Lender if such (A) Lender fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon and (B) timely funds the next Revolving Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder and shall not constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(vi) Fees. A Lender that is a Defaulting Lender pursuant to clause (a) of the definition of Defaulting Lender shall not earn and shall not be entitled to receive, and the Borrower shall not be required to pay, such Lender’s portion of the Unused Revolving ~~Commitment Fee or Unused Initial Term~~ Commitment Fee during the time such Lender is a Defaulting Lender pursuant to clause (a) thereof. In the event that any reallocation of

Letter of Credit Obligations occurs pursuant to Section 2.11(e)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Revolving Lenders based on their pro rata share of such reallocation or (B) the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders. So long as a Lender is a Defaulting Lender, the Letter of Credit Fee payable with respect to any Letter of Credit Obligation of such Defaulting Lender that has not been reallocated pursuant to Section 2.11(e)(ii) shall be payable to the L/C Issuer.

(f) Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on E-Systems.

(g) Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans or Commitments in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, Agent and such Lender.

ARTICLE III

CONDITIONS PRECEDENT

3.1 Conditions to Effectiveness. Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of the Agent and the Lenders hereunder, it is understood and agreed that this Agreement shall not become effective, the Borrower shall have no rights under this Agreement, and the Lenders shall have no obligation to make any Loans on the date hereof, unless and until the following conditions are satisfied in a manner satisfactory to Agent:

(a) Loan Documents. Agent shall have received on or before the Effective Date this Agreement duly executed by Agent, all Lenders named on the signature pages hereto, Holdings, the Borrower and all Restricted Subsidiaries of the Borrower (other than Excluded Subsidiaries), together with all other agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 3.1, including the Flood Insurance Requirements in the case of any Mortgages to be delivered on the Effective Date each in form and substance reasonably satisfactory to Agent;

(b) No Default; Representations and Warranties. As of the Effective Date, (i) no Default or Event of Default has occurred and is continuing or could reasonably be expected to result after giving effect to the Loans made (and the incurrence of any Letter of Credit Obligations) on the Effective Date and (ii) each representation or warranty made by a Credit Party contained herein or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained herein or therein);

(c) Solvency. After giving effect to the funding and disbursement of the Loans made on the Effective Date and the other Indebtedness contemplated herein, and the payment and accrual of all transaction costs in connection with the foregoing, each of the Borrower and the Guarantors will be Solvent;

(d) Evidence of Insurance. Agent shall have received a certificate from the Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.6 is in full force and effect, together with endorsements naming the Agent, for the benefit of Lenders, as additional insured and lender loss payee thereunder;

(e) Refinancing of Prior Indebtedness. After giving effect to payment of all costs and expenses in connection herewith, funding of the initial Loans and Issuance of the initial Letters of Credit and refinancing of the Prior Indebtedness, no Credit Party and no Subsidiary of any Credit Party shall have any material Indebtedness for borrowed money other than the Obligations and other Indebtedness for borrowed money acceptable to the Agent in its reasonable discretion; Agent shall have received such payoff letters and Lien releases as it may reasonably request with respect to other material Indebtedness for borrowed money.

(f) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in writing or before any Governmental Authority that challenges the credit facilities hereunder, and there shall not exist any order, injunction or decree of any Governmental Authority restraining or prohibiting the funding of the Loans hereunder or the transactions contemplated hereby;

(g) Fees and Expenses. The Agent and Lenders shall have received payment for all fees and expenses required to be paid on the Effective Date pursuant to any Loan Document or other applicable Contractual Obligation;

(h) Material Adverse Effect. Since December 31, 2017, there shall not have occurred any Material Adverse Effect; and

(i) KYC Information. At least five days prior to the Effective Date, Borrower shall deliver a Beneficial Ownership Certification to Agent.

For the purpose of determining satisfaction with the conditions specified in this Section 3.1, each Lender that has signed and delivered this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 3.1 unless Agent shall have received written notice from such Lender prior to the Effective Date specifying its objection thereto.

3.2 Conditions to Certain Revolving Commitment Borrowings. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Revolving Loan or Swing Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date), and Agent or Required Revolving Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such representation or warranty is untrue or incorrect;

(b) with respect to Revolving Loans, Swing Loans or Issuances of Letters of Credit, any Default or Event of Default has occurred and is continuing or would reasonably be expected to result after giving effect to such Loan (or the incurrence of any Letter of Credit Obligation), and Agent or Required Revolving Lenders shall have determined not to make such Loan or incur such Letter of Credit Obligation as a result of that Default or Event of Default; or

(c) after giving effect to any Revolving Loan or Swing Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance~~; and~~.

~~(d) after giving effect to any Revolving Loan or Swing Loan (or the incurrence of any Letter of Credit Obligations), and excluding the proceeds of such Revolving Loan or Swing Loan for purposes of cash netting, the Total Net Leverage Ratio for the applicable Test Period would exceed the maximum Total Net Leverage Ratio pursuant to Section 7.1.~~

The request by the Borrower and acceptance by the Borrower of the proceeds of any Revolving Loan, Swing Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that the conditions in this Section 3.2 (without regard to any determination or agreement made or to be made by Agent or Required Revolving Lenders) have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.

~~3.3 Conditions to Term Loan Borrowings. No Term Lender shall be obligated to fund any Term Loan, if, as of the date thereof:~~

~~(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date) and the Persons providing such Term Loans have determined not to make such Term Loan as a result of the fact that such representation or warranty is untrue or incorrect; provided that if (i) the proceeds of such Term Loan are being used to finance a Limited Condition Acquisition and (ii) such Limited Condition Acquisition is consummated on or prior to the date that is ninety (90) days following the date of the signing of the related Limited Condition Acquisition Agreement, then no Term Lender shall be obligated to fund such Term Loan with respect thereto unless (A) as of the date of the signing of such Limited Condition Acquisition Agreement, all representations and warranties under the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date) and (B) as of the funding of such Term Loan, the representations and warranties (i) of the Borrower and the other Credit Parties contained in Sections 4.1(a), 4.1(b)(ii), 4.2(a), 4.2(c), 4.3, 4.4, 4.5(a), 4.8, 4.13, 4.14, and 4.23 of this Agreement and Section 4.2 of the Guaranty and Security Agreement shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) and (ii) contained in the Limited Condition Acquisition Agreement as are material to the interests of Agent and the Lenders shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein), but only to the extent that a Credit Party, or an Affiliate of a Credit Party, has the right to terminate its obligations under such agreement or to not consummate the Acquisition as a result of the failure of such representations and warranties to be true and correct as set forth above;~~

~~(b) any Default or Event of Default has occurred and is continuing or would reasonably be expected to result after giving effect to such Term Loan; provided that, if the proceeds of such Term Loan are being used to finance a Limited Condition Acquisition, no Term Lender shall be obligated to fund the Term Loan with respect thereto unless (i) as of the date the signing of the Limited Condition Acquisition Agreement, no Default or Event of Default shall have occurred and be continuing and (ii) as of the date of the funding of such Term Loan, no Default or Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) shall have occurred and is continuing at such time of funding;~~

~~(c) the proceeds of such Term Loan would not be used solely to finance or refinance the purchase price of, and to pay fees, costs and expenses in connection with, a Permitted Acquisition consummated substantially concurrently with the incurrence thereof or within forty-five (45) days prior to the date of incurrence;~~

~~(d) with respect to Initial Term Loans, (i) the amount of the requested Initial Term Loan shall exceed the remaining amount of Aggregate Initial Term Loan Commitment or (ii) the requested funding date of such Initial Term Loan would occur after the Initial Term Loan Commitment Expiration Date; or~~

~~(e) as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.1, the Total Net Leverage Ratio recomputed on a pro forma basis and giving effect to the making of such Term Loan (and excluding the proceeds of such Term Loan for purposes of cash netting) shall exceed 3.75:1.00; provided that if the proceeds of such Term Loan are being used to finance a Limited Condition Acquisition, the Total Net Leverage Ratio shall be determined as of the date that the applicable Limited Condition Acquisition Agreement is entered into, and calculated as if such Limited Condition Acquisition (and any other pending Limited Condition Acquisition) and other pro forma events in connection therewith were consummated on such date.~~

~~The request by the Borrower and acceptance by the Borrower of the proceeds of any Term Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that the conditions in this Section 3.3 have been satisfied (without regard to any determination or agreement made or to be made by the Persons providing such Term Loans) and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.~~

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are, and after giving effect to the transactions contemplated hereunder will be, true, correct and complete:

4.1 Corporate Existence and Power. Each Credit Party and each of their respective Restricted Subsidiaries: (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable; (b) has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party; (c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (b)(i), (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Credit Parties of this Agreement and by each Credit Party of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not (a) contravene the terms of any of that Person’s Organization Documents; (b) conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Liens in favor of Agent created under the Loan Documents) under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject, (c) affect any Credit Party’s or any Restricted Subsidiary of a Credit Party’s right to receive, or reduce the amount of, payments and reimbursements from Third Party Payors, or materially adversely affect any Regulatory Permit; or (d) violate any material Requirement of Law in any material respect.

4.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents and (b) those obtained or made on or prior to the Second Amendment Effective Date.

4.4 Binding Effect. This Agreement and each other Loan Document to which any Credit Party is a party constitute the legal, valid and binding obligations of each such Credit Party which is a party thereto, enforceable against such Credit Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

4.5 Litigation. Except as specifically disclosed in Schedule 4.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Restricted Subsidiary of any Credit Party or any of their respective Properties which:

(a) purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b) seek an injunction or other equitable relief which would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Second Amendment Effective Date, no Credit Party or any Restricted Subsidiary of any Credit Party is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law. As of the Second Amendment Effective Date, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Restricted Subsidiary of any Credit Party or any of their respective Properties which would reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, in excess of $~~2,50~~1 0,000,000 (excluding amounts bonded over or covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor).

4.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral or the consummation of the transactions contemplated hereunder. No Credit Party and no Restricted Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

4.7 ERISA Compliance. Schedule 4.7 sets forth, as of the Second Amendment Effective Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans and (b) all Multiemployer Plans. Each Title IV Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies, except where such failure could not reasonably be expected to have a Material Adverse Effect. Each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, except where a failure to be in compliance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no existing or pending (or to the knowledge of any Credit Party or any Subsidiary of a Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party or any Subsidiary of a Credit Party incurs or otherwise has or could have an obligation or any Liability, that could, in the aggregate, reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur. On the Second Amendment Effective Date, no ERISA Event has occurred in connection with which material obligations or material Liabilities of a Credit Party or a Subsidiary of a Credit Party remain outstanding.

4.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.10. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. As of the Second Amendment Effective Date, except as set forth on Schedule 4.8, no Credit Party and no Subsidiary of any Credit Party owns any Margin Stock.

4.9 Ownership of Property; Liens. As of the Second Amendment Effective Date, the Real Estate listed in Schedule 4.9 constitutes all of the Real Estate of each Credit Party and each of their respective Restricted Subsidiaries. Each of the Credit Parties and each of their respective Restricted Subsidiaries has good record title or valid leasehold interests in all Real Estate and personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses, except, in each instance, to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. None of the Property of any Credit Party or any Restricted Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens.

4.10 Taxes. All federal, state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Second Amendment Effective Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority that has not been fully resolved. Adequate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in substantial compliance with the Tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

4.11 Financial Condition.

(a) Each of (i) the audited consolidated balance sheet of Holdings and its Subsidiaries dated December 31, 20~~17~~20, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim consolidated balance sheet of Holdings and its Subsidiaries dated ~~June~~March 3~~0~~1, 2021~~8~~ and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the ~~six~~three fiscal months then ended:

(x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y) present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) The pro forma unaudited consolidated balance sheet of Holdings and its Subsidiaries dated ~~June~~March 3~~0~~1, 2021~~8~~ delivered on or before the Second Amendment Effective Date was prepared by Holdings giving pro forma effect to the funding of the Loans and consummation of the transactions contemplated hereby, was based on the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries dated ~~June~~March 3~~0~~1, 2021~~8~~, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.

(c) Since December 31, 20~~17~~20, there has been no Material Adverse Effect or any event or circumstance which would reasonably be expected to result in a Material Adverse Effect.

(d) All financial performance projections delivered to Agent, including the financial performance projections delivered on or prior to the Effective Date, represent the Borrower’s good faith estimate of future financial performance and are based on assumptions believed by the Borrower to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

4.12 Environmental Matters. Except as set forth in Schedule 4.12 and except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Credit Parties and their Restricted Subsidiaries, each Credit Party and each Restricted Subsidiary of each Credit Party (a) are and during the five (5) calendar years immediately preceding the Effective Date have been in compliance with all applicable Environmental Laws, including obtaining and maintaining all Permits required by any applicable Environmental Law, (b) is not party to, and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by any Credit Party or any Restricted Subsidiary of a Credit Party is subject to or the subject of, any Contractual Obligation or any pending or, to the knowledge of any Credit Party, threatened, order, action, investigation, suit, proceeding, audit, Lien, claim, demand, dispute or notice of violation or of potential liability or similar written notice relating in any manner to any Environmental Law, (c) has not caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate in violation of any Environmental Law, (d) currently (or to the knowledge of any Credit Party, previously) owns, leases, subleases, operates or otherwise occupies no Real Estate that is contaminated by any Hazardous Materials, (e) is not, and has not been, engaged in, and has no knowledge of any current or former tenant to engage in, operations in violation of any Environmental Law and (f) has not received during the five (5) calendar years immediately preceding the Effective Date any notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws.

4.13 Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.

4.14 Solvency. Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower, (c) the consummation of the transactions contemplated hereby and (d) the payment and accrual of all transaction costs in connection with the foregoing, ~~each~~the Credit ~~Party is~~Parties, taken as a whole, are Solvent.

4.15 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Restricted Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.15, as of the Second Amendment Effective Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Restricted Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Restricted Subsidiary of any Credit Party and (c) to the Credit Parties’ knowledge, no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Restricted Subsidiary of any Credit Party.

4.16 Intellectual Property. Each Credit Party and each Restricted Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Restricted Subsidiary of each Credit Party does not infringe, misappropriate, dilute or violate any Intellectual Property owned by any other Person and (b) no other Person has contested in writing any right, title or interest of any Credit Party or any Restricted Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.17 Brokers’ Fees; Transaction Fees. Except as disclosed on Schedule 4.17 and except for fees payable to Agent and Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

4.18 Ventures, Subsidiaries and Affiliates; Outstanding Stock. All issued and outstanding Stock of each of the Credit Parties and each of their respective Restricted Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock of the Borrower and Restricted Subsidiaries of the Borrower, those in favor of Agent, for the benefit of the Secured Parties. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the Second Amendment Effective Date, all of the issued and outstanding Stock of each Credit Party and each Subsidiary of each Credit Party is owned by each of the Persons and in the amounts set forth in Schedule 4.18. Except as set forth in Schedule 4.18 on the Second Amendment Effective Date, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or any Stock of its Restricted Subsidiaries. Set forth in Schedule 4.18 is a true and complete organizational chart of the Credit Parties, all of their Subsidiaries and all joint ventures or partnerships with any other Person as of the Second Amendment Effective Date and, as supplemented in writing to the Agent from time to time, on any other date this representation is given. As of the Second Amendment Effective Date there are no Unrestricted Subsidiaries.

4.19 Jurisdiction of Organization; Chief Executive Office. Schedule 4.19 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the Second Amendment Effective ~~d~~Date ~~hereof~~, and such Schedule 4.19 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Second Amendment Effective Date.

4.20 ~~Deposit Accounts and Other Accounts~~Reserved.

~~. Schedule 4.20 lists all banks and other financial institutions securities intermediary or commodity intermediary at which any Credit Party maintains deposit, securities, commodities or similar accounts as of the Effective Date, and such Schedule correctly identifies the name, address and any other relevant contact information reasonably requested by Agent with respect to each depository or intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.~~

4.21 Full Disclosure; Beneficial Ownership. (a) None of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents and the Transactions (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Second Amendment Effective Date, but excluding any financial performance projections), when taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

(b) As of the Second Amendment Effective Date, the information included in any Beneficial Ownership Certification required to be delivered on or prior to such date is true and correct in all respects.

4.22 Regulatory Matters

(a) Compliance with Health Care Laws. Each Credit Party and each of their respective Subsidiaries is, and at all times during the three calendar years immediately preceding the Effective Date has been, in material compliance with all Health Care Laws and requirements of Third Party Payor Programs applicable to it, its assets, business or operations. No circumstance exists or event has occurred which would reasonably be expected to result in a material violation of any Health Care Law or any requirement of any Third Party Payor Program. Except as set forth on Schedule 4.22, no material Proceeding against or affecting any Credit Party or any of its Subsidiaries relating to any actual or alleged non-compliance with any Health Care Law is pending or, to the knowledge of any Credit Party, is threatened.

(b) Regulatory Permits; Accreditation. Each Credit Party and each of their respective Subsidiaries holds, and at all times during the three calendar years immediately preceding the Effective Date has held, all material Regulatory Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business or operations (including to provide home and community based personal care services, as applicable) and to participate in and obtain reimbursement under all Third Party Payor Programs in which such Persons participate. All such Regulatory Permits are, and at all times during the three calendar years immediately preceding the Effective Date have been, in full force and effect and there is and has been no default under, violation of, or other noncompliance with the terms and conditions thereof, except as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect. To the Credit Parties’ knowledge, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, has resulted or would reasonably be expected to result in the suspension, revocation, termination, material limitation or modification, or non-renewal of any material Regulatory Permit. No Governmental Authority has taken, or to the knowledge of any Credit Party intends to take, action to suspend, revoke, terminate, place on probation, restrict, limit, modify or not renew any Regulatory Permit of any Credit Party or any Subsidiary of any Credit Party.

(c) Third Party Payor Authorizations. Each Credit Party and each of their respective Subsidiaries holds, and at all times during the three calendar years immediately preceding the Effective Date has held, in full force and effect, all material Third Party Payor Authorizations necessary to participate in and be reimbursed by all Third Party Payor Programs in which any Credit Party or any Subsidiary of any Credit Party participates. There is no investigation, material audit or claim or review outside the Ordinary Course of Business, or other action pending, or to the knowledge of any Credit Party, threatened, which would be reasonably likely to result in a suspension, revocation, termination or non-renewal of any Third Party Payor Authorization or result in any Credit Party’s or any of their Subsidiaries’ exclusion from any Third Party Payor Program.

(d) Material Statements. None of the Credit Parties, their Subsidiaries, or, to the knowledge of the Credit Parties, the officers, affiliates, employees or agents of the Credit Parties or their Subsidiaries has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would reasonably be expected to constitute a material violation of any Health Care Law.

(e) Prohibited Transactions. None of the Credit Parties, their Subsidiaries, or, to the knowledge of the Credit Parties, the officers, affiliates, employees or agents of the Credit Parties or their Subsidiaries, directly or indirectly, has (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in violation of any Health Care Law; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in violation of any Health Care Law; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of any Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be in violation of any Health Care Law or used or was given for any purpose other than that described in the documents supporting such payment. To the knowledge of each Credit Party, except as set forth on Schedule 4.22, no person has filed or has threatened to file against any Credit Party or any of their Affiliates an action under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(f) Exclusion. No Credit Party and no Subsidiary of any Credit Party, nor, to the knowledge of the Credit Parties, any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Credit Party or any Subsidiary of any Credit Party has been (or, has been threatened to be) (i) excluded from any Governmental Payor program pursuant to 42 U.S.C. § 1320a-7 and related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable laws or regulations, (iii) debarred, disqualified, suspended or excluded from participation in any Governmental Payor program or is listed on the General Services Administration list of excluded parties, nor, to the knowledge of the Credit Parties, is any such debarment, disqualification, suspension or exclusion threatened or pending, or (iv) except as set forth on Schedule 4.22, made a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations.

(g) Corporate Integrity Agreement. None of the Credit Parties, their Subsidiaries, or, to the knowledge of the Credit Parties, any of their owners, officers, directors, partners, agents, managing employees or Persons with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §1001.1001) in any Credit Party or any of its Subsidiaries is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Laws.

(h) Accreditation. Each Credit Party and each of their respective Subsidiaries has obtained and maintains accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent prudent and customary in the industry in which it is engaged or required by law (including any foreign law or equivalent regulation), except where the failure to have or maintain such accreditation in good standing or imposition of limitation or impairment would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

(i) Proceedings; Audits. Except as set forth on Schedule 4.22, there are no pending (or, to the knowledge of any Credit Party, threatened) Proceedings against or affecting any Credit Party or any Subsidiary of any Credit Party relating to any actual or alleged material non-compliance with any Health Care Law or requirement of any Third Party Payor Program other than Third Party Payor Program audits in the Ordinary Course of Business. There currently exist no material restrictions, deficiencies, required plans of correction or other such remedial measures with respect to any Regulatory Permit of any Credit Party or any Subsidiary of any Credit Party, or any of their participation in any Third Party Payor Program, except deficiencies, restrictions or other remedial issues capable of being cured by the applicable Credit Party in the ordinary course and prior to the expiration of the time frame (subject to any additional cure periods) allowed by any applicable Governmental Authority with respect thereto. Without limiting the foregoing, no audit or other investigation related to any Credit Party or any Subsidiary of any Credit Party or their respective operations, or the consummation of the transactions contemplated in the Loan Documents or related to the Collateral (i) has been conducted by or on behalf of any Governmental Authority (other than routine audits or investigations conducted in the Ordinary Course of Business), or (ii) to the Credit Parties’ knowledge is scheduled, pending or threatened (in writing) that could reasonably be expected to have a Material Adverse Effect.

(j) Overpayments. No Credit Party and no Subsidiary of any Credit Party (i) to the knowledge of such party, has retained an overpayment received from, or failed to refund any amount due to, any Governmental Payor in violation of any Health Care Law or contract; and (ii) has received written notice of, or has knowledge of, any material overpayment or refunds due to any Governmental Payor, other than overpayments received and refunds or other adjustments owed by the Credit Parties or any Subsidiaries of the Credit Parties in the Ordinary Course of Business and in compliance with applicable Health Care Laws and contracts.

4.23 Foreign Assets Control Regulations; Anti-Money Laundering; Anti-Corruption Practices.

(a) Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department. No Credit Party and no Subsidiary of a Credit Party (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (iv) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law.

(b) Each Credit Party and each Subsidiary of each Credit Party is in compliance with all laws related to terrorism or money laundering (“Anti-Money Laundering Laws”) including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such Anti-Money Laundering Laws is pending or threatened to the knowledge of each Credit Party and each Subsidiary of each Credit Party.

(c) Each Credit Party and each Subsidiary of each Credit Party is in compliance in all material respects with all applicable anti-corruption and bribery laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”). None of the Credit Party or any Subsidiary, nor to the knowledge of the Credit Party, any director, officer, agent, employee, or other person acting on behalf of the Credit Party or any Subsidiary, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws.

(d) Each Credit Party and each Subsidiary of each Credit Party has instituted and will continue to maintain policies and procedures designed to ensure compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

4.24 Subordinated Debt. All Obligations, including the L/C Reimbursement Obligations, constitute Indebtedness entitled to the benefits of the subordination provisions contained in the applicable Subordination Agreement. As of the Second Amendment Effective Date, there are no Subordination Agreements in effect (or required to be in effect) other than, for the avoidance of doubt, the subordination provisions set forth in the intercompany notes made among the Credit Parties as required pursuant to Section 6.4.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until the Facility Termination Date:

5.1 Financial Statements. Each Credit Party shall maintain, and shall cause each of its Restricted Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that unaudited interim financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrower shall deliver to Agent and each Lender by Electronic Transmission and in detail reasonably satisfactory to Agent and the Required Lenders:

(a) as soon as available, but not later than one-hundred and twenty (120) days after the end of each Fiscal Year, a copy of the audited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other nationally-recognized independent certified public accounting firm reasonably acceptable to Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status;

(b) as soon as available, but not later than forty-five (45) days after the end of each of the first three Fiscal Quarters of each year, a copy of the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries, and the related consolidated statements of income, shareholders’ equity and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified by an appropriate Responsible Officer of the Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

5.2 Certificates; Other Information. The Borrower shall furnish to Agent (and Agent shall thereafter make available to each Lender) by Electronic Transmission:

(a) concurrently with the delivery of the annual and quarterly financial statements referred to in Sections 5.1(a) and 5.1(b), (i) a fully and properly completed certificate in the form of Exhibit 5.2(a) (a “Compliance Certificate”), certified by a Responsible Officer of the Borrower and (ii) a listing of all Subsidiaries that are presently Unrestricted Subsidiaries, together with a reconciliation excluding the assets, liabilities, revenue, expenses and net income of Unrestricted Subsidiaries from such financial statements;

(b) promptly after the same are sent, copies of all financial statements and reports (excluding any packages delivered solely to the board of directors (or other similar body)) which any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(c) as soon as available and in any event no later than forty-five (45) days after the last day of each Fiscal Year of the Borrower, projections of the Credit Parties (and their Subsidiaries) consolidated and consolidating financial performance for the forthcoming Fiscal Year on a quarterly basis and, with appropriate discussion, the principal assumptions upon which such projections are based;

(d) ~~promptly upon receipt thereof, copies of any “management letter” submitted to any Credit Party by its certified public accountants and management’s responses thereto~~Reserved;

(e) from time to time, with respect to any ~~Property~~Real Estate subject to a Mortgage in accordance with Section 5.13, if Agent determines that obtaining appraisals is necessary in order for Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if an Event of Default shall have occurred and be continuing, Agent may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market value of all or any portion of the personal property of any Credit Party or any Restricted Subsidiary of any Credit Party and the fair market value or such other value as determined by Agent (for example, replacement cost for purposes of Flood Insurance) of any Real Estate of any Credit Party or any Restricted Subsidiary of any Credit Party;

(f) concurrently with the delivery of the annual financial statements referred to in Section 5.1(a), a summary of all material insurance coverage maintained as of the date thereof by any Credit Party; and

(g) promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request (including, without limitation, information and documentation reasonably requested by Agent (including on behalf of any Lender) for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws).

5.3 Notices. The Borrower shall notify promptly Agent (and Agent shall thereafter notify each Lender) of each of the following (and in no event later than five (5) Business Days after a Responsible Officer becomes aware thereof):

(a) the occurrence or existence of any Default or Event of Default;

(b) any breach or non-performance of, or any default under, (x) any agreement or document governing Material Indebtedness or (y) any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law that in the case of this clause (y) would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, and in the case of clauses (x) and (y) including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party, any Subsidiary of any Credit Party or any of their respective property (i) which would reasonably be expected to have a Material Adverse Effect, (ii) which alleges material violations of any Health Care Law by any Credit Party or any Subsidiary of any Credit Party that cannot be remedied in the Ordinary Course of Business, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document; or the receipt of any subpoena from, or written notice of an investigation by, any Governmental Authority;

(e)(i) the receipt by any Credit Party of any written notice of violation of or potential liability or similar notice under Environmental Law that would have a reasonable likelihood of resulting in Material Environmental Liabilities, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Material Environmental Liabilities;

(f)(i) on or prior to any filing by any Credit Party or a Subsidiary of a Credit Party, or promptly upon a Credit Party obtaining knowledge of the filing by any ERISA Affiliate, of any notice of any reportable event under Section 4043 of ERISA or intent to terminate any Title IV Plan, a copy of such notice, (ii) promptly, and in any event within ten (10) days, after any officer of any Credit Party or a Subsidiary of a Credit Party knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any Credit Party or a Subsidiary of a Credit Party knows or has reason to know that an ERISA Event will or has occurred that would reasonably be expected to result in material liability to a Credit Party or a Subsidiary of a Credit Party, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit IV Plan pertaining thereto;

(g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;

(h) any material change in accounting policies or financial reporting practices by any Credit Party or any Restricted Subsidiary of any Credit Party, except as required by GAAP;

~~(i) any event reasonably expected to result in a mandatory prepayment of the Obligations pursuant to Section 2.8;~~

(i) Reserved;

(j)(1) the voluntary disclosure by any Credit Party or any Subsidiary of any Credit Party to the Office of the Inspector General of the United States Department of Health and Human Services, any Third Party Payor Program (including to any intermediary, carrier or contractor of such Program), of an actual or potential overpayment matter involving the submission of claims to a Third Party Payor in an amount greater than $~~1~~2,~~0~~5 00,000; (2) that any Credit Party or any Subsidiary of any Credit Party, an owner, officer~~, manager, employee or~~ or other Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Credit Party or any Subsidiary of any Credit Party: (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (C) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq.; (3) receipt by any Credit Party or any Subsidiary of any Credit Party of any written notice or communication from an accrediting organization that such Person is ~~in danger~~at material risk of losing its accreditation due to a failure to comply with a plan of correction and such failure would reasonably be expected to have, in the aggregate, a Material Adverse Effect; (4) any ~~material~~ reimbursement audit related to any Credit Party or any Subsidiary of any Credit Party in connection with any Third Party Payor Program that would, if finally determined in a manner adverse to such Credit Party or Subsidiary of such Credit Party, reasonably be expected to have, in the aggregate, a Material Adverse Effect; (5) any claim to recover any alleged overpayments with respect to ~~any~~ receivables in connection with any Third Party Payor Program, or any notice of any ~~fees of~~claims for reimbursement from any Credit Party or any Subsidiary of any Credit Party being contested or disputed, in each case, in excess of $~~1~~2,~~0~~5 00,000; (6) written notice ~~of any material~~from or on behalf of any Third Party Payor of any reduction in the level of reimbursement expected to be received with respect to ~~receivables; (7) any allegations of material licensure violations by a Governmental Authority or fraudulent acts or omissions involving any Credit Party or any Subsidiary of any Credit Party; (8)~~services reimbursed by such Third Party Payor Program that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (7) the pending or threatened (in writing) imposition of any ~~material~~ fine or penalty by any Governmental Authority under any Health Care Law against any Credit Party or any Subsidiary of any Credit Party that would reasonably be expected to have a Material Adverse Effect; (~~9~~8) any changes in any Health Care Law (including the adoption of a new Health Care Law) known to any Credit Party or any Subsidiary or any Credit Party that would reasonably be expected to have, in the aggregate, a Material Adverse Effect; (~~10~~9 ) notice of any Credit Party’s or any of their Subsidiaries’ ~~fees~~reimbursements from a Third Party Payor in excess of $~~1~~2,~~0~~5 00,000 being contested or disputed; (1~~1~~0) any pending or threatened (in writing) revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal with respect to any Regulatory Permit or Third Party Payor Authorization that if such actions occurred would reasonably be expected to have, in the aggregate, a Material Adverse Effect; and (1~~2~~1) notice of the occurrence of any reportable event as defined in any corporate integrity agreement, corporate compliance agreement or deferred prosecution agreement pursuant to which any Credit Party or any Subsidiary of any Credit Party has to make a submission to any Governmental Authority or other Person under the terms of such agreement, if any; and

(k) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners included in such certification.

Each notice pursuant to this Section shall be an Electronic Transmission accompanied by a statement by a Responsible Officer of the Borrower, setting forth details of the occurrence referred to therein, and stating what action the Borrower or other Person proposes to take with respect thereto and at what time. Each notice under Section 5.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

5.4 Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 6.3; and

(b) preserve and maintain its rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the normal conduct of its business except as permitted by Sections 6.2 and 6.3 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.5 Maintenance of Property. Each Credit Party shall, except as otherwise permitted by this Agreement, maintain, and shall cause each of its Restricted Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.6 Insurance. The Credit Parties shall, and shall cause each of their Restricted Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to their assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated, including Flood Insurance. Each such policy of insurance shall (i) in the case of each liability policy, name Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy contain a loss payable clause or endorsement that names Agent, on behalf of the Secured Parties, as the loss payee thereunder and, to the extent available, provide for at least thirty (30) days’ prior written notice to Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder). A true and complete listing of such insurance, including issuers, coverages and deductibles, shall be provided to Agent promptly following Agent’s request. Notwithstanding the requirements above, Flood Insurance shall be required for all Real Estate subject to a Mortgage located in a Special Flood Hazard Area in a community that participates in the National Flood Insurance Program, but shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program. In addition to the foregoing, any representations and warranties insurance policies obtained by the Borrower or any Affiliate of the Borrower in connection with a Permitted Acquisition shall name the Borrower as the named insured and shall be collaterally assigned to Agent in a manner reasonably satisfactory to Agent.

5.7 Payment of Tax and Certain Secured Obligations. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed (a) all federal, state and other material Tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person and (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person.

5.8 Compliance with Laws. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Credit Party will maintain in effect and enforce policies and procedures designed to ensure compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions. Each Credit Party shall, and each Credit Party shall cause its Subsidiaries to, prevent any Release of any Hazardous Material at, to, or from any Real Estate that would violate or form the basis of Liability under any Environmental Law, other than such violations or liabilities that would not, in the aggregate, reasonably be expected to result in Material Environmental Liabilities.

5.9 Inspection of Property and Books and Records. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons, but in no event more than once in any calendar year except to the extent that an Event of Default has occurred and is continuing; and (b) permit Agent and any of its Related Persons to conduct field examinations, appraise, inspect, and make extracts and copies ~~(or take originals if reasonably necessary)~~ from all of such Credit Party’s books and records, and evaluate and conduct appraisals and evaluations in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties’ expense; provided the Credit Parties shall only be obligated to permit and reimburse Agent for the expenses of one such appraisal, evaluation and inspection per calendar year or more frequently if an Event of Default has occurred and is continuing. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

5.10 Use of Proceeds. The Borrower shall use the proceeds of the ~~Initial~~ Term Loans and Revolving Loans funded on the Effective Date, if any, solely as follows: (a) first, to refinance on the Effective Date, Prior Indebtedness, and (b) thereafter to pay costs and expenses of the transactions contemplated hereby and costs and expenses required to be paid pursuant to Section 3.1. The Borrower shall use ~~proceeds of each Initial Term Loan funded after the Effective Date solely to (a) finance Permitted Acquisitions (and pay costs and expenses in connection therewith) consummated substantially concurrently with, or not more than forty-five (45) days prior to, the related funding of such Initial Term Loan. The Borrower shall use~~ the proceeds of Revolving Loans and Swing Loans made on and after the Effective Date for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement (including to finance Permitted Acquisitions and Investments permitted under Section 6.4)~~; provided, however, in no event may proceeds of Revolving Loans or Swing Loans be used, directly or indirectly, to make an optional prepayment of Term Loans~~. The Borrower shall use proceeds of Incremental Facilities solely as provided in Section 2.1(e)(ii)(C). No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock.

5.11 Cash Management Systems.

(a) ~~[~~Reserved~~]~~ .

(b) Holdings and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Agent, including that the Credit Parties shall segregate collections made from Governmental Payors making payments under Medicare or Medicaid, from collections made from all other Account Debtors and customers of the applicable Credit Parties, including, without limitation, by notifying all Governmental Payors making payments under Medicare or Medicaid to make payments to a Segregate Governmental Account and periodically sweep amounts deposited therein to one or more concentration accounts on a daily basis as and when funds clear and become available in accordance with such depository’s customary procedures.

(c) Each Lender that is a depository bank, securities intermediary or commodities intermediary at which Credit Parties maintain their cash hereby waives all of its right to offset the Obligations (other than in respect of customary offsets for returned items and ordinary course fees and charges by such Person in accordance with its standard schedule of fees and charges in effect from time to time to the extent permitted by the CMS Bulletin (as defined below)) against each Segregated Governmental Account of a Credit Party maintained by such Lender to the extent necessary to comply with the requirements of the CMS Bulletin.

(d) The Credit Parties shall direct each depository bank, securities intermediary or commodities intermediary at which the Credit Parties maintain their cash complies with all requirements of the Department of Health and Human Services Centers for Medicare & Medicaid Services (CMS) Manual System Pub. 100-4 Transmittal 213 (including change request 3079) and any replacement, change or update thereto (the “CMS Bulletin”).

5.12 ~~Landlord Agreements~~Reserved.

~~. Subject to Section 5.13(b), each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of the Borrower’s headquarters, support center, the location of any Credit Party’s material books and records (to the extent such books and records are not duplicated at the Borrower’s headquarters or any other location subject to an effective landlord agreement or bailee or mortgagee waiver, as applicable) and each other location where Collateral with an aggregate fair market value in excess of $1,000,000 is located, which agreement shall be reasonably satisfactory in form and substance to Agent.~~

5.13 Further Assurances.

(a) Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders, when taken as a whole, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b) Promptly upon request by Agent, the Credit Parties shall (and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Restricted Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) subject to customary “Funds Certain Provisions” with respect to perfection of Liens on assets acquired in an Investment permitted hereunder, to perfect and maintain the validity, effectiveness and (to the extent required hereby) priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, grant, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document~~; provided that the Credit Parties shall not be required to deliver with respect to any location of the Credit Parties at which Collateral with an aggregate fair market value in excess of $1,000,000 is located after the Effective Date, landlord agreement or bailee or mortgage waiver with respect to such location satisfying the requirements of Section 5.12 until sixty (60) days after the date Collateral at such location exceeds $1,000,000.~~.

(c) Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Wholly-Owned Subsidiaries (other than Excluded Subsidiaries) promptly after formation or acquisition thereof, but in no event later than ~~sixty~~ninety (~~6~~90) days thereafter, to become a Credit Party by guaranteeing the Obligations and granting to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, all of such Subsidiary’s Property to secure such guaranty. Furthermore, the Borrower shall notify promptly Agent of the issuance by or to any Credit Party (other than by Holdings) of any Stock and, except as otherwise approved in writing by Required Lenders, each Credit Party shall pledge, and shall cause each of its Subsidiaries (other than Excluded Subsidiaries) to pledge, all of the Stock of each of its Domestic Subsidiaries (other than Excluded Subsidiaries) and sixty-five percent (65%) of the outstanding voting Stock and one hundred percent (100%) of the outstanding non-voting Stock of each Foreign Subsidiary and each Excluded Domestic Subsidiary directly owned by a Credit Party, in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations, promptly after formation or acquisition of such Subsidiary; provided that this Section 5.13(c) shall not require any Credit Party to pledge any “Excluded Property” as defined in the Guaranty and Security Agreement.

(d) The Credit Parties shall deliver, or cause to be delivered, to Agent, appropriate resolutions, secretary certificates, certified Organization Documents and, if requested by Agent, legal opinions relating to the matters described in this Section 5.13 (which opinions shall be in form and substance reasonably acceptable to Agent and, to the extent applicable, substantially similar to the opinions delivered on the Second Amendment Effective Date), in each instance with respect to each Credit Party formed or acquired, and each Credit Party or Person (other than a Credit Party) whose Stock is being pledged, after the Effective Date. In connection with each pledge of Stock, the Credit Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party or any Domestic Subsidiary (other than any Excluded Domestic Subsidiary) of any Credit Party acquires fee title to any Real Estate with a fair market value in excess of $5,000,000 (or such higher amount as the Agent may agree in its sole discretion in writing) simultaneously with (or such later date as may be agreed by Agent in its sole discretion) such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, (v) an appraisal complying with FIRREA, (w) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens other than Permitted Liens, (x) then current A.L.T.A. surveys, certified to Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception, (y) all documents required by it to evidence satisfaction of the Flood Insurance Requirements and evidence satisfactory to Agent that all flood insurance due diligence and flood insurance compliance and (z) at Agent’s request, within sixty (60) days of the closing of the acquisition, an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance satisfactory to Agent. In addition to the obligations set forth in Section 5.6(a), the Credit Parties shall, in connection with the grant to Agent for the benefit of the Secured Parties of any Mortgage with respect to any Real Estate, and prior to or concurrently with such grant, provide all documents and information required by, and otherwise comply with, the Flood Insurance Requirements as they apply to the applicable Real Estate. In addition, within forty-five (45) days after written notice from Agent to the Credit Parties that any Real Estate subject to a Mortgage is located in a Special Flood Hazard Area, the Credit Parties shall satisfy (to the extent theretofore not previously satisfied) the Flood Insurance Requirements as to the applicable Real Estate. Without limitation of the foregoing, each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, cooperate with Agent in connection with compliance with laws governing the National Flood Insurance Program, including by providing any information reasonably required by Agent in order to confirm compliance with such laws. Notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered with respect to any Real ~~Property~~Estate unless and until each Lender has received all documents required by it to evidence satisfaction of the Flood Insurance Requirements and has confirmed to Agent that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction.

(e) Without limiting the generality of the foregoing, to the extent reasonably necessary to maintain the continuing priority of the Lien of any existing Mortgages as security for the Obligations in connection with the ~~funding of any Initial Term Loan or the~~ incurrence of an Incremental Facility, as determined by Agent in its reasonable discretion, the applicable Credit Party to any Mortgages shall within thirty (30) days of such funding or incurrence (or such later date as agreed by Agent) (i) enter into and deliver to Agent, at the direction and in the reasonable discretion of Agent, a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to Agent, (ii) cause to be delivered to Agent for the benefit of the Secured Parties an endorsement to the title insurance policy, date down(s) or other evidence reasonably satisfactory to Agent insuring that the priority of the Lien of the Mortgages as security for the Obligations has not changed and confirming and/or insuring that since the issuance of the title insurance policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgages (other than those expressly permitted by Section 6.1(c), (d) and (g)) and (iii) deliver, at the request of Agent, to Agent and/or all other relevant third parties, all other items reasonably necessary to maintain the continuing priority (to the extent required by this Agreement) of the Lien of the Mortgages as security for the Obligations.

(f) Without limitation of (and subject to) any provision in any Subordination Agreement, if any lender with respect to any Subordinated Indebtedness receives any additional guaranty in connection with, or after the date of, the incurrence thereof, without limitation of any Event of Default that may arise as a result thereof, the Credit Parties shall, concurrently therewith, cause the same to be granted to Agent, for its own benefit and the benefit of the Secured Parties.

5.14 Environmental Matters. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws (including, without limitation, Environmental Laws related to the Release of Hazardous Materials) except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability.

5.15 Regulatory Matters.

(a) Without limiting or qualifying Section 5.8 hereof, or any other provision of this Agreement, each Credit Party and each of their respective Subsidiaries will comply in all material respects with all applicable Health Care Laws relating to the operation of such Person’s business.

(b) Each Credit Party and each of their respective Subsidiaries shall (i) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material Regulatory Permits (including, as applicable, Regulatory Permits necessary for it to be eligible to receive payment and compensation from and to participate in Medicare, Medicaid or any other Third Party Payor programs) which are necessary in the proper conduct of its business; (ii) be and remain in material compliance with all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable under, Medicare, Medicaid and other Third Party Payor Programs and (iii) keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any Health Care Law.

(c) Each Credit Party and each of their respective Subsidiaries shall maintain a corporate and health care regulatory compliance program (“Compliance Program”) which addresses the material requirements of Health Care Laws, including HIPAA and includes at least the components included within the Federal Sentencing Guidelines of United States Sentencing Commission (as in effect from time to time) for a compliance program and allows the Agent and/or any consultants from time to time to review such Compliance Program. Each Credit Party and each of their respective Subsidiaries shall modify such Compliance Programs from time to time, as may be necessary to ensure continuing compliance in all material respects with all applicable Health Care Laws. Upon request, the Agent (and/or its consultants) shall be permitted to review such Compliance Programs.

5.16 Unrestricted Subsidiaries. The board of directors (or similar governing body) of Borrower may at any time designate any Restricted Subsidiary of Borrower acquired or formed after the Effective Date as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that, (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) immediately before and after giving effect to such designation, the Credit Parties shall be in compliance on a pro forma basis with the covenants set forth in Article VII, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered (or are required to have been delivered), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it was previously an ~~u~~Unrestricted Subsidiary and has been redesignated as a Restricted Subsidiary, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary to the extent that after giving effect thereto, all Unrestricted Subsidiaries would have total assets (including Stock in other Subsidiaries and excluding investments that are eliminated in consolidation) equal to or greater than 2.50% of Consolidated Total Assets, (v) Borrower shall deliver to Agent at least three Business Days prior to such designation a certificate of a Responsible Officer of Borrower, together with all relevant financial information reasonably requested by Agent, demonstrating compliance with the foregoing clauses (i) through (iv) of this Section

5.16 and, if applicable, certifying that such Subsidiary meets the requirements of an “Unrestricted Subsidiary” and (vi) at least ten days prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act, with respect to such Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Credit Parties therein at the date of designation in an amount equal to the fair market value of the applicable Credit Parties’ Investment in such Subsidiary; provided that upon a designation of such Unrestricted Subsidiary as a Restricted Subsidiary (including by means of a transfer of assets of an Unrestricted Subsidiary to a Restricted Subsidiary or a combination of an Unrestricted Subsidiary with a Restricted Subsidiary in which the Restricted Subsidiary survives), the Credit Parties shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the lesser of (A) the fair market value of the Investments of the Credit Parties and their Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (B) the fair market value of Investments of the Credit Parties and their Restricted Subsidiaries made in connection with the designation of such Restricted Subsidiary as an Unrestricted Subsidiary minus (ii) the portion (proportionate to the Credit Parties’ and their Subsidiaries’ Stock in such resulting Restricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any Investments, Indebtedness or Liens of such Subsidiary existing at such time.

ARTICLE VI

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until the Facility Termination Date:

6.1 Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of a Credit Party or a Restricted Subsidiary of a Credit Party on the Second Amendment Effective Date and set forth in Schedule 6.1 securing Indebtedness outstanding on such date and permitted by Section 6.5(b), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 6.5(b);

(b) any Lien created under any Loan Document;

(c) Liens for Taxes which are not past due or remain payable without penalty or the non-payment of which is permitted by Section 5.7;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) Liens consisting of judgment or judicial attachment liens (other than for payment of Taxes), provided that the enforcement of such Liens is effectively stayed and the existence of such judgment does not constitute an Event of Default under Section 8.1(h);

(g) easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Restricted Subsidiary of any Credit Party;

(h) Liens on any Property acquired or held by any Credit Party or any Restricted Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under Section 6.5(c); provided that (i) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof and (ii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such Property;

(i) Liens securing Capital Lease Obligations permitted under Section 6.5(c);

(j) any interest or title of a lessor or sublessor under any lease not prohibited by this Agreement;

(k) Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;

(l) non-exclusive licenses and sublicenses granted by a Credit Party or any Restricted Subsidiary of a Credit Party and leases and subleases (by a Credit Party or any Restricted Subsidiary of a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or their Restricted Subsidiaries in any material respect;

(m) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC;

(n) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(o) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any Restricted Subsidiary of the Borrower in the Ordinary Course of Business;

(p) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(q) Liens on Property acquired pursuant to a Permitted Acquisition, or on Property of a Restricted Subsidiary of a Credit Party (other than Holdings) in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition in each instance, other than Accounts, Inventory, deposit accounts and cash on deposit therein; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 6.5(f), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any Property of any other Credit Party or any other Restricted Subsidiaries;

(r) Liens consisting of earnest money deposits made in connection with any letter of intent or purchase agreement with respect to a transaction permitted hereunder~~, in an aggregate amount not in excess of $2,000,000 at any time~~;

(s) Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 6.5(h); and

(t) other Liens that do not, individually or in the aggregate, secure obligations in excess of the greater of $~~2~~8,500,000 or ~~5~~10% of Consolidated Adjusted EBITDA as of most recently ended Test Period, at any one time in the aggregate.

6.2 Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, directly or indirectly Dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except:

(a) Dispositions of Inventory, goods or services or of worn-out obsolete, damaged or surplus equipment (as defined in the UCC) or fixtures (as defined in the UCC), all in the Ordinary Course of Business;

(b) Dispositions not otherwise permitted hereunder which are made for fair market value ~~and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made as required by Section 2.8~~; provided, that (i) at the time of any Disposition, no Event of Default shall exist or shall result from such Disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash and (iii) the aggregate fair market value of all assets (as reasonably determined by the Borrower) so sold by the Credit Parties and their Restricted Subsidiaries, together, shall not exceed the greater of $~~2~~8,500,000 in any Fiscal Year or ~~5~~10% of Consolidated Adjusted EBITDA as of the most recently ended Test Period;

(c)(i) Dispositions of Cash Equivalents in the Ordinary Course of Business made in accordance with Section 6.6, and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;

(d) transactions permitted under Section 6.1(l) and (o);

(e) Investments permitted under Section 6.4, to the extent such Investment constitutes a Disposition;

(f) the sale or issuance of (i) the Stock in the Borrower or a Restricted Subsidiary to any Credit Party or (ii) the Stock of a Foreign Subsidiary that is not a Credit Party to another Foreign Subsidiary that is not a Credit Party;

(g) the transfer of Property (i) by a Credit Party to a Credit Party (other than Holdings) or (ii) by a Restricted Subsidiary that is not a Credit Party to (A) a Credit Party (other than Holdings) for no more than fair market value or (B) any other Restricted Subsidiary;

(h) any Foreign Subsidiary may issue Stock to qualified directors where required by or to satisfy any applicable Requirement of Law, including any Requirement of Law with respect to ownership of Stock in Foreign Subsidiaries;

(i) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(j) transactions permitted by Section 6.3;

(k) Dispositions of past due accounts receivable in the Ordinary Course of Business (including any discount and/or forgiveness thereof) or, in the case of accounts receivable in default, in connection with the collection or compromise thereof and in any event, not involving any securitization thereof;

(l)(i) the entering into any termination or abandonment of any lease in the Ordinary Course of Business, (ii) any expiration of any option agreement in respect of real or personal property, (iii) the licensing or sublicensing, on a non-exclusive basis, of Intellectual Property in the Ordinary Course of Business, (iv) the lapse or abandonment of Intellectual Property that in the good faith judgment of the Borrower is no longer economically practical or commercially desirable to maintain or useful in the conduct of its business and (v) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the Ordinary Course of Business; ~~and~~

(m) Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding)~~.~~;

(n) Dispositions of non-core or unnecessary assets (determined in the reasonable business judgment of Borrower) acquired in connection with a Permitted Acquisition, provided that, in each case, such Disposition shall be made for fair value on an arm’s-length basis and, at the time of such Disposition, no Event of Default shall exist or shall result from such Disposition; and

(o) Dispositions of Real Estate not subject to a Mortgage.

Notwithstanding the foregoing, in no event shall any Credit Party be permitted to Dispose of any Material Intellectual Property to any Unrestricted Subsidiary.

6.3 Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, merge with, consolidate with or into, dissolve or liquidate into or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (a) any Restricted Subsidiary of the Borrower may merge with, consolidate with or into, dissolve or liquidate into the Borrower or a Wholly-Owned Subsidiary of the Borrower which is both a Restricted Subsidiary and a Domestic Subsidiary, provided that the Borrower or such Wholly-Owned Subsidiary shall be the continuing or surviving entity and all actions reasonably required by Agent, including actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent, shall have been completed; provided further, that if a Credit Party is a constituent entity in such merger, dissolution or liquidation, a Credit Party must be the continuing or surviving entity, (b) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary provided if a Foreign Subsidiary which is not an Excluded Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, a Foreign Subsidiary which is not an Excluded Foreign Subsidiary shall be the continuing or surviving entity, (c) any other Restricted Subsidiary of the Borrower may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and it is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Guarantor, any assets or business not otherwise Disposed of in accordance with Section 6.2 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution and (d) any Person that is the target of a Permitted Acquisition may merge into a Credit Party or a Restricted Subsidiary of a Credit Party formed solely for the purpose of consummating such Permitted Acquisition; provided that the Credit Party or Restricted Subsidiary thereof (which shall become a Credit Party concurrently with the consummation of such Permitted Acquisition) shall be the continuing or surviving entity and all actions reasonably required by Agent, including actions required to grant perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent, shall have been completed.

6.4 Loans and Investments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) purchase or acquire any Stock, or any obligations or other securities of, or any interest in, any Person, (ii) make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including by way of merger, consolidation or other combination or (iii) make, purchase or acquire any advance, loan, extension of credit (other than trade payables in the Ordinary Course of Business) or capital contribution to or any other investment in, any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a) Investments in cash and Cash Equivalents;

(b) Investments consisting of (i) capital contributions by Holdings in then existing Credit Parties, (ii) extensions of credit or capital contributions by any Credit Party (other than Holdings) to or in any other then-existing Credit Party (other than Holdings), (iii) extensions of credit or capital contributions by the Borrower or any other Credit Party (other than Holdings) to or in any then-existing Subsidiaries of the Borrower which are not Credit Parties not to exceed the greater of $~~2~~8 ,500,000 or 10% of Consolidated Adjusted EBITDA as of the most recently ended Test Period in the aggregate at any time outstanding for all such extensions of credit and capital contributions; provided, if the Investments described in foregoing clauses (i), (ii) and (iii) are evidenced by notes, such notes shall be pledged to Agent, for the benefit of the Secured Parties, and have such terms as Agent may reasonably require and (iv) extensions of credit or capital contributions by a Restricted Subsidiary of the Borrower which is not a Credit Party to or in another then existing Restricted Subsidiary of the Borrower which is not a Credit Party;

(c) loans and advances to employees in the Ordinary Course of Business not to exceed $1,000,000 in the aggregate at any time outstanding;

(d) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 6.2(b);

(e) Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(f) Investments consisting of non-cash loans made by Holdings to officers, directors and employees of a Credit Party which are used by such Persons to purchase simultaneously Stock of Holdings;

(g) Investments existing on the Second Amendment Effective Date and set forth on Schedule 6.4;

(h) Investments comprised of Indebtedness permitted by Section 6.5(p);

(i) Permitted Acquisitions;

(j) Investments in joint ventures that are not Subsidiaries in an aggregate amount not to exceed $~~2~~40,000,000; provided that (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect to such Investment, on a pro forma basis as of the last day of the most recently ended month for which financial statements have been delivered (or are required to have been delivered pursuant to Section 5.1), the Credit Parties are in compliance with the covenants set forth in Article VII;

(k) bank deposits in the Ordinary Course of Business;

(l) the establishment or creation of a Subsidiary, subject to satisfaction of any applicable requirements in Section 5.13 and the provisions of Section 6.4(b);

(m) prepayment of expenses or deposits made in the Ordinary Course of Business;

(n) any Investment (other than Investments in Foreign Subsidiaries or other non-US Persons) so long as (i) no Default or Event of Default shall have occurred and be continuing at the time of such Investment or would result therefrom and (ii) after giving effect thereto on a pro forma basis, the Senior Net Leverage Ratio does not exceed ~~2.75~~3.00:1.00; and

(o) other Investments not to exceed, in the aggregate at any time outstanding, the greater of $~~2~~8,500,000 or ~~5~~10% of Consolidated Adjusted EBITDA as of the most recently ended Test Period; provided that before and immediately after giving effect to such Investment, no Default or Event of Default has occurred and is continuing.

6.5 Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness existing on the Second Amendment Effective Date and set forth in Schedule 6.5 including Permitted Refinancings thereof;

(c) Indebtedness not to exceed $~~5~~10,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by Section 6.1(h) or Section 6.1(i) and Permitted Refinancings thereof;

(d) unsecured intercompany Indebtedness permitted pursuant to Section 6.4(b);

(e) Subordinated Indebtedness subject to a Subordination Agreement in an aggregate principal amount not to exceed $~~5~~10,000,000;

(f) Indebtedness of a Restricted Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or a similar Investment permitted by Section 6.4) or Indebtedness of a Target assumed at the time of a Permitted Acquisition of or such other Investment in such Target, in each instance, other than revolving credit facilities or commitments therefor; provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other Investment and (ii) the aggregate principal amount of all Indebtedness permitted by this Section 6.5(f) shall not at any time outstanding exceed $~~5~~10,000,000;

(g) unsecured Indebtedness of the Borrower or any ~~of its Restricted Subsidiaries~~other Credit Party (other than Holdings) consisting of Contingent Acquisition Consideration; provided that (i) the maximum aggregate amount payable with respect to all such Contingent Acquisition Consideration does not exceed $~~1~~20,000,000 in the aggregate at any time outstanding (assuming the remaining maximum performance standards related thereto are satisfied, except to the extent all or any portion thereof becomes a fixed, matured or earned amount, in which case such amount shall be deemed the actual amount of such Contingent Acquisition Consideration), and (ii) with respect to any Contingent Acquisition Consideration agreed to after the Closing Date, such Contingent Acquisition Consideration is subordinated to the Obligations on terms and conditions reasonably satisfactory to Agent;

(h) Indebtedness consisting of the financing of insurance premiums in the Ordinary Course of Business;

(i) endorsements for collection or deposit in the Ordinary Course of Business;

(j) Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation with (i) any Lender or an Affiliate of any Lender or (ii) otherwise with Agent’s prior written consent;

(k) Indebtedness arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(l) Indebtedness arising with respect to customary indemnification obligations and purchase price adjustments in favor of (i) sellers in connection with Acquisitions or similar Investments permitted hereunder and (ii) purchasers in connection with Dispositions permitted under Section 6.2(b);

(m) Indebtedness arising under guaranties made in the Ordinary Course of Business of obligations of any Credit Party (other than Holdings) which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(n) Indebtedness incurred in the Ordinary Course of Business with respect to surety and appeals bonds, performance bonds and other similar obligations;

(o) Indebtedness consisting of promissory notes issued by Holdings to any stockholder of Holdings or any current or former director, officer, employee, member of management, manager or consultant of Holdings, the Borrower or any Restricted Subsidiary (or their respective immediate family members) to finance the purchase or redemption of Stock permitted by Section 6.8(b); and

(p) other unsecured Indebtedness not exceeding in the aggregate at any time outstanding the greater of $8,5~~,0~~00,000 or 10% of Consolidated Adjusted EBITDA as of the most recently ended Test Period so long as no Default or Event of Default shall have occurred and be continuing or would result from the incurrence of such Indebtedness.

6.6 Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (w) enter into any transaction with any Affiliate of the Borrower or of any such Subsidiary (other than, in each case, transactions between or among Credit Parties) or any director (or similar official) of any of the foregoing, (x) pay any management, consulting or similar fees to any of the foregoing or (y) pay or reimburse any of the foregoing for any costs, expenses and similar items, except:

(a)(i) with respect to transactions between or among the Credit Parties and (ii) with respect to any other Affiliate or any other such Person as expressly permitted by Sections 6.4(g), and (j) and Section 6.8 of this Agreement;

(b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Restricted Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and that are disclosed in advance in writing to Agent; provided, further, that in no event shall a Credit Party or any Restricted Subsidiary of a Credit Party perform or provide any management, consulting, administrative or similar services to or for any Person other than another Credit Party, a Restricted Subsidiary of a Credit Party or a customer in the Ordinary Course of Business;

(c) payment of directors’ fees not to exceed $1,~~0~~500,000 in any Fiscal Year of the Borrower, and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings; and

(d) employment agreements, equity incentive agreements and other employee and management arrangements entered into in the Ordinary Course of Business as conducted as of the ~~Closing~~Second Amendment Effective Date and otherwise upon fair and reasonable terms.

6.7 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.8 Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or (ii) purchase, redeem or otherwise acquire for value any Stock now or hereafter outstanding (the items described in clauses (i) and (ii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of a Credit Party may declare and pay dividends pro rata to holders of its equity interests, and except that:

(a) Holdings may declare and make dividend payments or other distributions payable solely in its Stock;

(b) the Borrower may make distributions to Holdings (for further distribution to the holders of Stock of Holdings) not otherwise permitted hereunder; provided all of the following conditions are satisfied:

(i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment; and

(ii) the aggregate Restricted Payments permitted under this paragraph (b) in any Fiscal Year of the Borrower shall not exceed $7,500,000 per annum;

(c) the Borrower may make distributions to Holdings to permit Holdings to pay federal, state and local income Taxes then due and payable, franchise Taxes and other similar licensing expenses incurred in the Ordinary Course of Business provided, that the amount of such distribution shall not be greater than the amount of such Taxes or expenses that would have been due and payable by the Borrower and its relevant Subsidiaries had the Borrower not filed a consolidated, combined, unitary or similar type return with Holdings;

(d) the Borrower may make distributions to Holdings in an aggregate amount not to exceed $~~5~~1,000,000 in any Fiscal Year, to the extent necessary to permit Holdings to maintain its legal existence and to pay reasonable out-of-pocket general administrative costs and expenses (which may include out-of-pocket legal, accounting and filing costs, other reasonable and customary corporate overhead expenses incurred in the Ordinary Course of Business and customary transaction-based fees and expenses of third-party investment bankers and advisers for services rendered to Holdings relating to Holdings and its Restricted Subsidiaries not prohibited hereunder), so long as Holdings applies the amount of any such Restricted Payment for any such purpose within 30 days of receipt; and

(e) the Borrower may make distributions and pay dividends to Holdings (and Holdings may in turn pay dividends and make distributions to the holders of its Stock) not otherwise permitted pursuant to this Section 6.8, provided that each of the following conditions are satisfied:

(i) no Default or Event of Default exists at the time of such Restricted Payment or would result therefrom; and

(ii) the Total Net Leverage Ratio, calculated on a pro forma basis, would not exceed ~~2.75~~3.00:1.00.

6.9 Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, engage in any line of business other than those lines of business carried on by it on the Second Amendment Effective Date (or any business reasonably related or incidental thereto or reasonable extensions thereof). Holdings shall not engage in any business activities or own any Property other than (i) ownership of the Stock of the Borrower, (ii) activities and contractual rights incidental to maintenance of its corporate or organizational existence and (iii) any other activity Holdings is expressly permitted to perform pursuant to this Agreement.

6.10 Change in Structure. Except as expressly permitted under Section 6.3, no Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, amend any of its Organization Documents in any respect materially adverse to Agent or Lenders.

6.11 Changes in Accounting, Name and Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization or formation, in the case of clauses (iii) and (iv), without at least thirty (30) days’ prior written notice to Agent (or such shorter period as may be agreed by Agent in its sole discretion).

6.12 Limitation on Payments of Certain Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) make any prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness or (ii) make any payment or prepayment of Contingent Acquisition Consideration (the items described above are referred to as “Restricted Debt Payments”); except that:

(a) Reserved;

(b) the Credit Parties may pay as and when due and payable, non-accelerated payments of Contingent Acquisition Consideration and non-accelerated mandatory payments in respect of Subordinated Indebtedness, in each case solely to the extent permitted under the applicable Subordination Agreement or subordination provisions with respect thereto; provided that (1) such payments are financed solely with Net Issuance Proceeds of Stock (other than Disqualified Stock) of Holdings or (2) all of the following conditions are satisfied:

(i) no Default or Event of Default has occurred and is continuing or would arise as a result of such payment; and

(ii) the ~~aggregate amount of all such payments made pursuant to this clause (b) shall not exceed $50,000,000~~Total Net Leverage Ratio, calculated on a pro forma basis, would not exceed 3.00:1.00; and

(c) the Credit Parties may make payments of intercompany Indebtedness permitted under Section 6.5; provided that if an Event of Default is continuing, only payments owing to Credit Parties shall be made thereunder.

6.13 Amendments to Certain Indebtedness. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries directly or indirectly to, change or amend the terms of any Subordinated Indebtedness except to the extent permitted by the applicable Subordination Agreement.

6.14 No Negative Pledges. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Restricted Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Restricted Subsidiary’s Stock or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Credit Party. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired, except in connection with any document or instrument governing Liens permitted pursuant to Sections 6.1(h) and 6.1(i) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens.

6.15 OFAC; USA Patriot Act; Anti-Corruption Laws. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Section 4.23. No Credit Party or Subsidiary, nor to the knowledge of the Credit Party, any director, officer, agent, employee, or other person acting on behalf of the Credit Party or any Subsidiary, will request or use the proceeds of any Loan or Letter of Credit, directly or indirectly, (A) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Furthermore, the Credit Parties will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

6.16 Sale-Leasebacks. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

6.17 Capital Expenditures. The Credit Parties and their Restricted Subsidiaries shall not make or commit to make Capital Expenditures for any Fiscal Year in excess of $1~~0~~5,000,000 (the “Capital Expenditure Limitation”), with respect to such Fiscal Year; provided, however, in the event the Credit Parties and their Restricted Subsidiaries do not expend the entire Capital Expenditure Limitation in any Fiscal Year, the Credit Parties and their Restricted Subsidiaries may carry forward to the immediately succeeding Fiscal Year 50% of the unutilized portion. All Capital Expenditures shall first be applied to reduce the carry-forward from the previous Fiscal Year, if any, and then to reduce the applicable Capital Expenditure Limitation.

ARTICLE VII

FINANCIAL COVENANTS

Each Credit Party covenants and agrees that until the Facility Termination Date:

7.1 Total Net Leverage Ratio. The Credit Parties shall not suffer or permit the Total Net Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 3.75:1.00; provided, however, that to the extent that the Borrower or any of its Restricted Subsidiaries (i) consummates (A) during any Fiscal Quarter, an individual Acquisition for which the aggregate Acquisition Consideration is $50,000,000 or more or (B) in any twelve-month period, one or more Acquisitions for which the aggregate Acquisition Consideration is $75,000,000 or more (to the extent that the Borrower makes a Financial Covenant Increase Election in respect of such Acquisitions described in subclauses (i)(A) or (B) hereof, a “Material Acquisition”) and (ii) Borrower notifies the Agent in writing of its election to increase the maximum Total Net Leverage Ratio as a result thereof by no later than the sooner to occur of (1) the date which is ten days after the consummation of the applicable Acquisition or (2) the end of the applicable Fiscal Quarter (a “Financial Covenant Increase Election”), then the maximum Total Net Leverage Ratio for the Fiscal Quarter in which election was made and the three immediately succeeding Fiscal Quarters shall be increased to 4.25:1.00 (the “Increased Covenant Level”); provided further, that notwithstanding the foregoing proviso, the Increased Covenant Level shall not apply for more than four (4) consecutive Fiscal Quarters.

7.2 Interest Coverage Ratio. The Credit Parties shall not suffer or permit the Interest Coverage Ratio for the twelve fiscal month period ending on the last day of any Fiscal Quarter to be less than 3.00:1.00.

ARTICLE VIII

EVENTS OF DEFAULT

8.1 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b) Representation or Warranty. Any representation, warranty or certification by or on behalf of any Credit Party or any of its Restricted Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made; or

(c) Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 5.1, 5.2(a), 5.2(c), 5.3(a), 5.6, 5.10 or Article VI or Article VII hereof; or

(d) Other Defaults. Any Credit Party or Restricted Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by Agent or Required Lenders; or

(e) Cross-Default. Any Credit Party or any Restricted Subsidiary of any Credit Party (i) fails to make any payment in respect of any Material Indebtedness when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Material Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Material Indebtedness or beneficiary or beneficiaries of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity (without regard to any subordination terms with respect thereto) or cash collateral in respect thereof to be demanded; or

(f) Insolvency; Voluntary Proceedings. The Borrower ceases or fails, or the Credit Parties and their Restricted Subsidiaries (other than an Immaterial Subsidiary) on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) of any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as expressly permitted under Section 6.3, voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Restricted Subsidiary of any Credit Party (other than an Immaterial Subsidiary), or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Restricted Subsidiary of any Credit Party (other than an Immaterial Subsidiary) admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Restricted Subsidiary of any Credit Party (other than an Immaterial Subsidiary) acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h) Monetary Judgments. One or more final, non-appealable judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Restricted Subsidiaries involving in the aggregate a liability of $~~2~~15,~~5~~000,000 or more (excluding amounts bonded over or covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(i) Non-Monetary Judgments. One or more final, non-appealable non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Restricted Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j) Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Restricted Subsidiary of any Credit Party party thereto or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral (to the extent that such perfection or priority is required hereby) purported to be covered thereby or such security interest shall for any reason (other than the failure of Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(k) Ownership. A Change of Control shall occur; or

(l) Regulatory. There shall occur any revocation, suspension, termination, rescission, non-renewal or forfeiture or any similar final administrative action with respect to one or more Regulatory Permits that would reasonably be expected to have a Material Adverse Effect; or

(m) Invalidity of Subordination Provisions. Any provisions of any Subordination Agreement or any agreement or instrument governing any Material Indebtedness thereunder shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Obligations or the Liens securing the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions.

8.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:

(a) declare all or any portion of any one or more of the Commitments of each Lender to make Loans or of the L/C Issuer to Issue Letters of Credit to be suspended or terminated, whereupon all or such portion of such Commitments shall forthwith be suspended or terminated;

(b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Section 8.1(f) or 8.1(g) above (in the case of clause (i) of Section 8.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or the L/C Issuer.

8.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

8.4 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing, this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, Agent may, and upon request of Required Revolving Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 8.2), and the Borrower shall thereupon deliver to Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 10~~5~~3% (or such greater percentage as the L/C Issuer may require in the case of any Letter of Credit with an expiration date later than one year after the date of providing such cash collateral) of the amount of Letter of Credit Obligations as additional collateral security for Obligations in respect of any outstanding Letter of Credit. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations in respect of any Letters of Credit. Pending such application, Agent may (but shall not be obligated to) invest the same in an interest bearing account in Agent’s name, for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuer and Agent may, in their discretion, select.

ARTICLE IX

AGENT

9.1 Appointment and Duties.

(a) Appointment of Agent. Each Secured Party hereby appoints Capital One (together with any successor Agent pursuant to Section 9.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such other actions on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Secured Party consents to and authorizes Agent’s execution and delivery of any Subordination Agreement from time to time as contemplated by the terms hereof on behalf of such Secured Party and agrees to be bound by the terms and provisions thereof.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Secured Parties), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Sections 8.1(f) or 8.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 8.1(f) or 8.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Secured Party to act as collateral sub-agent for Agent, the Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Secured Party, and may further authorize and direct the Secured Parties to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 2.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, and (ii) is not assuming and shall not have any actual or implied obligations, functions, responsibilities, duties, under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Secured Party or any other Person, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) and (ii) above.

9.2 Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken (or omitted to be taken) by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken (or omitted to be taken) by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

9.3 Use of Discretion.

(a) No Action without Instructions. Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, the Required Revolving Lenders or a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

(c) Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Secured Parties; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each of the L/C Issuer and the Swing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.11 and this Section 9.3 or (iv) any Secured Party from filing proofs of claim (and thereafter appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law), but in the case of this clause (iv) if, and solely if, Agent has not filed such proof of claim or other instrument of similar character in respect of the Obligations under the Loan Documents within five (5) days before the expiration of the time to file the same.

9.4 Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article IX to the extent provided by Agent.

9.5 Reliance and Liability. Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.9, (ii) rely on the Register to the extent set forth in Section 2.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(a) None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, Holdings, the Borrower and each other Credit Party hereby waive and shall not assert (and each of Holdings and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent and its Related Persons:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii) shall not be responsible to any Secured Party or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents;

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or any Secured Party describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders); ~~and~~

(v) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution~~.~~;

(vi) shall not be responsible to any Secured Party, Holdings, the Borrower, any Credit Party or any other Person, or have any liability for, any incorrect or inaccurate determination of LIBOR or the Base Rate for any purpose under any Loan Document; and

(vii) do not warrant, nor accept responsibility, nor have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any comparable or successor rate thereto, including without limitation whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 11.6, will be similar to, or produce the same value or economic equivalence of, LIBOR or have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.

and, for each of the items set forth in clauses (i) through (~~iv~~vii) above, each Secured Party, Holdings and the Borrower hereby waive and agree not to assert (and each of Holdings and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

9.6 Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender”, “Required Revolving Lender”, “Term Lender” “Required Term Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender, one of the Required Lenders, Term Lenders or one of the Required Revolving Lenders, respectively.

9.7 Lender Credit Decision. Each Secured Party acknowledges that it shall, independently and without reliance upon Agent, any other Secured Party or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders or L/C Issuers, Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

9.8 Expenses; Indemnities; Withholding.

(a) Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify Agent, each L/C Issuer and each of their respective Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 9.8(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent, any L/C Issuer or any of their respective Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document, any Letter of Credit or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent, any L/C Issuer or any of their respective Related Persons under or with respect to any of the foregoing; provided, that with respect to any indemnification owed to any L/C Issuer or any of its Related Persons in connection with any Letter of Credit, only Revolving Lenders shall be required to indemnify, such indemnification to be made severally and ratably based on such Revolving Lender’s Commitment Percentage of the Aggregate Revolving Loan Commitment (determined as of the time the applicable indemnification is sought by such L/C Issuer or Related Person from the Revolving Lenders); provided, further, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c) To the extent required by any Requirement of Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax (including withholding Taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, failed to maintain a Participant Register or for any other reason), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 9.8(c).

9.9 Resignation of Agent or L/C Issuer.

(a) Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 9.9. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, after 30 days after the date of the retiring Agent’s notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) (other than an appointment by Agent) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 9.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(c) Any L/C Issuer may resign at any time by delivering notice of such resignation to Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit Issued by such L/C Issuer on or prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

9.10 Release of Collateral or Guarantors. Each ~~Lender~~Secured Party hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Restricted Subsidiary of the Borrower from its guaranty of any Obligation if (i) such Restricted Subsidiary becomes an Excluded Subsidiary or (ii) all of the Stock of such Restricted Subsidiary owned by any Credit Party is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Restricted Subsidiary would, in each case not be required to guaranty any Obligations pursuant to Section 5.13; and

(b) any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is (x) sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent) or (y) held by a Credit Party that becomes an Excluded Subsidiary, in each case, to the extent all Liens required to be granted in such Collateral pursuant to Section 5.13 after giving effect to such transaction have been granted, (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 6.1(h) or 6.1(i) and (iii) all of the Collateral and all Credit Parties, upon (A) the occurrence of the Facility Termination Date and (B) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance reasonably acceptable to Agent.

Each Lender hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary at the Borrower’s expense to release the guaranties and Liens when and as directed in this Section 9.10.

9.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) Section 2.10, this Article IX, Section 10.3, Section 10.9, Section 10.10, Section 10.11, Section 10.15, Section 10.16, Section 10.17, Section 10.20, Section 10.23 and Section 11.1 (and, solely with respect to L/C Issuers, Section 2.1(c)), all terms and provisions contained herein applicable to Secured Swap Providers or Secured Cash Management Banks, as applicable, and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 9.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

9.12 Additional Titles. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Capital One, National Association, BBVA USA (f/k/a Compass Bank ~~(d/b/a BBVA Compass)~~), Bank of America, N.A., Bank of the West, Citizens Bank, Fifth Third Bank, National Association and JPMorgan Chase Bank, N.A. (collectively in their capacities as joint lead arrangers, the “Lead Arrangers”) and BBVA USA (f/k/a Compass Bank ~~(d/b/a BBVA Compass)~~), Bank of America, N.A., Bank of the West, Citizens Bank, Fifth Third Bank, National Association and JPMorgan Chase Bank, N.A. (collectively in their capacities as co-syndication agents, the “Syndication Agents”) shall not have any duties or responsibilities, nor shall any of the Lead Arrangers or the Syndication Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any of the Lead Arrangers or the Syndication Agents.

9.13 Credit Bid. Each of the Lenders hereby irrevocably authorizes (and by entering into a Secured Rate Contract or Secured Cash Management Agreement, each Secured Swap Provider or Secured Cash Management Bank, as the case may be, hereby authorizes and shall be deemed to authorize) Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount (other than by means of offset) in connection with any purchase of all or any portion of the Collateral by Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is an Obligation, Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

9.14  Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plan Investors with respect to such Lender’s entrance into, or participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X

MISCELLANEOUS

10.1 Amendments and Waivers.

(a) Amendments Generally. Subject to the provisions of Section 10.1(e) and (f) hereof, no amendment or waiver of, or supplement or other modification (which shall include any direction to Agent pursuant) to, any Loan Document (other than the Fee Letter, any Mortgage, ~~or~~ any letter of credit reimbursement or any similar ~~agreement or any landlord, bailee or mortgagee~~ agreement) or any provision thereof, and no consent with respect to any departure by any Credit Party from any such Loan Documents, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, supplement (including any additional Loan Document) or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by Agent with the consent of all the Lenders directly and adversely affected thereby), in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower, do any of the following:

(i) increase or extend the Commitment of such Lender (or reinstate any Commitment terminated pursuant to Section 8.2(a));

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document ~~(for the avoidance of doubt, mandatory prepayments pursuant to Section 2.8 (other than scheduled installments under Section 2.8(a)) may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders)~~;

(iii) reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

(iv)(A) change or have the effect of changing the priority, order of application or pro rata treatment of any payments (including ~~voluntary and mandatory~~ prepayments), Liens, proceeds of Collateral or reductions in Commitments (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), or (B) advance the date fixed for, or increase, any scheduled installment of principal due to any of the Lenders under any Loan Document;

(v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(vi) amend this Section 10.1 (other than Section 10.1(c)) or, subject to the terms of this Agreement, the definition of Required Lenders, the definition of Required Revolving Lenders or any provision providing for consent or other action by all Lenders; ~~or~~

(vii) discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents; or

(viii) subordinate the Liens securing any portion of the Obligations or subordinate the priority of the payment of any Obligations without the consent of each Lender affected thereby;

it being agreed that (X) all Lenders shall be deemed to be directly and adversely affected by an amendment, waiver or supplement described in the preceding clauses (iv)(B), (v), (vi) ~~or~~, (vii) or (viii) and (Y) notwithstanding the preceding clause (X), only those Lenders that have not been provided a reasonable opportunity, as determined in the good faith judgment of Agent, to receive the most-favorable treatment that is provided to any other Person under or in connection with the applicable amendment, waiver or supplement described in the preceding clauses (iv) (other than the right to receive customary administrative agency, arranging, underwriting and other similar fees) ~~that is provided to any other Person~~or (viii), including the opportunity to participate on a pro rata basis on the same terms in any new loans or other Indebtedness permitted to be issued as a result of such amendment, waiver or supplement, shall be deemed to be directly and adversely affected by such amendment, waiver or supplement.

(b) Agent, Swing Lender and L/C Issuer. No amendment, waiver or consent shall, unless in writing and signed by Agent, the Swing Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent, the Swing Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Secured Rate Contract Obligations or Secured Cash Management Obligations resulting in such Secured Rate Contract Obligations or Secured Cash Management Obligations being junior in right of payment to principal on the Loans or resulting in such Secured Rate Contract Obligations or Secured Cash Management Obligations becoming unsecured (other than releases of Liens applicable to all Lenders permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider or any Secured Cash Management Bank, shall be effective without the written consent of such Secured Swap Provider or such Secured Cash Management Bank, as the case may be.

(c) Required Revolving Lenders. No amendment or waiver shall, unless signed by Required Revolving Lenders (or by Agent with the consent of Required Revolving Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower: (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to Issue any Letter of Credit) in Section 3.2; or (ii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Revolving Loan (or of any L/C Issuer to Issue any Letter of Credit) in Section 3.2. No amendment shall: (x) amend or waive this Section 10.1(c) or the definitions of the terms used in this Section 10.1(c) insofar as the definitions affect the substance of this Section 10.1(c); (y) change the definition of “Required Revolving Lenders”; or (z) change the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder, in each case, without the consent of all Revolving Lenders.

(d) Additional Credit Facilities. This Agreement may be amended with the written consent of Agent, the Borrower and the Required Lenders to (i) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Loans and the accrued interest and fees in respect thereof and (ii) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) Schedules; Corrections; Liens; Incrementals. Notwithstanding anything to the contrary contained in this Section 10.1, (i) the Borrower may amend Schedules 4.19 and 4.20 upon notice to Agent, (ii) Agent may amend Schedules 2.1(a) and 2.1(b) to reflect Incremental Facilities and Sales entered into pursuant to Section 10.9, (iii) Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties, and (3) add one or more Incremental Facilities to this Agreement pursuant to Section 2.1(e) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Revolving Lenders and Required Lenders; and (iv) in connection with an amendment in which any Class of Term Loans or Class of Revolving Loan Commitments (or outstandings thereunder) is refinanced with a replacement Class of Term Loans or Revolving Loan Commitments (or outstandings thereunder), as applicable, bearing (or is modified in such a manner such that the resulting Term Loans or Revolving Loan Commitments (or outstandings thereunder) bear) a lower All-In Yield and other customary amendments related thereto (a “Permitted Repricing Amendment”), only the consent of each of the Lenders holding the Term Loans or Revolving Loan Commitments (or outstandings thereunder) subject to such permitted repricing transaction that will continue as a Lender in respect of the modified Term Loans or Revolving Loan Commitments (or outstandings thereunder) shall be required for such Permitted Repricing Amendment.

(f) Extensions. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Borrower to all Lenders holding Term Loans with a like maturity date or all Revolving Lenders having Revolving Loan Commitments with a like commitment termination date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans or amounts of Revolving Loan Commitments) and on the same terms to each such Lender, Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in any such Extension Offers to extend the maturity date and/or commitment termination of each such Lender’s Term Loans and/or Revolving Loan Commitments, and, subject to the terms hereof, otherwise modify the terms of such Term Loans and/or Revolving Loan Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate and/or fees payable in respect of such Term Loans and/or Revolving Loan Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”; and each group of Term Loans or Revolving Loan Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Loan Commitments (in each case not so extended), being a separate Class), so long as the following terms are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time the applicable Extension Offer is delivered to the Lenders;

(ii) except as to final commitment termination date (which shall be determined by Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extended Revolving Lenders), the Revolving Loan Commitment of any Revolving Lender that agrees to an Extension with respect to such Revolving Loan Commitment (an “Extended Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Loan Commitment” and the Loans thereunder, “Extended Revolving Loans”) and the related outstandings shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Revolving Lenders) as the original Revolving Loan Commitments (and related outstandings); provided that (1) the borrowing and payments (except for (A) payments of interest and/or fees at different rates on Extended Revolving Loan Commitments (and related outstandings), (B) repayments required upon the commitment termination date of the non-extended Class of Revolving Loan Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Revolving Loans with respect to Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Loan Commitments, (2) subject to Section 10.1(b), all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Loan Commitments (including Extended Revolving Loan Commitments) in accordance with their percentage of the Aggregate Revolving Loan Commitments, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Loan

Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Loan Commitments, except that Borrower shall be permitted to repay permanently and terminate commitments of any such Class on a better than pro rata basis as compared to any other Class with a later commitment termination date than such Class, (4) assignments and participations of Extended Revolving Loan Commitments and related Revolving Loans shall be governed by the same assignment and participation provisions applicable to the other Classes of Revolving Loan Commitments and Revolving Loans and (5) at no time shall there be Revolving Loan Commitments hereunder (including Extended Revolving Loan Commitments and any original Revolving Loan Commitments) which have more than two (2) different maturity dates;

(iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extending Term Lenders), the Term Loans of any Term Lender that agrees to an Extension (such commitment, an “Extended Term Loan Commitment”) with respect to such Term Loans owed to it (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then Latest Maturity Date);

(iv) the final maturity date of any Extended Term Loans shall be no earlier than the Latest Maturity Date of the Term Loans extended thereby and the amortization schedule applicable to Loans pursuant to Section 2.8(a) for periods prior to the original maturity date of the Term Loans shall not be increased;

(v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans extended thereby;

(vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) with non-extended Classes of Term Loans in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Extension Offer; and

(vii) if the aggregate principal amount of Term Loans (calculated on the outstanding principal amount thereof) and/or Revolving Loan Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as applicable, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Loan Commitments, as the case may be, offered to be extended by Borrower pursuant to such Extension Offer, then the Term Loans and/or Revolving Loans of such Term Lenders or Revolving Lenders, as applicable, shall be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Term Lenders and/or Revolving Lenders, as the case may be, have accepted such Extension Offer.

With respect to all Extensions consummated by Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.7 or 2.8 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that Borrower may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Borrower’s sole discretion and may be waived by Borrower) of Term Loans or Revolving Loan Commitments (as applicable) of any or all applicable Classes be tendered.

Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Loan Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension Offer.

No consent of Agent or any Lender shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Loan Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Loan Commitments, the consent of the L/C Issuer and Swing Lender. All Extended Term Loans, Extended Revolving Loan Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents and secured by the Collateral on a pari passu basis with all other applicable Obligations. The Lenders hereby irrevocably authorize Agent to enter into amendments to this Agreement and the other Loan Documents with Borrower (on behalf of all Credit Parties) as may be necessary in order to establish new Classes or sub-Classes in respect of Revolving Loan Commitments or Term Loans so extended and such technical amendments as may be necessary in the reasonable opinion of Agent and Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section. In addition, if so provided in such amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the applicable commitment termination date shall be re-allocated from Lenders holding non-extended Revolving Loan Commitments to Lenders holding Extended Revolving Loan Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Loan Commitments, be deemed to be participation interests in respect of such Revolving Loan Commitments and the terms of such participation interests shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the applicable Credit Parties shall (at their expense) amend (and Agent is hereby directed by the Lenders to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date, so that such maturity date referenced therein is extended to the later of the then Latest Maturity Date (or such later date as may be advised by local counsel to Agent). Agent shall promptly notify each Lender of the effectiveness of each such amendment.

In connection with any Extension, Borrower shall provide Agent at least five (5) Business Days (or such shorter period as may be agreed by Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Agent, in each case acting reasonably to accomplish the purposes of this Section 10.1(f).

This Section 10.1(f) shall supersede any provisions of this Section 10.1 or Section 10.11 to the contrary.

(g) Certain other Loan Documents. The Fee Letter, any Mortgage, any letter of credit reimbursement or any similar agreement ~~or any landlord, bailee or mortgagee agreement~~ may be amended as provided therein and if not provided therein, by each of the parties thereto.

~~(h) Initial Term Loans. No amendment or waiver shall, unless signed by Agent and each Term Lender holding an Initial Term Loan Commitment and directly affected thereby (or by Agent with the consent of each Term Lender holding an Initial Term Loan Commitment and directly affected thereby) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower: (i) amend or waive compliance with the conditions precedent to the obligations of Lenders to make any Initial Term Loan in Section 3.3; (ii) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Lenders to make any Initial Term Loan in Section 3.3; or (iii) amend or waive this Section 10.1(h) or the definitions of the terms used in this Section 10.1(h) insofar as the definitions affect the substance of this Section 10.1(h).~~

10.2 Notices.

(a) Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Syndtrak® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com or using such other means of posting to Syndtrak® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, Agent and the Swing Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to the Borrower, and (z) if receipt of such transmission is acknowledged by Agent.

(b) Effectiveness .

(i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

(ii) The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c) Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

10.3 Electronic Transmissions.

(a) Authorization. Subject to the provisions of Section 10.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of Section 10.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 10.2 and this Section 10.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of the Borrower, the other Credit Parties executing this Agreement and the Secured Parties agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

10.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

10.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, the cost of environmental audits, syndication, distribution, Collateral audits and appraisals, background checks and similar expenses, to the extent permitted hereunder, (b) Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent, its Related Persons, and L/C Issuer for all costs and expenses incurred in connection with (i) the creation, perfection and maintenance of the perfection of Agent’s Liens upon the Collateral, including Lien search, filing and recording fees, (ii) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, (iii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or any attempt to inspect, verify, protect, insure, collect, sell, liquidate or otherwise dispose of any Collateral or (iv) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation, Effective Date Related Transaction, or transactions contemplated hereby, including Attorney Costs, (d) the cost of purchasing insurance that the Credit Parties fail to obtain as required by the Loan Documents and (e) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above, and to the extent necessary, (i) one local counsel in each relevant jurisdiction, (ii) regulatory counsel if reasonably required and (iii) solely in the event of a conflict of interest, one additional counsel (which may be a single Person) of similarly situated affected Persons.

10.6 Indemnity.

(a) Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including Attorneys’ Costs, brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee (whether brought by a Credit Party, an Affiliate of a Credit Party or any other Person) in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any engagement letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Target, any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including Attorneys’ Costs in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 10.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent (a) such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or (b) such Indemnitee is in material breach of its duties hereafter as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of the Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 10.6(a) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Real Estate or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Real Estate or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any ~~leasehold m~~Mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable to acts of such Indemnitee.

10.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

10.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 10.9, and provided further that no Credit Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

10.9 Binding Effect; Assignments and Participations.

(a) Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrower, the other Credit Parties hereto (in each case except for Article VIII), Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 9.11, each other Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 9.9), none of Holdings, the Borrower, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b) Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to:

(i) any existing Lender (other than a Defaulting Lender);

(ii) any Affiliate or Approved Fund of any existing Lender (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or a Defaulting Lender);

(iii) any other Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) who is an “accredited investor” (as defined in Regulation D of the Securities Act of 1933) acceptable (which acceptances shall not be unreasonably withheld or delayed) to Agent and, as long as no Event of Default is continuing, the Borrower, and, in the case of any Sale of a Revolving Loan, Letter of Credit or Revolving Loan Commitment, each L/C Issuer that is a Lender (which acceptances of L/C Issuer and the Borrower shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed Sale is delivered to the L/C Issuer and the Borrower, as applicable). Notwithstanding any provision herein to the contrary:

(A) such Sales do not have to be ratable between the Revolving Loan and Term Loans or between each Term Loan but must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans or a Term Loan;

(B) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower (to the extent the Borrower’s consent is otherwise required) and Agent;

(C) interest accrued, other than any interest that is payable-in-kind, prior to and through the date of any such Sale may not be assigned;

(D) such Sales by Lenders who are Defaulting Lenders due to clause (a) of the definition of Defaulting Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such sale, such Defaulting Lender cures, or causes the cure of, its Defaulting Lender status as contemplated in Section 2.11(e)(v); and

(E) assignments and participations to Disqualified Institutions shall be subject to the terms and conditions in Section 10.9(g).

Agent’s refusal to accept a Sale to a Credit Party, a Subsidiary of a Credit Party or a Person that would be a Defaulting Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

In the event of any purported assignment or transfer by a Lender of its rights or obligations under this Agreement and the other Loan Documents to any Affiliate of the Borrower ~~(other than Holdings or any of its Subsidiaries) that does not comply with the terms hereof~~, the Borrower shall, within ten (10) Business Days cause the applicable Affiliate to contribute such Term Loans to the common equity of the Borrower (which such Term Loans and all rights and obligations as a Term Lender related thereto, immediately and automatically, without any further action on the part of the Borrower, any Lender, Agent or any other Person, upon such contribution shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such assignment). Any Loan acquired by Holdings or any Subsidiary thereof shall immediately upon such acquisition be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect.

Any purported assignment or transfer by a Lender of its rights or obligations under this Agreement and the other Loan Documents to any Person not Affiliated with the Borrower that does not comply with the terms hereof shall be treated for purposes of this Agreement as a sale by such Lender of a participation of such rights and obligations in accordance with Section 10.9(f) (subject to Section 10.9(g) in the case of a purported transfer to a Disqualified Institution), provided that such treatment shall not relieve any assigning Lender from any Liabilities arising as a consequence of its breach of this Agreement.

(c) Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any Tax forms required to be delivered pursuant to Section 11.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iv) of Section 10.9(b), upon Agent (and, if applicable, the Borrower and L/C Issuer) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effectiveness. Subject to the recording of an Assignment by Agent in the Register pursuant to Section 2.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e) Grant of Security Interests. In addition to the other rights provided in this Section 10.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) Participants and SPVs. In addition to the other rights provided in this Section 10.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrower, sell participations to one or more Persons (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article XI, but, with respect to Section 11.1, only to the extent such participant or SPV delivers the Tax forms such Lender is required to collect pursuant to Section 11.1(g) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation except to the extent such entitlement to receive a greater amount results from any change in, or in the interpretation of, any Requirement of Law that occurs after the date such grant or participation is made (and in consideration of the foregoing, each such Participant and SPV shall be deemed to have acknowledged and agreed to be bound by the provisions of Section 10.20) and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of Section 10.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vii) of Section 10.1(a). No party hereto shall institute (and the Borrower and Holdings shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant~~’~~’ s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register.

(g) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or transferring Lender entered into a binding agreement to sell and assign, or grant a participation in, all or a portion of its rights and obligations under this Agreement, as applicable, to such Person unless Agent and unless a Specified Event of Default has occurred and is continuing, the Borrower has consented in writing in its sole and absolute discretion to such assignment or participation, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation. For the avoidance of doubt, the execution by the Borrower or Agent of an Assignment with respect to such an assignment will not by itself result in such assignee no longer being considered a Disqualified Institution.

(ii) Agent and each assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. The Agent shall have the right, and the Borrower hereby expressly authorizes Agent, to (A) post the list of Disqualified Institutions provided by the Borrower (the “DQ List”) on an E-System, including that portion of such E-System that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender (who may share the DQ List with any prospective Lender) requesting the same. Any assignment to a Disqualified Institution or grant or sale of participation to a Disqualified Institution in violation of this Section 10.9(g) shall not be void, but the other provisions of this Section 10.9(g) shall apply.

(iii) If any assignment or participation is made to any Disqualified Institution without the consents required by this Section 10.9(g) and/or Section 10.9(b), the Borrower may, upon notice to the applicable Disqualified Institution and Agent, (1) terminate the Revolving Loan Commitment of such Disqualified Institution and pay or cause to be paid all Obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Loan Commitment, (2) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay (or cause to be purchased or prepaid) such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (~~C~~3) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions and conditions contained in this Section 10.9), all of its interest, rights and obligations under this Agreement and the other Loan Documents to one or more assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations of such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder. Any Term Loan so purchased by the Borrower under this Section 10.9(g) shall upon such purchase be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect.

(iv) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (1) will not have the right to (x) receive information, reports or other materials provided to Agent or Lenders by the Borrower, Agent or any other Lender, (y) attend or participate (including by telephone) in meetings attended by any of the Lenders and/or Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Agent or the Lenders and (2) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization pursuant to Section 1126 of the Bankruptcy Code or any similar plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Institution does vote on such plan notwithstanding the restriction in the immediately foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other similar federal, state or foreign law affecting creditor’s rights) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(h) Waiver. No Disqualified Institution shall (i) be entitled to bring actions against Agent, in its role as such, (ii) receive advice of counsel or other advisors to Agent or any other Lenders or (iii) challenge the attorney client privilege of Agent or any Lender and their respective counsel.

10.10 Non-Public Information; Confidentiality .

(a) Non-Public Information.

(i) Distribution of Materials to Lenders and L/C Issuers. The Credit Parties acknowledge and agree that (A) the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “the Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such the Borrower Materials on an E-System; and (B) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information (“MNPI”) with respect to Holdings or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(ii) Material Non-Public Information. The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (A) identify in writing, and (B) to the extent reasonably practicable, clearly and conspicuously mark such the Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such the Borrower Materials as “PUBLIC” or publicly filing such the Borrower Materials with the Securities and Exchange Commission, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such the Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI:

(I) the Loan Documents, including the schedules and exhibits attached thereto, and (II) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests, Swingline Requests and any similar requests or notices posted on or through an E-System). Before distribution of the Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein. The Credit Parties acknowledge and agree that the list of Disqualified Institutions does not constitute MNPI and may be posted to all Lenders by Agent (including any updates thereto).

(iii) Each of Agent, each Lender and each L/C Issuer acknowledges and agrees that it may receive MNPI hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations). Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to the Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings or its securities for purposes of United States Federal or state securities laws.

(b) Confidential Information. Each of Agent, each Lender and each L/C Issuer agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 10.10 or (B) available to or in the possession of such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority or any other regulatory or self-regulatory authority having jurisdiction over such Person or its Affiliates, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, financing sources, direct or contractual counterparties to any Secured Rate Contracts ~~and~~or Secured Cash Management Agreements, or direct or contractual counterparties (including insurers and reinsurers) to any other transactions under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder and to their respective Related Persons, in each case to the extent such assignees, investors, participants, financing sources, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer, Secured Swap Provider, Secured Cash Management Bank or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit

Parties or their Related Persons referring to a Lender, L/C Issuer, Secured Swap Provider, Secured Cash Management Bank or Agent or any of their Related Persons. In addition, Agent and the Lenders may disclose this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments and for purposes of general portfolio, benchmarking and market data analysis. In the event of any conflict between the terms of this Section 10.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 10.10 shall govern.

(c) Tombstones. Each Credit Party consents to the publication by Agent, Arranger or any Lender of any press releases, tombstones, advertising or other promotional materials (including via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logo or trademark.

(d) Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to any Lender or Affiliate of any Lender, the Loan Documents or any transaction contemplated herein or therein to which any Lender or any of Affiliate of any Lender is party without the prior written consent of such Lender or such Affiliate except to the extent required to do so under applicable Requirements of Law and then, only after consulting with such Lender.

10.11 Set-off; Sharing of Payments .

(a) Right of Setoff. Each of Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 10.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

(b) Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) (and other than pursuant to Section 10.9, Section 10.20, Article XI or any purchase option pursuant to any intercreditor agreement or any subordination agreement to which Agent is a party) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Defaulting Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 2.11(e).

10.12 Counterparts; Facsimile Signature . This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

10.13 Severability; Captions; Independence of Provisions . The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

10.14 Interpretation . This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 10.16 and 10.17.

10.15 No Third Parties Benefited . This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the L/C Issuers party hereto, Agent and, subject to the provisions of Section 9.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

10.16 Governing Law and Jurisdiction .

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York and, by execution and delivery of this Agreement, the Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 10.16 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

10.17 Waiver of Jury Trial . THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.18 Entire Agreement; Release; Survival .

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, ENGAGEMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any ~~Indemnitee~~Agent, any Lender, any L/C Issuer or any of their respective Related Persons be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings), whether resulting from a claim by any Credit Party, any Affiliate of a Credit Party or any third party. Each of the Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)(i) Any indemnification or other protection provided to any ~~Indemnitee~~Agent, any Lender, any L/C Issuer or any of their respective Related Persons pursuant to this Section 10.18, Sections 10.5 (Costs and Expenses), and 10.6 (Indemnity), and Article IX (Agent) and Article XI (Taxes, Yield Protection and Illegality), and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

10.19 USA Patriot Act. Each Lender that is subject to the USA Patriot Act (and Agent (for itself and not on behalf of any Lender)) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Agent to identify each Credit Party in accordance with the USA Patriot Act.

10.20 Replacement of Lender. Within forty-five days after: (i) receipt by the Borrower of written notice and demand from (A) any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 11.1, 11.3 and/or 10.6 or that has become a Defaulting Lender or (B) any SPV or participant (an “Affected SPV/Participant”) for payment of additional costs as provided in Section 10.9(f), unless the option or participation of such Affected SPV/Participant shall have been terminated prior to the exercise by the Borrower of their rights hereunder; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify (A) in the case of clause (i)(A) or (ii) above, Agent and such Affected Lender (or such non-consenting Lender) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), or (B) in the case of clause (i)(B) above, Agent, such Affected SPV/Participant, if known, and the applicable Lender (such Lender, a “Participating Lender”) that (1) granted to such Affected SPV/Participant the option to make all or any part of any Loan that such Participating Lender would otherwise be required to make hereunder or (2) sold to such Affected SPV/Participant a participation in or to all or a portion of its rights and obligations under the Loan Documents, of the Borrower’s intention to obtain, at the Borrower’s expense, a Replacement Lender for such Participating Lender, in each case, which Replacement Lender shall be reasonably satisfactory to Agent. In the event the Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) or Participating Lender, as the case may be, shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender or Affected SPV/Participant, as applicable, for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment, and in the case of a Participating Lender being replaced by a Replacement Lender, (x) all right, title and interest in and to the Obligations and Commitments so assigned to the Replacement Lender shall be assigned free and clear of all Liens or other claims (including pursuant to the underlying option or participation granted or sold to the Affected SPV/Participant, but without affecting any rights, if any, of the Affected SPV/Participant to the proceeds constituting the purchase price thereof) of the Affected SPV/Participant, and (y) to the extent required by the underlying option or participation documentation, such Participating Lender shall apply all or a portion of the proceeds received by it as a result of such assignment, as applicable, to terminate in full the option or participation of such Affected SPV/Participant. In the event that a replaced Lender does not execute an Assignment pursuant to Section 10.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 10.20 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 10.20, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and Agent, shall be effective for purposes of this Section 10.20 and Section 10.9. Notwithstanding the foregoing, with respect to a Lender that is a Defaulting Lender, Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on behalf of such Defaulting Lender at any time with three (3) Business Days’ prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par. Upon any such assignment and payment and compliance with the other provisions of Section 10.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

10.21 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of the Borrower and the other Credit Parties are subject.

10.22 Creditor-Debtor Relationship; No Advisory or Fiduciary Responsibility. The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Agent and any Affiliate thereof, each Lead Arranger and the Lenders are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Agent and, as applicable, its Affiliates (including each Lead Arranger) and the Lenders and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), on the other hand, (ii) each of the Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Agent and its Affiliates (including each Lead Arranger) and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (ii) neither the Agent, any of its Affiliates (including each Lead Arranger) nor any Lender has any obligation to Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agent and its Affiliates, each Lead Arranger and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and none of the Agent, any of its Affiliates, any Lead Arranger or any Lender has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Credit Party hereby waives and releases any claims that it may have against the Agent, any of its Affiliates, any Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

10.23 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guaranty and Security Agreement in respect of Swap Obligations under any Secured Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.23, or otherwise under the Guaranty and Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.23 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Secured Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 10.23 constitute, and this Section 10.23 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

10.24 Secured Swap Providers and Secured Cash Management Banks. No Secured Swap Provider or Secured Cash Management Bank that obtains the benefits of the Guaranty and Security Agreement or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Agent shall not be required to verify the existence, amount or payment of any Secured Swap Obligations or Secured Cash Management Obligations. Upon the request of Agent, each Secured Swap Provider and Secured Cash Management Bank will promptly provide Agent with such information and supporting documentation with respect to its Secured Rate Contract Obligations and Secured Cash Management Obligations as Agent shall request, including the amounts (contingent and/or due and payable) thereof.

10.25 Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by ~~an EEA~~the Applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of ~~any EEA~~the applicable Resolution Authority.

10.26 Amendment and Restatement.

(a) Amendment and Restatement; No Novation. On the Effective Date, subject to the satisfaction of the conditions set forth in Section 3.1, (a) the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement and (i) all references to the Existing Credit Agreement in any Loan Document other than this Agreement (including in any amendment, waiver or consent) shall be deemed to refer to the Existing Credit Agreement as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Credit Agreement in any Loan Document (other than this Agreement) shall be amended to be, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement as amended and restated hereby, (b) the Schedules attached hereto hereby replace in their entirety the corresponding Schedules attached to the Existing Credit Agreement prior to the Effective Date (including, without limitation, Schedule 2.1 hereto ~~which sets forth the Commitments with respect to the Initial Term Loan and the Revolving Loan Commitments~~) and (c) the Exhibits attached hereto hereby replace in their entirety the corresponding Exhibits attached to the Existing Credit Agreement prior to the Effective Date. This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Existing Credit Agreement (including the Obligations) or to evidence payment of all or any portion of such obligations and liabilities.

(b) Effect on Existing Credit Agreement and on the Obligations. On and after the Effective Date, (i) the Existing Credit Agreement shall be of no further force and effect except as amended and restated hereby and except to evidence (A) the incurrence by any Credit Party of the “Obligations” under and as defined therein (whether or not such “Obligations” are contingent as of the Effective Date), (B) the representations and warranties made by any Credit Party prior to the Effective Date and (C) any action or omission performed or required to be performed pursuant to such Existing Credit Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in such Existing Credit Agreement) and (ii) the terms and conditions of this Agreement and the Secured Parties’ rights and remedies under the Loan Documents, shall apply to all Obligations incurred under the Existing Credit Agreement.

(c) No Implied Waivers. Except as expressly provided in any Loan Document, this Agreement (i) shall not cure any breach of the Existing Credit Agreement or any “Default” or “Event of Default” thereunder existing prior to the Effective Date and (ii) is limited as written and is not a consent to any other modification of any term or condition of any Loan Document, each of which shall remain in full force and effect.

10.27 Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.27, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following:

(A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. § § 252.81, 47.2 or 382.1 as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XI

TAXES, YIELD PROTECTION AND ILLEGALITY

11.1 Taxes.

(a) Except as required by a Requirement of Law, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or other Liabilities with respect thereto (collectively, “Taxes”).

(b) If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) if such Tax is an Indemnified Tax, such amount payable shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 11.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

(c) In addition, the Borrower agrees to pay, and authorize Agent to pay in their name, any stamp, documentary, excise or property Tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). The Swing Lender may, without any need for notice, demand or consent from the Borrower, by making funds available to Agent in the amount equal to any such payment, make a Swing Loan to the Borrower in such amount, the proceeds of which shall be used by Agent in whole to make such payment. Within 30 days after the date of any payment of Other Taxes by any Credit Party, the Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Agent.

(d) The Credit Parties hereby acknowledge and agree that (i) neither Capital One nor any Affiliate of Capital One has provided any Tax advice to any Tax Affiliate in connection with the transactions contemplated hereby or any other matters and (ii) the Credit Parties have received appropriate Tax advice to the extent necessary to confirm that the structure of any transaction contemplated by the Credit Parties in connection with the Loan Documents complies in all material respects with applicable federal, state and foreign Tax laws.

(e) the Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Secured Party for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 11.1) paid or payable by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (e), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.

(f) Any Lender claiming any additional amounts payable pursuant to this Section 11.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(g)(b) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding Tax or, after a change in any Requirement of Law, is subject to such withholding Tax at a reduced rate under an applicable Tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with executed copies of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E (claiming exemption from, or a reduction of, U.S. withholding Tax) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E (claiming exemption from U.S. withholding Tax) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding Tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (g) and (D) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with executed copies of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding Tax) or any successor form.

(iii) Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (g) and provide them to Agent.

(iv) If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding Tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and the Borrower any documentation under any Requirement of Law or reasonably requested by Agent or the Borrower sufficient for Agent or the Borrower to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If any Secured Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 11.1 (including by the payment of additional amounts pursuant to Section 11.1(b)), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 11.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this Section 11.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 11.1(h), in no event shall the Secured Party be required to pay any amount to a Credit Party pursuant to this Section 11.1(h) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 11.1(h) shall not be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Party or any other Person.

11.2 Illegality. If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 11.4.

(b) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c) Before giving any notice to Agent pursuant to this Section 11.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

11.3 Increased Costs and Reduction of Return.

(a) If any Lender or L/C Issuer shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, (x) there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of Issuing or maintaining any Letter of Credit or (y) the Lender or L/C Issuer shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs or such Taxes; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 11.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender or L/C Issuer shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital or liquidity required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy or liquidity and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Agent), the Borrower shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 11.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law under Section 11.3(a) above and/or a change in Capital Adequacy Regulation under Section 11.3(b) above, as applicable, regardless of the date enacted, adopted, implemented or issued.

11.4 Funding Losses. Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 2.7;

(d) the prepayment (including pursuant to Section 2.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 2.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under Section 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been     funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

11.5 Inability to Determine Rates; ~~Alternative Interest Rate Election Event~~ . ~~(a)~~ If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to Section 2.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

~~(b) Notwithstanding the other provisions of this Agreement, if Agent shall have determined (which determination shall be conclusive absent manifest error), or the Borrower and Required Lenders shall notify the Agent in writing, that either (i) the circumstances set forth in clause (a) have arisen and such circumstances are unlikely to be temporary, (ii) syndicated or comparable loans are currently being executed and/or amended to include or adopt a new benchmark rate or rates (including, without limitation, credit or similar adjustments, in each case, to such rate or rates) or (iii) the circumstances set forth in clause (a) have not arisen but the supervisor for the administrator of LIBOR (or any component thereof) or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR (or any component thereof) shall no longer be published for use in determining interest rates for loans (in the case of either such clause (i), (ii) or (iii), an “Alternative Interest Rate Election Event”), then reasonably promptly thereafter the Agent and Borrower may endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for comparable loans in the United States at such time (which may include such credit adjustments or other adjustments, in each case, to such rate as are present in the market for comparable loans in the United States at such time), and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (including, without limitation operational, term, conforming and other changes as may be reasonably determined by the Agent). Notwithstanding anything to the contrary in Section 10.1 or any other provision of this Agreement, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, prior to 5:00 pm on the fifth Business Day after the date such notice of such alternate rate of interest is provided to the Lenders, a written notice from Required Lenders stating that they object to such amendment (which amendment shall not be effective prior to the end of such five (5) Business Day notice period). To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent such prevailing market convention is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent and the Borrower. From such time as an Alternative Interest Rate Election Event has occurred and continuing until an alternate rate of interest has been determined in accordance with the terms and conditions of this paragraph, (A) any Notice of Borrowing that requests the conversion of any Loan to, or continuation of any Loan as, a LIBOR Rate Loan shall be ineffective, and (B) if any Notice of Borrowing requests a LIBOR Rate Loan, such Loan shall be made as a Base Rate Loan; provided that, to the extent such Alternative Interest Rate Election Event is as a result of clause (ii) above, then clauses (A) and (B) of this sentence shall apply during such period only if LIBOR for such Interest Period is not available or published at such time on a current basis. Notwithstanding anything contained herein to the contrary, if such alternate rate of interest as determined in this paragraph is determined to be less than 0% per annum, such rate shall be deemed to be 0% percent per annum for the purposes of this Agreement.~~

11.6 Reserves on LIBOR Rate Loans. Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided that the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

11.7 Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article XI shall deliver to the Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

11.8 Secured Cash Management Agreements. The Borrower and Fifth Third Bank, National Association, it its capacity as a Secured Cash Management Bank, hereby notify Agent that the obligations of the Credit Parties under the Cash Management Agreements by and between one or more Credit Parties and Fifth Third Bank, National Association as in effect as of the Closing Date constitute Secured Cash Management Obligations. Fifth Third Bank, National Association, in its capacity as a Secured Cash Management Bank. hereby acknowledges and agrees the terms of this Agreement applicable to Secured Cash Management Obligations, including the provisions of Section 2.10, 9.13 and 10.24, are applicable, shall apply to all obligations under such Cash Management Agreements.

11.9 Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a) Replacing USD LIBOR. On March 5, 2021, the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b) Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of the Base Rate based upon the Benchmark will not be used in any determination of the Base Rate.

(c) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 11.9.

(e) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then the Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f) Certain Defined Terms.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark ” means, initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to this Section titled “Benchmark Replacement Setting”, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1) For purposes of clause (a) of this Section, the first alternative set forth below that can be determined by the Agent:

(a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this Section; and

(2) For purposes of clause (b) of this Section, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:

(1) a notification by the Agent to (or the request by the Borrower to the Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Agent of written notice of such election to the Lenders.

“Floor ” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Term SOFR ” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

[Signature Pages ~~Follow~~Removed From Conformed Credit Agreement]